UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐  Preliminary Proxy Statement
☐  Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material under §240.14a-12
First Mercury Financial Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock, par value $0.01 per share, of First Mercury financial Corporation (the “Company”)

(2)	Aggregate number of securities to which transaction applies: 18,202,710 shares of the Company’s common stock (which includes 277,995 shares of restricted common stock and 450,350 shares issuable upon exercise of outstanding options)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): 18,202,710 shares of the Company’s common stock multiplied by the merger consideration of $16.50 per share

(4)	Proposed maximum aggregate value of transaction: $300,344,715

Total fee paid:

$21,414.58
☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRST MERCURY FINANCIAL CORPORATION

26600 Telegraph Road
Southfield, MI 48033
Telephone (248) 358-4010

December 14, 2010

Dear Fellow Stockholder:

We cordially invite you to attend a special meeting of the stockholders of First Mercury Financial Corporation, which we refer to as the Company, to be held on January 14, 2011, at 9:00 a.m., local time, at the corporate offices of the Company located at 26600 Telegraph Road, Southfield, MI 48033.

At the special meeting, you will be asked to approve the adoption of the Agreement and Plan of Merger, dated as of October 28, 2010, as it may be amended from time to time, which we refer to as the merger agreement, among Fairfax Financial Holdings Limited, which we refer to as Fairfax, Fairfax Investments III USA Corp., an indirect wholly owned subsidiary of Fairfax, which we refer to as Merger Sub, and the Company, pursuant to which Merger Sub will be merged with and into the Company and the Company will continue as the surviving corporation. We refer to this transaction as the merger. Following the merger, the Company will be a subsidiary of Fairfax.

If the merger is completed, you will be entitled to receive $16.50 in cash, without interest, less any applicable withholding taxes, for each share of the Company’s common stock owned by you.

The board of directors of the Company has unanimously determined that the merger is fair to, and in the best interests of, the Company’s stockholders, approved and declared advisable the merger agreement and resolved to recommend that the stockholders adopt the merger agreement. The board of directors made its recommendation after consultation with its independent legal and financial advisers and consideration of a number of factors. The board of directors unanimously recommends that you vote “FOR” approval of the proposal to adopt the merger agreement and “FOR” approval of the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Your vote is very important.  Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or through the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. The failure to vote will have the same effect as a vote against approval of the proposal to adopt the merger agreement.

If your shares of common stock of the Company are held in street name by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of common stock of the Company without instructions from you. You should instruct your bank, brokerage firm or other nominee as to how to vote your shares of the Company’s common stock, following the procedures provided by your bank, brokerage firm or other nominee. The failure to instruct your bank, brokerage firm or other nominee to vote your shares of the Company’s common stock “FOR” approval of the proposal to adopt the merger agreement will have the same effect as voting against the proposal to adopt the merger agreement.

The accompanying proxy statement provides you with detailed information about the special meeting, the merger agreement and the merger. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.

If you have any questions or need assistance voting your shares of common stock of the Company, please call MacKenzie Partners, Inc., the Company’s proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500 ).

Thank you in advance for your cooperation and continued support.

Sincerely,

Richard H. Smith
Chairman, President and Chief Executive Officer

This proxy statement is dated December 14, 2010, and is first being mailed to the Company’s stockholders on or about December 14, 2010.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

FIRST MERCURY FINANCIAL CORPORATION

26600 Telegraph Road
Southfield, MI 48033
Telephone (248) 358-4010

NOTICE OF SPECIAL MEETING

A special meeting of the stockholders of First Mercury Financial Corporation, which we refer to as the Company, will be held at the corporate offices of the Company located at 26600 Telegraph Road, Southfield, MI 48033, on January 14, 2011, at 9:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 28, 2010, as it may be amended from time to time, which we refer to as the merger agreement, among Fairfax Financial Holdings Limited, a Canadian corporation, which we refer to as Fairfax, Fairfax Investments III USA Corp., a Delaware corporation and an indirect wholly owned subsidiary of Fairfax, which we refer to as Merger Sub, and the Company. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement.

2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company.

Stockholders of record at the close of business on December 13, 2010, the record date fixed by the board of directors for the special meeting, are entitled to notice of, and to vote at, such meeting.

STOCKHOLDERS, WHETHER OR NOT THEY EXPECT TO ATTEND THE SPECIAL MEETING IN PERSON, ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED FORM OF PROXY IN THE ACCOMPANYING POSTAGE PAID AND PRE-ADDRESSED ENVELOPE OR TO VOTE BY TELEPHONE OR THROUGH THE INTERNET. THE PROXY IS REVOCABLE AT ANY TIME PRIOR TO THE EXERCISE THEREOF AT THE SPECIAL MEETING BY WRITTEN NOTICE TO THE COMPANY, AND STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXIES AND VOTE IN PERSON IF THEY SO DESIRE.

By Order of the Board of Directors,

Richard H. Smith
Chairman, President & Chief Executive Officer

Dated: December 14, 2010
Southfield, Michigan

i

Annex A	Agreement and Plan of Merger, dated as of October 28, 2010, among Fairfax Financial Holdings Limited, Fairfax Investments III USA Corp. and First Mercury Financial Corporation	A-1
Annex B	Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated October 27, 2010	B-1
Annex C	Voting Agreement, dated as of October 28, 2010, executed by Richard H. Smith	C-1
Annex D	Voting Agreement, dated as of October 28, 2010, executed by Jerome M. Shaw.	D-1
Annex E	Section 262 of the General Corporation Law of the State of Delaware	E-1

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 75.

Q.	Why am I receiving this document?

A.	First Mercury Financial Corporation, which we refer to as the Company, us, our or we, has agreed to be acquired by Fairfax Financial Holdings Limited, or Fairfax, pursuant to the terms of the merger agreement described in this proxy statement. A copy of the merger agreement is attached to this proxy statement as Annex A. The Company’s stockholders must vote to adopt the merger agreement before the transactions contemplated by the merger agreement can be completed, and the Company is holding a special meeting of its stockholders so that its stockholders may vote with respect to the adoption of the merger agreement.

You are receiving this proxy statement because you own shares of the Company’s common stock. This proxy statement contains important information about the proposed transaction and the special meeting, and you should read it carefully. The enclosed proxy statement allows you to vote your shares of the Company’s common stock without attending the special meeting in person.

Your vote is extremely important, and we encourage you to vote as soon as possible. For more information on how to vote your shares of the Company’s common stock, please see the section of this proxy statement entitled “The Special Meeting” beginning on page 16.

Q.	What is the proposed transaction and what effects will it have on the Company?

A.	The proposed transaction is the acquisition of the Company by Fairfax pursuant to the merger agreement. If the proposal to adopt the merger agreement is approved by our stockholders and the other closing conditions under the merger agreement have been satisfied or waived, Fairfax Investments III USA Corp., or Merger Sub, an indirect wholly owned subsidiary of Fairfax, will merge with and into the Company, with the Company continuing as the surviving corporation. We refer to this transaction as the merger. As a result of the merger, the Company will become a subsidiary of Fairfax and will no longer be a publicly-held corporation. In addition, as a result of the merger, our common stock will be delisted from the New York Stock Exchange, or NYSE, and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, we will no longer file periodic reports with the Securities and Exchange Commission, or SEC, on account of our common stock and you will no longer have any interest in our future earnings or growth.

Q.	What will I receive if the merger is completed?

A.	Upon completion of the merger, you will be entitled to receive $16.50 in cash, without interest, which amount we refer to as the merger consideration, less any applicable withholding taxes, for each share of the Company’s common stock that you own, unless you properly exercise, and do not withdraw, your appraisal rights under the Delaware General Corporation Law, or the DGCL, with respect to such shares. For example, if you own 100 shares of the Company’s common stock, you will receive $1,650 in cash in exchange for your shares of the Company’s common stock, less any applicable withholding taxes. Upon consummation of the merger, you will not own any shares of the capital stock of the surviving corporation.

Q.	How does the merger consideration compare to the market price of the Company’s common stock prior to the announcement of the merger?

A.	The merger consideration represents a premium of 45.2% to the closing price of the Company’s common stock on October 28, 2010, the last trading day prior to the public announcement of the merger agreement, and a premium of 67.3% to closing price of the Company’s common stock 30 days prior to the announcement of the transaction on October 28, 2010.

Q.	Will I still be paid dividends on my shares of the Company’s common stock prior to the merger?

A.	No. The merger agreement does not permit the Company to pay any additional dividends on its common stock.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2011. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of the Company’s common stock in connection with the merger. Instead, the Company will remain an independent public company and the common stock will continue to be listed and traded on the NYSE. Under specified circumstances, the Company may be required to reimburse Fairfax for its expenses or pay Fairfax a fee with respect to the termination of the merger agreement, as described under “The Merger Agreement — Termination Fee” beginning on page 65.

Q.	Is the merger expected to be taxable to me?

A.	The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. If you are a “U.S. holder,” as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” you will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and your adjusted tax basis in your shares of the Company’s common stock. If you are a “non-U.S. holder,” as defined under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger,” any gain that you realize generally will not be subject to U.S. federal income tax, subject to certain exceptions discussed in that section. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50, which provides a discussion of the U.S. federal income tax consequences of the merger for “U.S. holders” and “non-U.S. holders.” You should also consult your tax adviser for a complete analysis of the effect of the merger on your U.S. federal, state, local and foreign taxes.

Q:	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:	Yes. In considering the recommendation of the board of directors to vote in favor of the adoption of the merger agreement, you should be aware that the Company’s directors and officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See “The Merger — Interests of Certain Persons in the Merger” beginning on page 44.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of the Company will be held on January 14, 2011, at 9:00 a.m., local time, at the corporate offices of the Company located at 26600 Telegraph Road, Southfield, Michigan 48033.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on proposals to adopt the merger agreement and to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of our common stock, failing to submit a proxy or vote in person at the special meeting, abstaining from the vote or failing to provide your bank, broker or other nominee with instructions as to how to vote your shares will each have the same effect as a vote against the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies. If your shares of common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee as to how to vote your shares of common stock, your shares of common stock will not be voted, and this will not have any effect on the proposal to adjourn the special meeting.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	How many votes are already committed to be voted in favor of the adoption of the merger agreement?

A.	Pursuant to voting agreements, each dated as of October 28, 2010, between Fairfax and each of Richard H. Smith and Jerome M. Shaw, which we refer to collectively as the voting agreements, Messrs. Smith and Shaw, solely in their capacities as stockholders, agreed, among other things, to vote in favor of the proposal to adopt the merger agreement and against any action, agreement, transaction or proposal that would result in a material breach by the Company of any provision of the merger agreement. See the section entitled “Voting Agreements” beginning on page 68 for more information. As of December 13, 2010, the record date for the special meeting, Messrs. Smith and Shaw collectively were entitled to vote 2,940,330 shares, or approximately 16.6%, of the Company’s outstanding common stock.

Q.	Who can vote at the special meeting?

A.	Stockholders of record as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. Each record holder of shares of our common stock as of the record date is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owns as of the record date.

Q.	What is a quorum?

A.	A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Abstentions and broker non-votes are counted as present for the purpose of establishing a quorum.

Q.	How do I vote?

A.	If you are a stockholder of record as of the record date, you may vote your shares on matters presented at the special meeting in any of the following ways:

• in person — you may attend the special meeting and cast your vote there;

• by proxy — stockholders of record have a choice of voting by proxy:

– over the Internet (the website address for Internet voting is printed on your proxy card);

– by using the toll-free telephone number noted on your proxy card; or

– by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our common stock as of the record date, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must have a legal proxy from your bank, brokerage firm or other nominee.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of our common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone.

Q.	What is the difference between being a “stockholder of record” and a “beneficial owner?”

A.	If your shares of our common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the “stockholder of record.” In that case, this proxy statement, and your proxy card, have been sent directly to you by the Company.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of our common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee which may be, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares of common stock by following their instructions for voting.

Q.	If my shares of common stock are held in street name by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will only be permitted to vote your shares of common stock of the Company if you instruct your bank, brokerage firm or other nominee as to how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares of the Company’s common stock. If you do not instruct your bank, brokerage firm or other nominee as to how to vote your shares of the Company’s common stock, your shares of the Company’s common stock will not be voted and that will be the same as a vote against the proposal to adopt the merger agreement and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What is a proxy?

A.	A proxy is your legal designation of another person, who is also referred to as a proxy, to vote your shares of common stock. This written document describing the matters to be considered and voted on at the special meeting is called a proxy statement. The document used to designate a proxy to vote your shares of stock is called a proxy card.

Q.	If a stockholder gives a proxy, how are the shares of common stock voted?

A.	Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes indicating how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	Can I change or revoke my vote?

A.	You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary by the time the special meeting begins, or by attending the special meeting and voting in person.

Q.	What happens if I do not vote or submit a proxy card, or do not instruct my bank, broker or other nominee as to how to vote, or abstain from voting?

A.	If you fail to vote, either in person or by proxy, or fail to instruct your bank, broker or other nominee as to how to vote, it will have the same effect as a vote cast against the proposal to adopt the merger agreement and will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. Abstaining will have the same effect as a vote against the proposal to adopt the merger agreement and the same effect as a vote against the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you hold shares of our common stock in street name, or through more than one bank, brokerage firm or other nominee, and also directly as a record holder or otherwise, you may receive more than one proxy or set of voting instructions relating to the special meeting. These should each be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q.	What happens if I sell my shares of the Company’s common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is prior to both the date of the special meeting and the consummation of the merger. If you transfer your shares of common stock before the record date, you will not be entitled to vote at the special meeting and will not be entitled to receive the merger consideration. If you transfer your shares of common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration to the person to whom you transfer your shares. The person to whom you transfer your shares of the Company’s common stock after the record date will not have a right to vote those shares at the special meeting.

Q.	Who will solicit and pay the cost of soliciting proxies?

A.	The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc. a fee of approximately $20,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?

A.	Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of the Company’s common stock in your own name as the stockholder of record, please vote your shares of the Company’s common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, by using the telephone number printed on your proxy card or by following the Internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot at the special meeting will revoke any proxy previously submitted. If you are a beneficial owner of shares of the Company’s common stock, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?

A.	No. You will receive a letter of transmittal shortly after the completion of the merger describing how you may exchange your shares of the Company’s common stock for the merger consideration. If your shares of common stock are held in street name by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your street name shares of the Company’s common stock in exchange for the merger consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the merger consideration for my shares of the Company’s common stock?

A.	Yes. As a holder of the Company’s common stock, you are entitled to appraisal rights under the DGCL with respect to any or all of your shares of the Company’s common stock in connection with the merger if you take certain actions and meet certain conditions. See “Appraisal Rights” beginning on page 71.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of the Company’s common stock, or need additional copies of the proxy statement or the enclosed proxy card, please contact:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885

Email: proxy@MacKenziepartners.com

For media inquiries, please contact:

First Mercury Financial Corporation
26600 Telegraph Road
Southfield, MI 48033
Attention:
Michael W. Roskiewicz
Senior Vice President and Corporate Counsel

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information” beginning on page 75.

Parties to the Merger (Page 16)

First Mercury Financial Corporation, which we refer to as the Company, we, us or our, provides insurance products and services primarily to the specialty commercial insurance markets, focusing on niche and underserved segments where it believes that it has underwriting expertise and other competitive advantages. The Company offers insurance products through its distribution subsidiaries: CoverX®, FM Emerald and AMC, which are recognized brands among insurance producers.

Fairfax Financial Holdings Limited, which we refer to as Fairfax, a Canadian corporation headquartered in Toronto, Canada, is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management.

Fairfax Investments III USA Corp., or Merger Sub, a Delaware corporation, is an indirect wholly owned subsidiary of Fairfax and was formed by Fairfax solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Upon completion of the merger, Merger Sub will be merged with and into the Company and will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated as of October 28, 2010, as it may be amended from time to time, among Fairfax, Merger Sub and the Company, as the merger agreement, and the merger of Merger Sub with and into the Company pursuant to the merger agreement as the merger.

The Merger (Page 21)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger, as a subsidiary of Fairfax. As a result of the merger, the Company will cease to be a publicly-traded company. If the merger is completed, you will not own any shares of the capital stock of the surviving corporation.

Merger Consideration (Page 21)

In the merger, each issued and outstanding share of our common stock, par value $0.01 per share (except for shares owned by Fairfax, shares held by the Company in treasury, or any of their respective subsidiaries, shares owned by stockholders who properly exercise appraisal rights under the DGCL and shares of the Company’s restricted stock), will be cancelled and converted into the right to receive $16.50 in cash, without interest, which amount we refer to as the merger consideration, less any applicable withholding taxes.

The Special Meeting (Page 16)

Time, Place and Purpose of the Special Meeting (Page 16)

The special meeting will be held on January 14, 2011, starting at 9:00 a.m., local time, at the corporate offices of the Company located at 26600 Telegraph Road, Southfield, Michigan 48033.

At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, and to approve any adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (Page 17)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of the Company’s common stock as of the close of business on December 13, 2010, the record date for the special meeting, which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 17,752,360 shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy at the special meeting constitutes a quorum for purposes of the special meeting.

Vote Required (Page 17)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present.

Concurrently with the execution and delivery of the merger agreement, Richard H. Smith, the Chairman, President and Chief Executive Officer of the Company, and Jerome M. Shaw, a director of the Company, each solely in his capacity as a stockholder of the Company, entered into a voting agreement with Fairfax with respect to their respective shares of the Company’s common stock. We refer to these agreements as the voting agreements. Their shares constituted approximately 16.6% of the total issued and outstanding shares of Company’s common stock as of October 28, 2010. Pursuant to the voting agreements, Messrs. Smith and Shaw (i) have agreed to vote, or cause to be voted, their shares of Company common stock in favor of the approval of the merger agreement and the transactions contemplated thereby, against any action, agreement, transaction or proposal including any “takeover proposal” as defined in the merger agreement that would result in a material breach by the Company under the merger agreement or a failure of any condition to the Company’s obligations under the merger agreement to be satisfied and in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement and (ii) have granted Fairfax an irrevocable proxy to vote their shares in accordance with the foregoing if Messrs. Smith and Shaw fail to do so.

Proxies and Revocation (Page 19)

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the special meeting. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee on how to vote your shares of the Company’s common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or to vote in person at the special meeting, or do not provide your bank, broker or other nominee with instructions, as applicable, your shares of the Company’s common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote against the proposal to adopt the merger agreement, and your shares of common stock will not have any effect on the proposal to adjourn the special meeting.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the special meeting begins, or by attending the special meeting and voting in person.

Background of the Merger (Page 21)

A description of the actions that led to the execution of the merger agreement, including our discussions with Fairfax, is included under the section entitled “The Merger — Background of the Merger” below, which begins on page 21.

Reasons for the Merger; Recommendation of the Board of Directors (Page 32)

After careful consideration, the board of directors unanimously (i) determined that the merger is fair to, and in the best interests of, the Company’s stockholders, (ii) approved and declared advisable the merger agreement and (iii) directed that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and resolved to recommend that our stockholders vote to adopt the merger agreement. For the factors considered by the board of directors in reaching its decision to approve the merger agreement, please see the section entitled “The Merger — Reasons for the Merger” below, which begins on page 32.

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of BofA Merrill Lynch (Page 35)

In connection with the merger, Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as BofA Merrill Lynch, the Company’s financial adviser, delivered to the Company’s board of directors a written opinion, dated October 27, 2010, as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company common stock (other than Fairfax and its subsidiaries). The full text of the written opinion, dated October 27, 2010, of BofA Merrill Lynch, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. BofA Merrill Lynch provided its opinion to the Company’s board of directors for the benefit and use of the Company’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

No Financing Condition (Page 44)

The merger is not subject to any financing condition. We anticipate that the total funds needed to complete the merger will be approximately $294 million. Fairfax has informed us that it will fund this amount with its available cash.

Interests of Certain Persons in the Merger (Page 44)

When considering the recommendation by the board of directors, you should be aware that our officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•	the vesting and cash-out of all restricted stock and options to purchase common stock held by our officers and directors;

•	the payment of severance to our officers if a termination of employment were to occur in connection with the merger;

•	from and after the effective time, our present and former officers and directors are indemnified against any and all losses in connection with any action arising out of the fact that such person is or was a director or officer of the Company at or prior to the effective time, including any such losses arising out of or pertaining to the merger agreement or the transactions contemplated thereby. The surviving corporation is also required under the merger agreement to maintain in its organizational documents for a period of six years after the effective time, provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are the same as those currently set forth in the Company’s certificate of incorporation; and

•	the interests of the Company’s officers in continuing their roles with the Company after the merger.

Material U.S. Federal Income Tax Consequences of the Merger (Page 50)

The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Stockholders who are non-U.S. holders and who realize gain on the exchange of their shares of the Company’s common stock in the merger generally will not be subject to U.S. federal income tax on the realized gain, subject to certain exceptions. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 50, which provides a discussion of tax consequences of the merger for “U.S. holders” and “non-U.S. holders” as defined in that discussion. You should consult your tax adviser for a complete analysis of the effect of the merger on your U.S. federal, state, local and foreign taxes.

Regulatory Approvals (Page 52)

In connection with the merger, the approval of certain state insurance departments, or similar governing bodies are required. These include the approvals of the Arkansas Insurance Department, Delaware Insurance Department, the Illinois Department of Insurance and the Minnesota Department of Commerce, which we collectively refer to as insurance regulatory approvals. Fairfax and its affiliates filed applications for such approvals on November 8, 2010. Although the Company and Fairfax do not expect any of the regulatory approvals to be withheld, there is no assurance that all of such regulatory approvals will be obtained.

In addition, the insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing that discloses certain market share data in that jurisdiction must be made and an applicable waiting period must expire or be terminated.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, or the HSR Act, and the rules promulgated thereunder by the Federal Trade Commission, or the FTC, the merger cannot be completed until each of the Company and Fairfax file a notification and report form with the FTC and the Antitrust Division of the Department of Justice, or the DOJ, under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Fairfax filed such a notification and report form on November 5, 2010 and requested early termination of the applicable waiting period. On November 24, 2010, the FTC notified the parties that their request for early termination of the applicable waiting period under the HSR Act had been granted.

The Merger Agreement (Page 54)

Treatment of Equity Interests (Page 55)

•	Common Stock. At the effective time of the merger, or the effective time, each issued and outstanding share of the Company’s common stock (except for shares held by Fairfax, shares held by the Company in treasury, or any of their respective subsidiaries, shares held by stockholders who properly exercise appraisal rights under the DGCL and shares of the Company’s restricted stock) will be cancelled and converted into the right to receive the merger consideration of $16.50 in cash, without interest, less any applicable withholding taxes.

•	Employee Stock Options. At the effective time, the Company will terminate the Company’s stock incentive plans, and each outstanding option to purchase shares of the common stock of the Company granted under a Company incentive plan that is outstanding and unexercised, whether or not vested or exercisable, will become fully vested and exercisable. In addition, as of the effective time, the Company will also cancel each outstanding and unexercised stock option granted under the Company incentive plans. Each holder of an applicable option will receive a per share amount in cash equal to the excess, if any, of the per share merger consideration over the applicable per share exercise price of such stock option, less any applicable withholding taxes.

•	Restricted Stock. At the effective time, each issued and outstanding share of common stock of the Company granted under the Company incentive plans that is subject to forfeiture prior to the effective time will be canceled and converted automatically into the right to receive the merger consideration, less any applicable withholding taxes.

No Solicitation of Other Offers (Page 60)

The merger agreement contains detailed provisions that restrict the Company, its subsidiaries and their respective directors, officers, employees, investment bankers, financial advisers, attorneys, accountants or other representatives from soliciting, initiating or encouraging, or taking any other action designed to facilitate, the submission of any other takeover proposal (as defined in the merger agreement). The merger agreement also restricts the Company, its subsidiaries and their respective directors, officers, employees, investment bankers, financial advisers, attorneys, accountants or other representatives from participating in any discussions or negotiations regarding any other takeover proposal unless such takeover proposal is or could reasonably be expected to lead to a superior proposal (as defined in the merger agreement). The merger agreement does not, however, prohibit the board of directors from considering, recommending to the Company’s stockholders and entering into an alternative transaction with a third party if specified conditions are met, including that the alternative transaction constitutes a superior proposal and subject to, in certain cases, the payment to Fairfax of a termination fee.

Conditions to the Merger (Page 63)

The respective obligations of the Company, Fairfax and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the merger agreement by our stockholders, receipt of required antitrust and other regulatory approvals, the accuracy of the representations and warranties of the parties (subject to materiality qualifications), the absence of any legal restrictions on the consummation of the merger and material compliance by the parties with their respective covenants and agreements under the merger agreement.

Termination of the Merger Agreement (Page 64)

The merger agreement may be terminated at any time prior to the effective time of the merger, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by mutual written consent of the Company and Fairfax.

The merger agreement may also be terminated at any time prior to the completion of the merger, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by either the Company or Fairfax if:

•	the merger is not completed on or before June 30, 2011, which date, we refer to as the outside date, except that this right to terminate the merger agreement will not be available to any party whose failure to comply with the merger agreement results in the failure of the merger to be completed by that date;

•	any final, non-appealable governmental injunction, order, decree or ruling (whether temporary, preliminary or permanent) has been enacted, issued, enforced or entered by any governmental authority in the U.S. or Canada, which has the effect of preventing, prohibiting or making illegal the completion of the merger, except that the right to terminate under this provision shall not be available to any party whose failure to fulfill any material obligations under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before the outside date; or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders;

Fairfax may terminate the merger agreement if:

•	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of the related conditions to Fairfax’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Fairfax gives the Company written notice of such breach;

•	our board of directors or any committee thereof makes an adverse recommendation change (as defined in the merger agreement); or

•	the Company shall have failed to include in this proxy statement its recommendation to stockholders to adopt the merger agreement;

The Company may terminate the merger agreement if:

•	Fairfax has breached any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of the related conditions to the Company’s obligation to close to be satisfied and has not or cannot be cured within 30 days after the Company gives Fairfax written notice of such breach; or

•	concurrently with such termination, the Company enters into a definitive agreement providing for a superior proposal, provided that prior to or simultaneously with the entry into such definitive agreement, the Company has paid to Fairfax the termination fee described below.

In the event that the merger agreement is terminated as described above, the merger agreement will (subject to certain exceptions) become void, and there will be no liability under the merger agreement on the part of any party to the merger agreement, except for the parties’ obligations with respect to expense reimbursement described below under “— Expenses” and except that no party will be relieved from liability for any willful breach of the merger agreement prior to the date of such termination.

Termination Fee (Page 65)

The Company has agreed to pay Fairfax a termination fee of $9.0 million, which amount represents approximately 3.0% of the equity value of the transaction, if the merger agreement is terminated under any of the following circumstances:

(i) Fairfax terminates the merger agreement because the board of directors or any committee thereof makes an adverse recommendation change;

(ii) the Company terminates the merger agreement because it enters into a definitive agreement providing for a superior proposal;

(iii) Fairfax or the Company terminates the merger agreement because the effective time shall not have occurred before the outside date or Fairfax terminates the merger agreement because the Company has breached one or more of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of the related conditions to Fairfax’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Fairfax gives the Company written notice of such breach; and

•	prior to the time of such termination a takeover proposal shall have been publicly announced with respect to the Company; and

•	within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to (and subsequently consummates the contemplated transaction), or consummates, a transaction contemplated by a takeover proposal (provided that all references to 10% in the definition of “takeover proposal” shall be replaced with 50%); or

(iv) Fairfax or the Company terminates the merger agreement because the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders; and

•	prior to the time of such failure to adopt the merger agreement a takeover proposal shall have been publicly announced with respect to the Company; and

•	within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to (and subsequently consummates the contemplated transaction), or consummates, a transaction contemplated by a takeover proposal (provided that all references to 10% in the definition of “takeover proposal” shall be replaced with 50%).

If the merger agreement is terminated as a result of clause (i) above, the termination fee will be payable by the Company to Fairfax no later than two business days following such termination. If the merger agreement is terminated as a result of clause (ii) above, the termination fee will be payable by the Company to Fairfax prior to or simultaneously with such termination. If the merger is terminated as a result of clauses (iii) or (iv) above, the termination fee will be payable by the Company to Fairfax no later than two business days following the consummation of such other transaction.

Expenses (Page 66)

The merger agreement further provides for a reciprocal obligation of each party to reimburse the other party for its expenses, up to a maximum of $1.5 million, if such other party terminates the merger agreement because of an uncured or incurable breach of any representation, warranty, covenant or agreement in the merger agreement by the non-terminating party that would cause the failure of the related conditions to the terminating party’s obligation to close under the merger agreement, provided the terminating party is not itself in material breach of any of its representations, warranties, covenants or agreements in the merger agreement. Additionally, if either party terminates the merger agreement as a result of the Company’s stockholders failure to adopt the merger agreement at the special meeting of the Company’s stockholders, the Company will reimburse Fairfax for expenses up to $1.5 million. Any termination fee payable by the Company after the reimbursement of expenses would be reduced by any such reimbursement of expenses paid to Fairfax.

Remedies (Page 66)

If Fairfax is entitled to terminate the merger agreement and receive a termination fee from the Company, Fairfax’s receipt of such termination fee will be the sole and exclusive remedy of Fairfax and Merger Sub against the Company, regardless of the circumstances of such termination.

The parties are entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or in equity.

Market Price of Common Stock (Page 69)

The closing price of the common stock on the NYSE, on October 28, 2010 the last trading day prior to the public announcement of the execution of the merger agreement, was $11.36 per share of common stock. On December 13, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the NYSE was $16.33 per share of common stock. You are encouraged to obtain current market quotations for common stock in connection with voting your shares of common stock.

Appraisal Rights (Page 71)

Stockholders are entitled to appraisal rights under the DGCL with respect to any or all of their shares of the Company’s common stock in connection with the merger, provided they meet all of the conditions set forth in Section 262 of the DGCL. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before a vote is taken on the merger agreement, you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement and you must hold your shares continuously through the effective time and otherwise comply with Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 71 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisers promptly.

Delisting and Deregistration of Common Stock (Page 75)

If the merger is completed, the Company’s common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we would no longer file periodic reports with the SEC on account of our common stock.

Litigation Relating to the Merger (Page 53)

A putative class action lawsuit relating to the merger has been filed in the United States District Court Eastern District of Michigan Southern Division. The complaint, which purports to be brought as class action on behalf of all of the Company’s stockholders, excluding the defendants and their affiliates, alleges that the consideration that stockholders will receive in connection with the merger is inadequate and that the Company’s directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement. The complaint further alleges that the Company and Fairfax aided and abetted the alleged breaches by the Company’s directors. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms. The defendants believe that the complaints are without merit and intend to defend the actions vigorously.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements containing words such as expect, anticipate, believe, estimate, likely or similar words that are used herein or in other written or oral information conveyed by or on behalf of the Company, are intended to identify forward-looking statements. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on the Company. Such forward-looking statements are not guarantees of future events. Actual results may differ, even materially, from those contemplated by the forward-looking statements due to, among others, the following factors:

•	the stockholders of the Company may not adopt the merger agreement;

•	litigation in respect of the merger could delay or prevent the closing of the merger;

•	the parties may be unable to obtain governmental and regulatory approvals required for the merger, or required governmental and regulatory approvals may delay the merger or result in the imposition of conditions that could cause the parties to abandon the merger;

•	the parties may be unable to complete the merger because, among other reasons, conditions to the closing of the merger may not be satisfied or waived;

•	the possibility of disruption from the merger making it more difficult to maintain business and operational relationships;

•	developments beyond the parties’ control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments; or

•	the “risk factors” and other factors referred to in the Company’s reports filed with or furnished to the SEC.

Consequently, all of the forward-looking statements we make in this document are qualified by the information contained or incorporated by reference herein, including, but not limited to, (i) the information contained under this heading and (ii) the information contained under the headings “Risk Factors” and that is otherwise disclosed in our annual report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 16, 2010, and each quarterly report on Form 10-Q filed thereafter (see “Where You Can Find More Information” beginning on page 75).

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

PARTIES TO THE MERGER

The Company

First Mercury Financial Corporation
26600 Telegraph Road
Southfield, MI 48033
(248) 358-4010

The Company is a Delaware corporation headquartered in Southfield, Michigan. The Company provides insurance products and services primarily to the specialty commercial insurance markets, focusing on niche and underserved segments where it believes that it has underwriting expertise and other competitive advantages. During the Company’s 37 years of underwriting risks, First Mercury has developed the underwriting expertise and cost-efficient infrastructure which has enabled it to effectively underwrite such risks. The Company’s risk-taking subsidiaries offer insurance products through its distribution subsidiaries: CoverX®, FM Emerald and AMC, which are recognized brands among insurance producers. For more information about the Company, please visit the Company’s website at http://www.firstmercury.com. The information contained on the Company’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. See also “Where You Can Find More Information” beginning on page 75. The Company’s common stock is publicly traded on the NYSE under the symbol ‘‘FMR.”

Fairfax

Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, Ontario M5J 2N7
Canada
(416) 367-4941

Fairfax is a Canadian corporation with its principal financial office in Toronto, Canada. Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance and investment management. Fairfax provides a full range of property and casualty products, maintaining a diversified portfolio of risks across classes of business, geographic regions, and types of insureds.

Merger Sub

Fairfax Investments III USA Corp.
c/o Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, Ontario M5J 2N7
Canada
(416) 367-4941

Merger Sub is a Delaware corporation and an indirect wholly owned subsidiary of Fairfax that was formed by Fairfax solely for purposes of entering into the merger agreement and completing the transactions contemplated by the merger agreement. Merger Sub has not engaged in any business except for activities incidental to its formation and as contemplated by the merger agreement. At the effective time of the merger, Merger Sub will merge with and into the Company and will cease to exist and the Company will continue as the surviving corporation and a subsidiary of Fairfax.

THE SPECIAL MEETING

Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on January 14, 2011, starting at 9:00 a.m., local time, at the corporate offices of the Company located at 26600 Telegraph Road, Southfield, Michigan 48033, or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the merger agreement carefully in its entirety.

Record Date and Quorum

We have fixed the close of business on December 13, 2010 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on the record date. On the record date, there were 17,752,360 shares of common stock outstanding and entitled to vote. Each share of common stock entitles its holder to one vote on all matters properly brought before the special meeting.

A majority of the shares of our common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy, at the special meeting constitutes a quorum for the purposes of the special meeting. Shares of our common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment of the special meeting. However, if a new record date is set for the adjourned special meeting, a new quorum will have to be established. In the event that a quorum is not present at the special meeting, the stockholders who are present in person or represented by proxy may be asked to vote as to whether the special meeting will be adjourned or postponed to solicit additional proxies.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of common stock are held through a bank, brokerage firm or other nominee, please bring to the special meeting a copy of your brokerage statement evidencing your beneficial ownership of common stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that cameras, recording devices and other electronic devices will not be permitted at the special meeting.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. For the proposal to adopt the merger agreement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as a vote against the proposal to adopt the merger agreement, and will count for the purpose of determining whether a quorum is present. If you fail to submit a proxy or to vote in person at the special meeting, it will have the same effect as a vote against the proposal to adopt the merger agreement.

If your shares of common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.

If your shares of the Company’s common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee as to how to vote your shares by following their instructions for voting.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters. The proposal to adopt the merger agreement is considered a non-routine proposal and, as a result, brokers are not empowered to vote shares of common stock absent specific instructions from the beneficial owner of such shares of the Company’s common stock. We generally refer to situations where brokers have not received such specific instructions from beneficial owners of the Company’s common stock as broker non-votes. These broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote against the proposal to adopt the merger agreement.

The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting, whether or not a quorum is present. For the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of the Company’s common stock are present at the special meeting but are not voted with respect to this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against the proposal. If you fail to submit a proxy or vote in person at the special meeting, or there are broker non-votes on the issue, as applicable, the shares of the Company’s common stock not voted will have no effect on the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you are a stockholder of record, you may vote your shares of the Company’s common stock on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record have a choice of voting by proxy:

–	over the Internet (the website address for Internet voting is printed on your proxy card);

–	by using the toll-free telephone number noted on your proxy card; or

–	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope.

If you are a beneficial owner of shares of our common stock as of the record date, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of the Company’s common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must have a legal proxy from your bank, brokerage firm or other nominee naming you as the proxy.

The control number located on your proxy card is designed to verify your identity and allow you to vote your shares of the Company’s common stock, and to confirm that your voting instructions have been properly recorded when voting over the Internet or by telephone.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with our Corporate Secretary by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of common stock in the way that you indicate. When completing the Internet or telephone voting processes or the proxy card, you may specify whether your shares of the Company’s common stock should be voted “FOR” or “AGAINST,” or to “ABSTAIN” from voting on, all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

If you have any questions or need assistance voting your shares, please call MacKenzie Partners, Inc., our proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500).

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THROUGH THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON.

Concurrently with the execution and delivery of the merger agreement, Richard H. Smith, the Chairman, President and Chief Executive Officer of the Company, and Jerome M. Shaw, a director of the Company, each solely in his capacity as a stockholder of the Company, entered into voting agreements with Fairfax with respect to their respective shares of Company common stock. We refer to these agreements as the voting agreements. Such shares constituted approximately 16.6% of the total issued and outstanding shares of Company common stock as of October 28, 2010. Pursuant to the voting agreements, Messrs. Smith and Shaw (i) have agreed to vote, or cause to be voted, these shares (together with any shares of Company common stock acquired by them on or after October 28, 2010) in favor of the approval of the merger agreement and the transactions contemplated thereby, against any action, agreement, transaction or proposal including any “takeover proposal” as defined in the merger agreement that would result in a material breach by the Company under the merger agreement or a failure of any condition to the Company’s obligations under the merger agreement to be satisfied and in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement and (ii) have granted Fairfax an irrevocable proxy to vote their shares in accordance with the foregoing if they fail to do so.

In the voting agreements, Messrs. Smith and Shaw have agreed not to, on or after October 28, 2010, among other things, sell, assign, transfer, lien, pledge, dispose or otherwise encumber any of their shares of Company common stock, deposit any shares into a voting trust or enter into a voting agreement or arrangement or grant any proxies with respect to their shares. Messrs. Smith and Shaw also have agreed not to take any action that the Company is prohibited from taking under the merger agreement with respect to the solicitation of alternative transaction proposals. The voting agreements will terminate upon the earliest to occur of (i) the termination of the merger agreement in accordance with its terms, and (ii) the effective time of the merger.

Proxies and Revocation

Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person at the special meeting. If your shares of the Company’s common stock are held in street name by your bank, broker or other nominee, you should instruct your bank, broker or other nominee, on how to vote your shares of the Company’s common stock using the instructions provided by your bank, broker or other nominee. If you fail to submit a proxy or vote in person at the special meeting, or abstain, or you do not provide your bank, broker or other nominee, with instructions, as applicable, your shares of the Company’s common stock will not be voted on the proposal to adopt the merger agreement, which will have the same effect as a vote against the proposal to adopt the merger agreement.

You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with our Corporate Secretary before the special meeting begins, or by attending the special meeting and voting in person.

Adjournments and Postponements

Any adjournment or postponement of the special meeting may be made from time to time by approval of the holders of a majority of the shares of the Company’s common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the special meeting. If a quorum is not present at the special meeting, or if a quorum is present at the special meeting but there are not sufficient votes at the time of the special meeting to adopt the merger agreement, then the Company’s stockholders may be asked to vote on a proposal to adjourn or postpone the special meeting so as to permit further solicitation of proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed in the first quarter of 2011. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under the DGCL with respect to any or all of their shares of the Company’s common stock in connection with the merger. This means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before a vote is taken on the merger agreement, you must not vote in favor of the proposal to adopt the merger agreement and you must hold your shares continuously through the effective time and otherwise comply with Section 262 of the DGCL. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page 71 and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex E to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisers.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay MacKenzie Partners, Inc.. a fee of approximately $20,000. The Company will reimburse MacKenzie Partners, Inc. for reasonable out-of-pocket expenses and will indemnify MacKenzie Partners, Inc. and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company also will reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of the Company’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Company’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. Our directors, officers and employees will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call MacKenzie Partners, Inc. our proxy solicitor, toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500).

THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully because it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger as a subsidiary of Fairfax. As a result of the merger, the Company will cease to be a publicly traded company. You will not own any shares of the capital stock of the surviving corporation.

Merger Consideration

In the merger, each issued and outstanding share of the Company’s common stock (other than shares of the Company’s common stock held by Fairfax, shares held by the Company in treasury or shares held by any of their respective subsidiaries, shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL and shares of the Company’s restricted stock) will, at the effective time, be cancelled and converted into the right to receive the merger consideration of $16.50 in cash, without interest, less any applicable withholding taxes.

Background of the Merger

The Company’s board and senior management have regularly reviewed and considered business alternatives that could enhance stockholder value, including strategic alternatives, financing alternatives and opportunities for growth. Periodically, beginning as early as six months following the Company’s initial public offering in October 2006, the board has received unsolicited indications from various parties regarding mergers or acquisitions of the Company and has periodically received input from financial advisers regarding potential transactions. Based on those indications and discussions, the board has continued to maintain an informed understanding of the Company’s value. The board has also discussed business alternatives that did not involve a sale of the Company as a means to enhance stockholder value.

In July 2009, the Company’s management reported to its board that over the preceding thirty to sixty days, the Company had received a number of unsolicited calls from private equity groups interested in discussing potential transactions. Those calls were discussed with the board and the Company’s outside counsel. The board instructed management to request preliminary input from several financial advisers regarding considerations for the Company in light of the then current economic and market environment facing the property and casualty industry generally and the Company specifically. Management contacted four financial advisers. Each of these financial advisers presented their input to the Company in late July 2009 in a series of meetings attended by the Company’s chief executive officer, Richard H. Smith, chief financial officer, John A. Marazza, and general counsel, Michael W. Roskiewicz, as well as three of the Company’s board members, Jerome M. Shaw, Louis J. Manetti and George R. Boyer III. The input of these financial advisers was summarized by management and presented to the full board as a basis for a strategic planning session among senior management and the board during a board meeting held on August 19 and 20, 2009. During this session, the board discussed various options available to the Company with an objective of enhancing stockholder value, including continuing on a stand alone basis, identifying and pursuing acquisition targets, identifying and pursuing companies of a comparable size to the Company for a “merger of equals,” seeking increased capital either through the public markets or private equity groups, and undertaking a process to sell the Company.

The board determined that in light of the instability of the economy generally, the Company should opportunistically evaluate alternatives that might arise but that, due to the state of the credit and equity markets, it was unlikely that a transaction could be consummated at an attractive price. Nevertheless, the Board did direct management to continue periodic discussions with parties that contacted the Company in order to gauge their level of interest.

In September, October and November 2009, following discussions with the board, Messrs. Smith, Marazza and Roskiewicz met with several private equity groups that had requested meetings. After those discussions, one private equity group, which we refer to as Party 1, indicated an interest in pursuing an acquisition of the Company at a price range of $17.00 to $19.00 per share, subject to further diligence. During the same period, Mr. Smith met with the chief executive officer of a larger insurance company, which we refer to as Party 2. Following the meeting, Party 2 expressed an interest in pursuing a transaction with the Company at a price range of approximately $18.00 to $20.00 per share, subject to further diligence.

At board meetings on November 11 and 12, 2009, the board received a detailed presentation on fiduciary duties under Delaware law from its outside counsel, McDermott Will & Emery LLP, which we refer to herein as McDermott Will & Emery. At the meetings, the Company also retained a financial adviser to help evaluate the proposals from Party 1 and Party 2. The financial adviser assisted the board by preparing, among other things, (i) a detailed review of the strengths and weaknesses of the proposals from Party 1 and Party 2, (ii) a review of the insurance industry generally, with a focus on the challenges facing smaller public insurance companies, (iii) an examination of strategic activity in the market, (iv) a review of the Company’s operating metrics relative to others in its industry, (v) advantages and disadvantages of the Company continuing as an independent public company, and (vi) considerations related to undertaking a potential transaction, including considerations for a financial buyer versus a strategic buyer. The board directed Mr. Smith and the Company’s financial adviser to seek to improve the proposals.

In late November 2009, Mr. Smith asked Party 1 whether it was willing to increase its proposed price, at which time Party 1 submitted a revised proposal at a price range of $18.00 to $19.50 per share, but sought exclusivity in connection with its revised proposal. Mr. Smith also sought additional clarification from Party 2 with respect to its proposal. At a series of meetings in November and December 2009, the board discussed the revised proposals with management, McDermott Will & Emery and its financial adviser focusing on (i) the proposed prices, (ii) which party would be more likely to close at its proposed price and (iii) whether undertaking either transaction was in the best interests of the Company’s stockholders. The board had several discussions with McDermott Will & Emery regarding its fiduciary duties in connection with these proposals. The board determined not to grant exclusivity to Party 1 and Party 1 thereafter ceased discussions.

In December 2009, the board decided to continue to pursue discussions with Party 2. In the middle of January 2010, after continued negotiations, Party 2 indicated that it was no longer willing to pursue a transaction with the Company at the price range previously proposed.

When informed of Party 2’s decision at a board meeting on January 13, 2010, the board determined to terminate discussions with Party 2. The board discussed other alternatives for enhancing stockholder value, including payment of a special cash dividend and acquisitions. The board received input from management and its financial adviser on the impact of a special dividend on the Company’s financial position.

At a board meeting on February 22, 2010, the board declared a special cash dividend of $2.00 per share, which was paid on March 31, 2010.

At board meetings on May 10 and 11, 2010, BofA Merrill Lynch was introduced to the board as a possible financial adviser to the Company in connection with several potential strategic alternatives, including possible acquisitions that the Company was pursuing. BofA Merrill Lynch made a presentation to the board regarding the state of the property and casualty insurance market and its perspective on the Company. Separately at these meetings, Mr. Smith informed board members that an insurance company, which we refer to as Party 3, and a large private equity fund, which we refer to as Party 4, had expressed interest in meeting with the Company to discuss unspecified strategic alternatives. The board also received a detailed presentation on the Company’s loss and loss adjustment expense reserves from management.

On May 14, 2010, Mr. Smith and Mr. Marazza met with Party 4 and generally discussed the Company and the insurance industry as well as the state of the capital markets.

On May 17, 2010, the president and chief executive officer and chief financial officer of Party 3, together with Party 3’s financial adviser, visited the Company’s offices and met with Mr. Smith and Mr. Marazza and BofA Merrill Lynch. The president and chief executive officer of Party 3 indicated an interest in exploring a potential acquisition of the Company. Mr. Smith indicated that the Company would be willing to share some limited information subject to execution of an acceptable confidentiality agreement. On June 7, 2010, Party 3 and the Company entered into a confidentiality agreement and Party 3 subsequently conducted limited diligence.

During a June 30, 2010 meeting of the board, the board discussed Party 3’s interest and the nature and extent of the limited discussions between the Company and Party 3 to date. BofA Merrill Lynch attended this meeting and provided the board with an overview of Party 3’s interest and some preliminary financial analysis on the Company. The board members discussed Party 3 and whether it was in the Company’s and the stockholders’ best interests to continue discussions with Party 3. In this regard, the board discussed the continuing difficult conditions in the economy generally, and in the property and casualty insurance market specifically, the lack of any obvious catalyst to drive improvement in the market, the Company’s prospects for growth and access to capital, the disadvantages presented by the Company’s size and the likely impact of these conditions on the Company’s current and future share price. Based on these factors, the board determined that the Company should continue dialogue with Party 3.

On July 11 and 12, 2010, representatives of the Company and BofA Merrill Lynch met with representatives of Party 3 in New York and made a series of management presentations regarding the Company that included an overview and history of the Company and covered the Company’s underwriting, claims, actuarial, legal, reinsurance and finance/accounting areas. Following these management meetings, Party 3 continued its due diligence process through early August, 2010.

On August 5, 2010, Mr. Smith had dinner with Mr. V. Prem Watsa, the Chairman and Chief Executive Officer of Fairfax, in Toronto. Also in attendance at the dinner as financial adviser to the Company was BofA Merrill Lynch’s primary representative, who has a longstanding and close relationship with Fairfax as further described below. This dinner had been scheduled in June 2010 by BofA Merrill Lynch at the request of Mr. Smith to discuss expansion of the Company’s security guard business into Canada where Fairfax has significant operations. During the dinner, Mr. Smith and Mr. Watsa discussed the property and casualty insurance market and its future prospects, investment strategies, and management and business philosophy. Mr. Watsa inquired whether Mr. Smith would be willing to provide further information about the Company to Fairfax.

On August 9, 2010, the president and chief executive officer of Party 3 delivered to Mr. Smith a non-binding indication of interest regarding the acquisition of the Company by Party 3. Party 3’s proposal (i) stated a price ranging from $16.50 to $18.00 per share, (ii) identified numerous areas of due diligence that remained outstanding, and (iii) requested a sixty day exclusivity period. In addition, the president and chief executive officer of Party 3 identified three additional areas of concern regarding completing the transaction on the proposed terms: (A) the price proposed represented a significant premium to the then current market price and any subsequent decrease in the Company’s stock price could jeopardize the support of Party 3 for the transaction at the price proposed, (B) the impact of increasing competition noted in certain of the Company’s business lines, and (C) constraints on liquidity resulting from the Company’s payment of the $2.00 per share special cash dividend earlier in the year and its planned acquisition of Valiant Insurance Group, Inc.

On August 9, 2010, the Company entered into a confidentiality agreement with Fairfax and provided Fairfax representatives with certain limited nonpublic information. During the week of August 9, 2010, BofA Merrill Lynch had a series of telephone conversations with Mr. Watsa to gauge Fairfax’s preliminary level of interest based on the information made available to Fairfax. Mr. Watsa indicated that Fairfax was interested in pursuing a transaction to acquire the Company.

On August 16, 2010, Mr. Smith and the primary representative of BofA Merrill Lynch had dinner in New York City with Mr. Andy Barnard, president and chief executive officer of Odyssey Re Holdings Corp., which we refer to as Odyssey Re, a subsidiary of Fairfax and an underwriter of property and casualty reinsurance as well as specialty insurance. During the dinner, Mr. Smith described the Company’s history, lines of business, business philosophy, operating structure, management structure and philosophy, and his views on the market and potential areas of expansion for the Company. After this dinner, in preparation for the Company’s regularly scheduled board meeting on August 18 and 19, 2010, BofA Merrill Lynch had a series of telephone conversations with Mr. Watsa regarding Fairfax’s continued interest in pursuing a potential acquisition of the Company. Mr. Watsa indicated that Fairfax remained interested in pursuing a potential acquisition of the Company but would not be in a position to submit a written proposal in time for the board meeting. Mr. Watsa did however ask BofA Merrill Lynch to convey to the Company’s board that (i) Fairfax had a sincere interest in pursuing a transaction, (ii) Mr. Watsa believed the transaction price would be between $17.00 and $18.00 per share in cash without any financing condition, (iii) Fairfax would require 30 days of exclusivity, and (iv) in connection with a transaction, Fairfax would require

Mr. Smith and the Company’s founder and director, Mr. Jerome M. Shaw, to enter into voting agreements agreeing to vote in favor of the transaction. Mr. Watsa also stated that while a complete and thorough diligence process needed to be completed, the primary areas that Fairfax would focus on were claims and loss and loss adjustment expense reserves.

On August 18 and 19, 2010, the Company’s board met and considered Party 3’s proposal and Fairfax’s oral indication of interest. BofA Merrill Lynch gave a presentation to the board on both proposals. BofA Merrill Lynch began the presentation by explaining that the primary representative of BofA Merrill Lynch had previously served as chief financial officer of Odyssey Re and has a longstanding and close relationship with senior executives of Fairfax and certain of its subsidiaries, and that BofA Merrill Lynch had represented Fairfax and certain of its subsidiaries in many transactions over the years. However, BofA Merrill Lynch represented that it did not view this relationship as an impediment to representing the Company in a transaction with Fairfax. BofA Merrill Lynch pointed out in this regard that BofA Merrill Lynch had recently represented Zenith National Insurance Corp. in connection with its acquisition by Fairfax. The board members questioned BofA Merrill Lynch regarding its relationship and the history of its other representations of and opposite Fairfax. The board sought input from McDermott Will & Emery, who confirmed that there was no legal prohibition of the board utilizing BofA Merrill Lynch but that its relationships with Fairfax would need to be considered by the board and, in the event a transaction was realized, disclosed to stockholders. McDermott Will & Emery advised the board to evaluate whether it believed BofA Merrill Lynch could act independently and in the best interest of the Company and its stockholders in representing the Company and in evaluating the fairness of the consideration, from a financial point of view, to be paid to stockholders in any potential transaction. The board discussed the relationship of BofA Merrill Lynch with Fairfax, the role it would play in the transactions under consideration and whether there were questions or issues regarding its ability to act in the best interest of the Company or its stockholders. The board also discussed BofA Merrill Lynch’s work for the Company on the Valiant transaction. Following these discussions, the board concluded that it believed BofA Merrill Lynch could act in the best interest of the Company and its stockholders and that the involvement of the BofA Merrill Lynch representative who has a longstanding and close relationship with Fairfax and had once been an executive officer of a Fairfax subsidiary was appropriate.

BofA Merrill Lynch then made a presentation to the board regarding both proposals and provided a preliminary valuation analysis of the Company. BofA Merrill Lynch also reviewed background information regarding Party 3 and Fairfax. BofA Merrill Lynch also outlined the due diligence conducted by each party through the date of the meeting and the remaining diligence issues identified by each party. Following BofA Merrill Lynch’s presentation, the board members asked questions regarding, and discussed various aspects of, the acquisition proposals, the potential buyers, the likelihood that each potential acquirer would complete a transaction, what additional diligence each party needed to complete, and the likely timing of a transaction. The board members took particular note of the fact that both proposals offered a premium of nearly 100% to the then current trading price of the Company’s stock. The board members also had an extensive discussion regarding the fact that neither party was willing to proceed without exclusivity. The board then held further discussion regarding whether it would grant exclusivity to either party in light of the fact that Party 3’s proposal contained extensive conditionality and Fairfax’s indication was not fully developed.

The board also discussed the current economic conditions generally, as well as the specific challenges in the property and casualty insurance market. Reference was made to presentations to the board by the Company’s underwriting staff the day before, which demonstrated the difficult pricing environment and increased competition from the admitted market. While the board was of the view that the Company was positioned to survive current market conditions, the board believed it was appropriate to consider the opportunity to provide cash to stockholders through a sale of the Company. The board also noted that the Company would have difficulty growing without becoming part of a larger organization that had a larger balance sheet and greater capital flexibility to support the Company’s business.

McDermott Will & Emery again reviewed with the board its fiduciary duties under Delaware law in the context of a potential sale of the Company. The board asked questions and discussed its role, including in particular whether price was the only factor to be considered when selecting a buyer or whether deal certainty could play a role in its decision. Counsel confirmed that deal certainty could be taken into consideration.

Following further discussion, with input from BofA Merrill Lynch, it was determined that both Fairfax and Party 3 had the necessary financial resources and capabilities to complete an acquisition of the Company. The board directed BofA Merrill Lynch to inform both parties that the board was deferring its decision on exclusivity for two weeks to allow time for the parties to complete additional valuation and diligence work and that the board would consider exclusivity at a price of $18.00 per share or above if a party was able to significantly narrow the scope of its remaining due diligence and provide greater certainty in completing a transaction on the respective terms outlined.

Following the board meetings, BofA Merrill Lynch had conversations with Party 3’s financial adviser and Mr. Watsa regarding the board’s decision. Party 3’s financial adviser conveyed Party 3’s willingness to undertake a transaction at $18.00 per share subject to its previously stated due diligence concerns. Mr. Watsa was amenable to the process proposed and confirmed to BofA Merrill Lynch that his team would commence its due diligence review quickly.

On August 23, 2010, the Company’s board met via a telephone conference during which BofA Merrill Lynch updated the board on its conversations with Party 3 and Fairfax. The board members asked BofA Merrill Lynch questions and discussed various strategies and approaches for next steps. In response to the board’s questions, BofA Merrill Lynch expressed its belief that both Party 3 and Fairfax were sincere in their desire to complete a transaction.

Based upon this input, and after extensive discussion of the risks that either or both parties might withdraw their proposals if they were not granted exclusivity immediately, the board directed BofA Merrill Lynch to request that each party complete such further diligence as such party deemed appropriate to be in a position to make a thorough presentation to the board on or about September 9, 2010. Thereafter, the board would make a determination on whether to grant exclusivity to a party.

The board also discussed whether to contact other potential purchasers. The board members discussed the various acquisition proposals the Company had previously received, including specifically proposals from Party 1 and Party 2 received in November and December of 2009. The board noted that when taking the Company’s special $2.00 per share cash dividend paid in March 2010 into account, the proposals from Party 3 and Fairfax represented greater value to stockholders than either of the 2009 proposals.

On August 23 and 24, 2010, BofA Merrill Lynch advised representatives of Party 3 and of Fairfax of the process established by the board. Each agreed to this process, but Party 3 expressly stated that it made no assurance it could eliminate any of the conditions to its proposal during that time. On and after August 23, 2010, both Party 3 and Fairfax were provided access to additional information related to the Company, its operations, finances, regulatory structure, policy forms, underwriting, claims handling, actuarial and reserving practices, personnel and corporate organization. Fairfax requested the opportunity to visit the Company’s headquarters in Southfield, Michigan and to meet with key members of the Company’s management team.

On August 24, 2010, Mr. Smith and BofA Merrill Lynch met with a representative of Party 4 in Southfield, Michigan. During this meeting, the Party 4 representative expressed interest in a transaction pursuant to which Party 4 would acquire the Company. Mr. Smith and BofA Merrill Lynch advised the Party 4 representative that the Company would consider whether to entertain such discussions, but that the Company was in discussions with other parties and that Party 4 would be late in the process and would need to commit significant resources to catch up. On August 25, 2010, the Party 4 representative called Mr. Smith and confirmed Party 4’s interest in a transaction, proposed dates for meetings between Company management and representatives of Party 4 and requested that the Company forward a confidentiality agreement to enable Party 4 to review information. Mr. Smith agreed to management meetings and set tentative dates of August 29 and 30, 2010.

On August 26, 2010, the Company entered into a confidentiality agreement with Party 4 and provided Party 4 representatives with full access to the Company’s diligence materials. The Party 4 representative called Mr. Smith to discuss the planned management meetings and to advise Mr. Smith that Party 4 would be using an industry consultant to assist it in evaluating the Company.

Also on August 26, 2010, Mr. Smith received a phone call from the president and chief executive officer of Party 3 during which they discussed the status of Party 3’s proposal and addressed questions, concerns and logistics of Party 3’s presentation to the board. Mr. Smith advised the president and chief executive officer of Party 3 of the importance to the board of deal certainty based on the board’s prior experience and advised him to manage his diligence process and structure his presentation so as to confirm to the board both certainty of the price proposed and certainty of executing a definitive agreement in respect of, and consummating, a transaction. The president and chief executive officer of Party 3 reiterated his interest in completing an acquisition of the Company but expressed reservations that Party 3 would be able to resolve any material portion of Party 3’s due diligence concerns during this two week period.

From August 26, 2010 through September 1, 2010, the Company received and responded to supplemental diligence requests from each of Party 3, Party 4 and Fairfax.

On August 29 and 30, 2010 representatives of the Company met with representatives of Party 4 and made a series of management presentations that included an overview and history of the Company and covered the Company’s underwriting, claims, actuarial, legal, reinsurance and finance/accounting areas. On the evening of August 29, 2010, Messrs. Smith and Marazza attended dinner with Party 4’s representatives, during which there was a general discussion of business conditions in the property and casualty insurance industry, and limited discussion of a potential transaction involving the Company.

On September 1, 2010, representatives of the Company met with representatives of Fairfax and made a series of management presentations that included an overview and history of the Company and covered the Company’s underwriting, claims, actuarial, legal, reinsurance and finance/accounting areas. The discussions and meetings with representatives of Fairfax continued through September 2, 2010.

Over the weekend of September 4 and 5, 2010, the Company responded to due diligence requests and participated in diligence conference calls with representatives of Fairfax, focused primarily on the Company’s balance sheet, loss and loss adjustment expense reserves and investment portfolio.

On September 7, 2010, representatives of Party 4 visited the Company’s offices in Southfield, Michigan and met with members of senior management of the claims and actuarial departments and of the various underwriting units of the Company. Following these meetings, a representative of Party 4 advised BofA Merrill Lynch that it had identified some areas of concern during the course of its due diligence and did not believe it could proceed at a price in the range of $18.00 per share.

On the evening of September 7, 2010, the board met via teleconference to discuss the recent activity. Mr. Smith explained that since the board’s last meeting, Party 4 had expressed interest in the Company. Party 4 had visited the Company and undertaken due diligence, but as a result of its due diligence concluded it was not able to pay a price in the range that the Company was considering. Mr. Smith and BofA Merrill Lynch also described the diligence efforts undertaken by both Fairfax and Party 3, the issues that had been identified and the messages that had been delivered to each party in preparation for the board presentations on September 9 and 10, 2010. Mr. Smith then explained the timing of the presentations by each party and the expected process. The board members then asked Mr. Smith and BofA Merrill Lynch questions and discussed the upcoming meetings.

On September 8, 2010, Mr. Smith received a telephone call from the president and chief executive officer of Party 3 confirming the meeting time and anticipated process. Mr. Smith once again emphasized to the president and chief executive officer of Party 3 that it was critical that he structure his presentation so as to confirm to the board both certainty of the price proposed and certainty of executing a definitive agreement in respect of, and consummating, a transaction.

On September 9 and 10, 2010, the board held meetings in New York to receive the presentations of Fairfax and Party 3. Also in attendance were representatives of BofA Merrill Lynch and McDermott Will & Emery. On September 9, 2010, Mr. Watsa and Mr. Barnard, on behalf of Fairfax, made Fairfax’s presentation to the Company’s board via teleconference. Mr. Watsa provided an overview of Fairfax, its operations and operating units, guiding principles, values, financial condition and management style. Mr. Barnard then provided the board with an overview of the diligence efforts to date, areas of focus, remaining issues and current perspectives on the proposed transaction. Mr. Barnard noted that Fairfax was generally satisfied with the preliminary results of its due diligence. Mr. Barnard identified the limited remaining areas of focus. Mr. Barnard summed up his impressions by stating the Company would fit well strategically with Fairfax. Mr. Watsa then concluded by emphasizing Fairfax’s 25-year history of and commitment to completing proposed transactions. After this background, Mr. Watsa described the terms of Fairfax’s proposed transaction whereby Fairfax was offering $17.00 to $18.00 per share; was requesting a

30 day exclusivity period; and was asking that Messrs. Smith and Shaw agree to voting agreements requiring them to vote in favor of a transaction with Fairfax.

Following this presentation, the board members asked Messrs. Watsa and Barnard questions regarding the diligence process, remaining diligence issues, whether Fairfax identified any businesses that they were not comfortable with, Fairfax’s level of confidence that they would enter into a definitive agreement in respect of, and consummate, a transaction, the terms of its proposal, any flexibility in the terms of its proposal and likely timing of a transaction. Messrs. Watsa and Barnard answered each of these questions and specifically confirmed the offer was for cash without a financing condition. Mr. Watsa again expressed confidence that, although diligence remained to be completed, a transaction was likely to be able to be agreed upon within the price range proposed and consummated.

After the board members had asked their questions and discussed the responses, Mr. Smith advised the board that he had just received a written proposal from Fairfax that was consistent with what had been described by Mr. Watsa and that copies of the proposal would be distributed to the board members. The board agreed to defer further discussion on the Fairfax proposal until the meeting resumed the following day.

On September 10, 2010, the meeting of the Company’s board resumed. Mr. Smith gave an overview of the diligence process that the Company had experienced in recent weeks. He reminded the board that, in addition to Fairfax and Party 3, Party 4 had also expressed an interest in the Company and had undertaken fairly extensive diligence, although it ultimately withdrew its participation in the process because it did not believe it could get to a price that would be satisfactory to the Company based on its diligence. Mr. Smith also described Party 3’s approach to the diligence process in recent weeks, as compared to the approach of Fairfax and Party 4. Mr. Smith noted that Party 3’s approach lacked the urgency demonstrated by the other parties and that Party 3 did not seem to be aggressively working to resolve any of the issues that Party 3 had identified as critical. In Mr. Smith’s view, Party 3’s diligence process could continue for a significant period of time. Mr. Smith also pointed out that both Fairfax and Party 4 had immediately scheduled diligence meetings in the Company’s offices and visited with Company management. Party 3 on the other hand, had not been to Southfield despite being provided the opportunity to do so.

The board then had discussions with McDermott Will & Emery regarding its fiduciary duties in this circumstance, which included discussion of the factors the board could consider in selecting one potential acquirer over another and its ability to consider the conduct of the parties during the transaction process in evaluating certainty of closing. The board held an extensive discussion regarding the transaction process to date, the specificity of the price or price range being offered, the diligence efforts conducted and remaining to be conducted and the general view of Mr. Smith and senior management of each party’s ability to execute a definitive agreement in respect of, and consummate, a transaction.

Following this discussion, the president and chief executive officer of Party 3 was invited to join the meeting. He described Party 3, its operations, lines of business and business units and described Party 3’s plans for future growth. He continued with a description of why Party 3 was interested in the Company, noting in particular the strength and reputation of the CoverX franchise and the breadth of its surplus lines platform. He also reviewed Party 3’s financial performance and position, cash availability, operating cash flow and balance sheet. BofA Merrill Lynch and the board then asked the president and chief executive officer of Party 3 a series of questions. In response to these questions, the president and chief executive officer of Party 3 stated that Party 3 was not currently viewing the purchase price as a fixed number, but rather as a year-end book value number that would be determined by Party 3 following due diligence. Party 3 did not specify the actual price it was willing to pay, but acknowledged that the Company was expecting book value of greater than $18.00 per share at December 31, 2010. The president and chief executive officer of Party 3 also indicated that Party 3 had concerns about the Company’s contract underwriting, or program, business and certain areas of the Company’s underwriting. The president and chief executive officer of Party 3 indicated that he anticipated diligence taking 60 days to complete, but indicated that process could be accelerated with proper support from the Company.

In response to further questions from the board members, the president and chief executive officer of Party 3 indicated that he had kept his board apprised of the transaction and diligence process and that they were generally supportive. He acknowledged that the premium of the proposed purchase price over the current share price was high, and of some concern to his board members, but he did not view it as an impediment to the transaction.

The board members and BofA Merrill Lynch continued to question the president and chief executive officer of Party 3 regarding the status of diligence, and whether Party 3 would proceed without exclusivity. In response, he indicated that Party 3 would not proceed further without exclusivity.

Following the presentation by the president and chief executive officer of Party 3, the board members discussed Party 3’s presentation in comparison to the Fairfax presentation. It was the general consensus of the board members that despite a head start in the diligence process, specific direction from both BofA Merrill Lynch and Mr. Smith to address price and clear diligence issues, Party 3 had failed to present a proposal that offered a firm price or resolved many of the diligence items it had identified previously. As a result, although the board members did not question Party 3’s interest in a transaction, the board was concerned that Party 3 had failed to aggressively pursue the due diligence necessary to eliminate the uncertainty in its proposal.

Following this discussion, the board considered whether it was willing to grant exclusivity to Fairfax. There was considerable discussion regarding the advisability of asking Fairfax to increase the upper end of its price range above $18.00 per share in exchange for exclusivity. The board determined that Fairfax was unlikely to pay more than $18.00 per share. The board concluded that BofA Merrill Lynch should request that Fairfax raise the lower end of its price range.

The board authorized and directed BofA Merrill Lynch to request that Fairfax modify its proposed price range to $17.50 to $18.00 per share. The board further authorized and directed the Company to enter into an exclusivity agreement and to negotiate the primary terms and conditions of a merger agreement with Fairfax subject to further board input and approval. Fairfax orally agreed to revise the lower end of its proposed range from $17.00 to $17.50 per share.

On September 11, 2010, Mr. Smith contacted the president and chief executive officer of Party 3 to advise him that the board had determined to grant exclusivity to another party.

Also on September 11, 2010, Mr. Smith contacted Mr. Watsa to advise him that the board had determined to grant exclusivity to Fairfax for 30 days. Mr. Watsa expressed his appreciation for the board’s decision to proceed with Fairfax and emphasized Fairfax’s commitment to completing its due diligence and executing a definitive agreement in respect of a transaction as promptly as possible.

On September 11, 2010, McDermott Will & Emery, in consultation with the Company’s general counsel, negotiated an exclusivity agreement between Fairfax and the Company with Shearman & Sterling LLP, which we refer to as Shearman & Sterling, counsel to Fairfax. The exclusivity agreement was signed on September 11, 2010 by Fairfax, and on September 12, 2010 by the Company.

On September 13, 2010, Shearman & Sterling, on behalf of Fairfax, delivered a form of merger agreement and a form of voting agreement to McDermott Will & Emery.

In the following weeks after September 13, 2010, Fairfax conducted additional due diligence focusing on claims and loss and loss adjustment expense reserves, including a review of files and meetings with management.

On September 16, 2010, Messrs. Smith, Marazza and Roskiewicz met with McDermott Will & Emery via teleconference to discuss the form of merger agreement delivered by Fairfax’s counsel. McDermott Will & Emery led the discussion and the group discussed major issues in the draft merger agreement, including (i) the scope of the definition of “material adverse effect,” (ii) concerns with certain aspects of non-solicitation provisions in the agreement, (iii) strengthening the director and officer indemnification protection, (iv) the level of the termination fee requested (4.50% of the aggregate merger consideration), (v) trigger events requiring payment of the termination fee, and (vi) whether a “go shop” provision was warranted.

On September 21, 2010, following further review, discussion and revision of the merger agreement with management and BofA Merrill Lynch, McDermott Will & Emery delivered a revised draft of the merger agreement to Shearman & Sterling which included a notation that the Company expected the termination fee to be significantly reduced or a “go shop” provision added to the agreement.

On September 24, 2010, the Company’s board met via teleconference to discuss developments with respect to the transaction proposal received from Fairfax since the board’s last meeting. Mr. Smith confirmed that Fairfax had orally agreed to narrow its price range to $17.50 to $18.00 per share and that Fairfax had quickly initiated its more detailed diligence efforts. Mr. Smith noted that claims and loss and loss adjustment expense reserves were the remaining outstanding diligence items for Fairfax. The Company’s senior vice president of claims then provided an overview to the board of the Fairfax diligence process with respect to claims. Mr. Marazza gave an overview of the diligence process related to finance, accounting and actuarial matters. The board members asked questions and discussed the claims, financial and actuarial due diligence process being conducted by Fairfax.

Mr. Roskiewicz then provided a summary of the current draft terms, status and negotiation of the merger agreement. He noted that the board’s input was critical, in particular, with respect to certain key issues, such as the termination fee, the triggers for payment of the termination fee and whether a “go shop” process should be included. Following Mr. Roskiewicz’s presentation, the board members asked questions and discussed the merger agreement and the negotiation process and provided guidance on certain positions with respect to the merger agreement.

BofA Merrill Lynch then addressed the current status of the discussions with Fairfax regarding the termination fee. BofA Merrill Lynch indicated that a typical termination fee for transactions of similar size would be between 3% and 4%, with an average of approximately 3.5%, of the aggregate merger consideration. BofA Merrill Lynch stated that Fairfax had asked for 4.50% of the aggregate merger consideration in its initial draft of the merger agreement and was currently requesting 3.75% of the aggregate merger consideration while BofA Merrill Lynch had suggested 3.00% to 3.25% might be acceptable to the Company. Following BofA Merrill Lynch’s comments, the board asked Mr. Smith, McDermott Will & Emery and BofA Merrill Lynch questions regarding negotiations, due diligence, the termination fee and likely timing of a transaction.

On September 24, 2010, Shearman & Sterling delivered a revised draft of the merger agreement to McDermott Will & Emery.

On September 28, 2010, Messrs. Smith, Marazza, Roskiewicz, BofA Merrill Lynch and McDermott Will & Emery met by teleconference to discuss issues in the revised draft of the merger agreement. McDermott Will & Emery led a detailed discussion of the agreement, the issues it had identified and the areas for which management and the board would need to provide input.

On September 29, 2010, McDermott Will & Emery and Shearman & Sterling held a conference call for a comprehensive negotiation of the terms of the merger agreement. Areas of specific focus included the rights of the board in the event it received an unsolicited proposal, the Company’s rights and remedies upon a breach of the merger agreement by Fairfax, and the circumstances in which the termination fee would be paid. McDermott Will & Emery expressed the board’s unwillingness to proceed without a “go shop” provision unless the termination fee was substantially reduced. Shearman & Sterling advised that Fairfax would not agree to a “go shop” provision. On September 30, 2010, McDermott Will & Emery sent a revised draft of the merger agreement to Shearman & Sterling.

On September 29 and 30, 2010, Company management and BofA Merrill Lynch had conversations with Fairfax regarding Fairfax’s due diligence to date, including Fairfax’s impressions regarding aspects of the Company’s business with construction defect exposure, which we refer to herein as the construction defect business.

On October 1, 2010, the Company’s board met by teleconference to discuss the transaction with management, counsel and its financial advisers. During this call, Mr. Smith explained that Fairfax had substantially completed its diligence, but had identified what it believed may be a potentially significant issue involving the Company’s construction defect business. Mr. Smith advised the board of the conversations with Fairfax regarding the construction defect business and indicated that the Company had not yet received input from Fairfax on the impact of the issue. He then reviewed with the board the nature of the Company’s exposure to construction defect claims and the various studies, reports and analyses that the Company uses and has used historically to monitor this line of business. Mr. Smith noted in particular the comprehensive reserves study undertaken by the Company’s internal actuarial department in 2008, as well as other actuarial analyses completed in 2008 and 2009, including a separate construction defect claims analysis in 2008. Based on the results of these studies, as well as an analysis of claims frequency and severity, underwriting methodologies and forms utilization. Mr. Smith indicated that management was generally comfortable with the Company’s construction defect exposures and policy protections and believed reserve levels were adequate but would undertake further review of these issues. Mr. Smith explained that the Company had scheduled further meetings with Fairfax to address its concerns. Mr. Smith indicated that management would advise the board of any more detail or insight gained as a result of these meetings. Thereafter, the board members asked questions and discussed the Company’s construction defect business. Board members also asked questions about, and commented on, the nature of Fairfax’s construction defect business.

Mr. Roskiewicz then reported that negotiations had continued on the merger agreement and that he believed the parties had made significant progress in limiting the open issues. He explained the open issues to the board, answered questions and sought input. The board members asked McDermott Will & Emery and Mr. Roskiewicz questions and discussed the transaction process and terms and conditions of the merger agreement.

On October 5, 2010, Messrs. Watsa, Barnard and Mr. Doug Libby, President and Chief Executive Officer of Crum & Forster Holdings Corp., a subsidiary of Fairfax and a commercial property and casualty company, visited the Company’s offices in Southfield, Michigan for further due diligence regarding the Company’s construction defect business. Messrs. Smith and Marazza, as well as the Company’s senior management in charge of the Company’s underwriting, claims and actuarial areas, attended the meetings on behalf of the Company.

On October 6, 2010, Mr. Watsa called Mr. Smith and outlined the remaining due diligence issues related to the Company’s construction defect business and the actions that Fairfax would like to undertake to evaluate this line of business. Mr. Watsa also requested that the Company extend the exclusivity period from its original expiration on October 12, 2010 until October 22, 2010. Mr. Smith indicated that he would raise the request with the Company’s board.

The board met by conference call on October 7, 2010, and Mr. Smith discussed Fairfax’s concerns regarding the Company’s construction defect business. Mr. Smith advised the board that Mr. Watsa said that he was committed to pursuing a transaction, but there was uncertainty arising from the issues identified in due diligence. Mr. Smith stated that Fairfax had requested an extension of the exclusivity period from October 12, 2010 to October 22, 2010. Mr. Smith recommended that the extension be granted. The board members asked questions regarding the specific action steps to be taken during the extension period, whether a shorter period was appropriate, and what remained to be completed given the extensive investigation conducted to date. The board members also questioned and discussed the nature of the differing views between the Company and Fairfax with respect to the construction defect business and whether this difference could be overcome in a manner acceptable to the Company. Management contributed its views to the discussion. Both Mr. Smith and BofA Merrill Lynch expressed their belief that Fairfax remained committed to the transaction and was working in good faith to resolve this issue but needed more time. Following further discussion on this point, the board resolved to extend the exclusivity period through October 22, 2010. On October 7, 2010, the Company and Fairfax executed an amendment to extend the exclusivity agreement for 10 days to October 22, 2010.

From October 7, 2010 through approximately October 18, 2010, Fairfax made numerous information requests and conducted numerous conference calls and meetings with senior managers, third party administrators and professional advisers of the Company regarding the Company’s construction defect business. Fairfax delivered to the Company an analysis of its concerns. This analysis implied a potential reduction in the book value of the Company of as much as $2.00 to $3.00 per share. BofA Merrill Lynch communicated to Fairfax that a proposal with a $2.00 to $3.00 dollar per share price reduction would not be acceptable to the Company. During this period, the Company reviewed and responded to Fairfax’s analysis and identified to Fairfax inaccuracies or inconsistencies in Fairfax’s methodologies, assumptions and results.

On October 18, 2010, Messrs. Smith and the primary representative of BofA Merrill Lynch met in Toronto with Mr. Watsa over dinner to determine whether they could reach agreement on the terms of a transaction. Mr. Watsa and Mr. Smith had an extensive discussion regarding the differing views of the Company and Fairfax with respect to the construction defect business, including the price Fairfax would pay for the Company. Mr. Smith reiterated that the Company would not proceed with a transaction at the price implied by Fairfax’s analysis of the Company’s construction defect business. After further discussion, Mr. Watsa advised Mr. Smith that given Fairfax’s views of the Company’s construction defect business it could not proceed with the transaction within its original price range, but would proceed with a transaction at $16.50 per share. Mr. Watsa explained that this was Fairfax’s final proposal and represented an effort to fairly bridge the differences between the parties.

On October 19, 2010, Shearman & Sterling delivered a revised draft of the merger agreement to McDermott Will & Emery reflecting Fairfax’s comments to the Company’s September 30, 2010 draft.

On October 20, 2010, the Company’s board met via teleconference to discuss the transaction. Mr. Smith reviewed in detail the transaction history and communications with Fairfax since the last board meeting and the revised proposal by Fairfax to acquire the Company for $16.50 per share. BofA Merrill Lynch reported that Mr. Watsa acknowledged that deal certainty was a significant factor in the board’s determination to proceed with Fairfax over other potential buyers, but felt, given Fairfax’s views of the Company’s construction defect business, that if the Company wished to proceed with a transaction with Fairfax it would be necessary to make an adjustment to the price.

Following the remarks by Mr. Smith and BofA Merrill Lynch, the board members discussed the proposal to modify the price, the factors behind it, the results of diligence, management’s ongoing review of the construction defect business, and whether the Company should terminate discussions, continue to proceed with the transaction or negotiate further with Fairfax on price to try to obtain an increase. The board members also asked questions regarding next steps, process and timing. The board questioned BofA Merrill Lynch regarding its preliminary views on the price. BofA Merrill Lynch indicated that it was preparing a full analysis of the price proposed in light of the Company’s financial position and performance and would be in a position to present the results of that analysis the following week. BofA Merrill Lynch noted that the price proposed represented a 50% premium to current market price of the Company’s common stock, as well as a premium to the 52-week high trading price of the Company’s common stock.

Following this discussion, Mr. Smith asked for the board members’ views on proceeding to finalize a transaction with Fairfax on the revised terms. The board members expressed support of the transaction and directed the Company to proceed to finalize documentation for the transaction, subject to receipt of a fairness opinion from BofA Merrill Lynch.

On October 21, 2010, McDermott Will & Emery and Shearman & Sterling met by teleconference to negotiate outstanding open items in the terms of the merger agreement.

On October 22, 2010, McDermott Will & Emery delivered a revised draft of the merger agreement to Shearman & Sterling, which reflected, among other items, (i) certain concessions that Fairfax had agreed to with respect to the non-solicitation provision, (ii) changes to the definition of “material adverse effect” that would limit Fairfax’s ability to terminate the agreement as a result of any issues related to claims or reserves, and (iii) the agreement of the parties to reduce the termination fee to approximately 3.00% of the merger consideration, or $9,000,000.

On October 24 and 25, 2010, McDermott Will & Emery and Shearman & Sterling had additional communications about the terms and conditions of the merger agreement.

On October 25, 2010, McDermott Will & Emery and Mr. Roskiewicz led a meeting of the board held by teleconference during which they gave a detailed presentation of the terms of the merger agreement. McDermott Will & Emery noted provisions of particular interest or concern and areas where the board’s input was important. The board members asked questions regarding and discussed various provisions of the merger agreement. They discussed the non-solicitation provision at great length. The board also discussed the proposed termination fee and the circumstances under which the fee would be payable. The board also noted that Fairfax had originally proposed a fee of 4.5% of the merger consideration and was now agreeing to a termination fee of approximately 3.00% of the merger consideration and that the termination fee was on the low end of the range for such fees in transactions of similar size. Following further discussion, the board members confirmed that they were supportive of the merger agreement and its terms as presented and directed management and counsel to proceed to finalize the agreement consistent with the discussions and input that had just occurred. Given the size of the termination fee and the other provisions of the merger agreement, the board determined to proceed without a “go shop” clause.

On October 26, 2010, the board met via teleconference for a preliminary review of the Company’s latest prospective financial information and valuation analysis. Mr. Marazza explained the prospective financial information was prepared by or at the direction of and approved by Company’s management and that the Company had presented to BofA Merrill Lynch this information in connection with its review and valuation of the Company.

Mr. Marazza reviewed the assumptions used in preparing the projections. BofA Merrill Lynch then presented its preliminary view on the valuation of the Company and explained that the transaction would be reviewed by the BofA Merill Lynch fairness committee for a determination of the fairness of the merger consideration from a financial point of view. It also outlined various multiples represented by the purchase price offered by Fairfax.

On October 27, 2010, in connection with the preparation of the Company’s operating results for the quarter ended September 30, 2010, the Audit Committee met and reviewed management’s determination to record $17.3 million (pre-tax) of adjustments for the unfavorable development of prior years’ net loss and loss adjustment expense reserves due to adverse claims development principally in the Company’s primary general liability and professional liability lines of business and the related net reduction of accrued profit sharing commissions due to the Company.

On October 27, 2010 following the audit committee meeting, the board held a special meeting to continue its consideration of a transaction with Fairfax. At the meeting, McDermott Will & Emery reviewed the final proposed transaction terms. Also at the meeting, BofA Merrill Lynch reviewed with the board, among other things, its financial analysis of the merger consideration and delivered to the Company’s board an oral opinion, which was confirmed by delivery of a written opinion dated October 27, 2010, to the effect that, as of that date and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of the Company’s common stock was fair, from a financial point of view, to such holders (other than Fairfax and its subsidiaries).

Following BofA Merrill Lynch’s presentation, the board discussed BofA Merrill Lynch’s financial analysis and whether it was advisable to sell the Company to Fairfax in the current economic environment. The board reviewed the Company’s operating results for the three months ended September 30, 2010 and considered how these results could impact the market price of the Company common stock in light of the $17.3 million (pre-tax) of adjustments for the unfavorable development of prior years’ net loss and loss adjustment expense reserves and the related net reduction of accrued profit sharing commissions due to the Company. The board considered the risks associated with deferring the decision to sell the Company and concluded unanimously that, particularly in light of the price being offered by Fairfax and the current outlook for the economy and its impact on the Company and its business, the decision to sell the Company should not be deferred. In addition, BofA Merrill Lynch expressed its view that it was unlikely that the termination fee would significantly deter an interested third party from making an offer to acquire the Company. McDermott Will & Emery stated that, under the terms of the merger agreement, subject to the non-solicitation provision, the board would have the ability to review and accept any higher offer that constituted a superior proposal as defined in the merger agreement. At the end of the meeting, the board unanimously determined that the merger agreement was advisable, fair to and in the best interests of the Company and its stockholders and unanimously resolved to approve the merger agreement and recommend that the stockholders of the Company adopt the merger agreement. The board also approved the merger agreement and authorized and directed Mr. Smith to execute the merger agreement at the appropriate time based on the schedule that had been presented to the board.

On October 28, 2010, following the close of the markets and the release by each of the Company and Fairfax of their respective third quarter 2010 earnings results, Messrs. Smith and Shaw executed voting agreements. Thereafter the Company and Fairfax executed the merger agreement, and the parties issued a joint press release announcing the execution of the merger agreement.

Reasons for the Merger

In evaluating the merger agreement and the merger, the board of directors consulted with our senior management team and our outside legal and financial advisers and considered a number of factors weighing in favor of the merger, including, among others, the material factors set forth below (the order in which the following factors appear does not reflect any relative significance).

•	The Company’s Business and Prospects. The board of directors believes that the merger maximizes value to the Company’s stockholders and is a more attractive option for the Company’s stockholders than any other reasonably available option, including continuing to operate the Company on an independent, stand-alone basis. In making this determination, the board of directors considered, on a historical and prospective basis, the Company’s business, results of operation (including, among other things, trends in specialty commercial insurance, underwriting performance and return on equity), earnings, financial condition and book value, and the market price and volatility of, and trading information with respect to, the Company’s common stock. The board also considered the anticipated continuation of the downward pressure on the Company’s common stock that in the absence of the announcement of the merger agreement would likely have resulted from the September 30, 2010 earnings release.

•	The Company’s challenges as a smaller independent company. The board of directors also considered the risks and benefits associated with the Company’s efforts and plans to conduct its business as an independent, stand-alone company as compared to the risks and benefits associated with the merger. The board considered that operating as a relatively small, stand-alone public company, the Company faces continuing, and sometimes conflicting, pressures from customers, brokers, competitors, regulatory agencies, financial analysts and independent rating agencies. The Company’s market capitalization is among the lowest of its peer group. This limits the Company’s ability to weather market downturns or to grow significantly. The Company expects that this merger will enable its shareholders to realize a significant premium that is not likely to be achieved in the near term as a stand-alone company.

•	The Impact of Difficult Economic Conditions. The board of directors considered the Company’s prospects as an independent public company in light of current difficult economic conditions in the United States. The board of directors concluded that there were significant risks associated with deferring the decision to sell the Company, particularly in light of the current outlook for the economy and its impact on the market price of the Company’s common stock.

•	BofA Merrill Lynch’s Opinion. The board of directors considered the opinion of BofA Merrill Lynch, dated October 27, 2010, to the Company’s board of directors as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Company’s common stock (other than Fairfax and its subsidiaries), as more fully described below in the section entitled “— Opinion of BofA Merrill Lynch ” beginning on page 35.

•	The Compelling Nature of the Merger Consideration. The board of directors considered that the merger consideration represented a premium of 46.4% to the closing price of the Company’s common stock on October 26, 2010, the last trading day prior to the approval of the merger agreement, a 58.6% premium to the 30-day average closing price of the Company’s common stock for the period ended on October 26, 2010 and a 67.3% premium to the closing price 30 days prior to the approval of the merger agreement. The board of directors also considered the fact that the merger consideration will be paid entirely in cash, which will provide liquidity and certainty of value to the Company’s stockholders.

•	The Low Likelihood that a Third Party Would Propose an Acquisition at a Higher Price. The board of directors discussed third parties most likely to be interested in acquiring the Company, including parties that had made non-binding acquisition proposals in the past and concluded that the likelihood that any of such parties would make an all-cash offer on better terms than those discussed with Fairfax was low.

•	The Ability of the Board of Directors to Change its Recommendation and Terminate the Merger Agreement and that the “Break-Up” Fee and Other Deal Protection Measures Were Not Preclusive. The board of directors considered the fact that the merger agreement allows the Company to respond to unsolicited takeover proposals, to change or withdraw its recommendation to the Company’s stockholders with respect to the adoption of the merger agreement and to terminate the merger agreement to enter into an alternative agreement relating to a superior proposal, subject, in certain situations, to the payment to Fairfax of a $9.0 million “break-up” fee. The board considered the provisions in the merger agreement, including the non-solicitation provision, and determined in their reasonable judgment that such provisions would not preclude other interested third parties from submitting a competing offer for the Company. In particular, the board of directors considered the size of the “break-up” fee and determined that, at approximately 3.0% of the equity value of the transaction, it was reasonable in light of the benefits of the merger and would not, in the directors’ reasonable judgment, preclude other interested third parties from making a competing offer for the Company.

•	The High Likelihood that the Transaction with Fairfax will be Completed. The board of directors considered Fairfax’s financial condition and the relatively limited conditions to the closing of the merger, including the fact that the merger agreement does not contain any financing contingency, and determined that, in its judgment and assuming adoption of the merger agreement by the Company’s stockholders, there is a high likelihood that the proposed transaction with Fairfax will be completed. The board of directors further considered Fairfax’s record in successfully completing acquisitions of other companies.

•	Stockholder Approval and Appraisal Rights. The board of directors considered the fact that the merger is subject to the approval of the Company’s stockholders, who therefore have the option to reject the merger by voting against the proposal to adopt the merger agreement as described in this proxy statement. The board of directors also considered the fact that the total number of shares of the Company’s common stock that would be subject to voting agreements would represent only 16.6% of the Company’s outstanding common stock. In addition, the board of directors considered the fact that the Company’s stockholders will have the right to demand appraisal of their shares in accordance with the procedures established by Delaware law. See the section entitled “Appraisal Rights” beginning on page 71.

•	The Terms of the Merger Agreement. The board of directors considered all of the terms and conditions of the merger agreement, including, among other things, the representations, warranties, covenants and agreements of the parties, the conditions to closing, the form of the merger consideration and the structure of the termination rights, and the fact that the merger agreement was negotiated between two sophisticated parties in an arm’s-length negotiation.

The board of directors also considered, among others, the following potentially negative factors in determining whether to approve the merger agreement (the order in which the following factors appear does not reflect any relative significance).

•	That the Merger Consideration Represents a Discount to the Highest Price at which the Company’s Common Stock has Traded in Recent Years. The board of directors considered that the merger consideration represents a 34.4% discount to the highest price at which the Company’s common stock has ever traded of $25.16 on December 28, 2007 and a 2.9% discount to the initial public offering of the Company’s common stock of $17.00 on October 17, 2006, which does not reflect the $2.00 special dividend paid by the Company on March 31, 2010.

•	The Interests of Certain Individuals in the Merger. The board of directors considered that the Company’s officers and directors have interests in the merger that are different from, or in addition to, the interests of the Company’s stockholders, including the vesting and cash-out of all unvested restricted stock and options to purchase common stock held by the Company’s directors, the payment of severance to the Company’s executive officers and the interests of the Company’s directors and officers in being entitled to continued indemnification and insurance coverage from the surviving corporation under the merger agreement.

•	The No Solicitation, “Break-up” Fee and Expense Reimbursement Provisions. The board of directors considered the restrictions contained in the merger agreement on the Company’s ability to solicit competing proposals from third parties, the absence of a “go shop” provision in the merger agreement that would have permitted the Company to solicit takeover proposals from third parties for a period of time after the execution of the merger agreement and the possibility that the $9.0 million “break-up” fee may discourage an interested third party from submitting a competing, higher proposal to acquire the Company.

•	The Risk that the Merger will be Delayed or will not be Completed. The board of directors considered the risk that the merger will be delayed or will not be completed, including the risk that the affirmative vote of the Company’s stockholders or the required regulatory approvals may not be obtained, as well as the potential loss of value to the Company’s stockholders and the potential negative impact on the operations and prospects of the Company if the merger were delayed or were not completed for any reason.

•	The Significant Costs Involved. The board of directors considered the significant costs involved in connection with negotiating the merger agreement and completing the merger, the substantial management time and effort required to effectuate the merger and the related disruption to the Company’s day-to-day operations during the pendency of the merger. If the merger is not consummated, the Company may be required to bear such costs and expenses.

•	The Potential Impact of the Announcement of the Merger Agreement. The board of directors considered the risk that the pendency of the merger could adversely affect the relationship of the Company and its subsidiaries with their respective employees, agents, policyholders and others with whom they have business dealings.

•	The Interests of the Company’s Stockholders in the Future of the Company. The board of directors considered the fact that, following the merger, the Company’s public stockholders will cease to participate in any future earnings growth of the Company or benefit from any future increase in the Company’s value.

•	The Discount to the Company’s Book Value Reflected by the Merger Consideration. The board of directors considered the fact that the merger consideration represented a discount of 2.4% to the fully diluted book value per share of the Company’s common stock as of September 30, 2010.

The above discussion of the information and factors considered by the board of directors includes the principal information and factors, both positive and negative, considered by the board of directors in its evaluation of the merger agreement and the merger. The above discussion is not intended to be exhaustive and may not include all of the information and factors considered by the board of directors. After considering the above factors, the board of directors concluded that, in the aggregate, the positive factors relating to the merger agreement and merger significantly outweighed the potential negative factors.

In view of the variety of factors considered in connection with its evaluation, and the complexity of these matters, the board of directors did not quantify or assign relative or specific weights to the factors considered in reaching its conclusion, nor did it consider it practical to do so. Rather, the board of directors made its recommendation based on the totality of the information presented to and considered by it and the investigations it conducted. In addition, individual directors may have given different weights to different factors.

It should be noted that this explanation of the reasoning of the board of directors and certain information presented in this section is forward-looking in nature and should be read in light of the factors discussed in the section titled “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement.

Recommendation of the Board of Directors

The board of directors unanimously recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Opinion of BofA Merrill Lynch

The Company has retained BofA Merrill Lynch to act as the Company’s financial adviser in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Company selected BofA Merrill Lynch to act as the Company’s financial adviser in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with the Company and its business.

On October 27, 2010, at a meeting of the Company’s board of directors held to evaluate the merger, BofA Merrill Lynch delivered to the Company’s board of directors an oral opinion, which was confirmed by delivery of a written opinion dated October 27, 2010, to the effect that, as of the date of the opinion and based on and subject to various assumptions and limitations described in its opinion, the merger consideration to be received by holders of the Company common stock was fair, from a financial point of view, to such holders (other than Fairfax and its subsidiaries).

The full text of BofA Merrill Lynch’s written opinion to the Company’s board of directors, which describes, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this document and is incorporated by reference herein in its entirety. The following summary of BofA Merrill Lynch’s opinion is qualified in its entirety by reference to the full text of the opinion. BofA Merrill Lynch delivered its opinion to the Company’s board of directors for the benefit and use of the Company’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. BofA Merrill Lynch’s opinion does not address any other aspect of the merger and does not constitute a recommendation to any stockholder as to how to vote or act in connection with the proposed merger.

In connection with rendering its opinion, BofA Merrill Lynch:

(1) reviewed certain publicly available business and financial information relating to the Company;

(2) reviewed certain internal financial and operating information with respect to the business, operations and prospects of the Company furnished to or discussed with BofA Merrill Lynch by the management of the Company, including certain financial forecasts relating to the Company prepared by, or prepared at the direction of and approved by, the management of the Company (such forecasts, the “Company management forecasts”);

(3) discussed the past and current business, operations, financial condition and prospects of the Company with members of senior management of the Company;

(4) reviewed the trading history for the Company common stock and a comparison of that trading history with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(5) compared certain financial and stock market information of the Company with similar information of other companies BofA Merrill Lynch deemed relevant;

(6) compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(7) reviewed a draft of the merger agreement dated October 26, 2010 (the “Draft Agreement”); and

(8) performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the management of the Company that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the Company management forecasts, BofA Merrill Lynch was advised by the Company, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company. BofA Merrill Lynch neither made nor was provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor did it make any physical inspection of the properties or assets of the Company. BofA Merrill Lynch did not evaluate the solvency or fair value of the Company or Fairfax under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch is not an expert in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and BofA Merrill Lynch did not make an independent evaluation of the adequacy of the reserves of the Company. In that regard, BofA Merrill Lynch made no analysis of, and expressed no opinion as to, the adequacy of the losses and loss adjustment expense reserves of the Company. BofA Merrill Lynch assumed, at the direction of the Company, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on the Company or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of the Company, that the final executed merger agreement would not differ in any material respect from the Draft Agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of the Company or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of the Company common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to the Company or in which the Company might engage or as to the underlying business decision of the Company to proceed with or effect the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, the Company imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise, or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

The following represents a brief summary of the material financial analyses presented by BofA Merrill Lynch to the Company’s board of directors in connection with its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch.

First Mercury Financial Analyses.

Historical Trading Analysis.  BofA Merrill Lynch reviewed the historical trading performance of the Company common stock as reported by FactSet, an online investment research database service used by financial institutions, as well as the Company management forecasts for fiscal year 2010 and 2011, and calculated for the Company’s board of directors various multiples and premiums resulting from the merger consideration. The following table presents the results of BofA Merrill Lynch’s calculations:

Merger Consideration
of $16.50

Implied Multiples:
Price/ 6/30/10 Book Value per Share(1)	0.99x
Price/ 6/30/10 Tangible Book Value per Share(1)	1.19x
Price/ 9/30/10 Book Value per Share(1)	0.98x
Price/ 9/30/10 Tangible Book Value per Share(1)	1.17x
Price/2009 Earnings Per Share(2)	11.2x
Price/2010 Estimated Earnings Per Share (Management)(2)	24.6x
Price/2011 Estimated Earnings Per Share (Management)(2)	10.4x
Price/ 2010 Estimated Earnings Per Share (FactSet)(2)	12.1x

Merger Consideration
of $16.50

Price/2011 Estimated Earnings Per Share (FactSet)(2)	10.0x
Implied Premium to:
Closing price — 1 day prior (10/26/10)(2)	46.4%
1 week average closing price	49.2%
30 day average closing price	58.6%
90 day average closing price	65.4%
52 week high closing price(3)	24.5%
52 week low closing price	93.0%
10 day volume weighted average price	52.4%
30 day volume weighted average price	61.8%
90 day volume weighted average price	59.0%

(1)	Calculated based on fully diluted shares outstanding using the treasury stock method.

(2)	Based on fully diluted operating earnings per share, which excludes after-tax realized gains and losses and other non-recurring amounts.

(3)	Based on Company closing price of $15.25 on 03/05/10, which has been reduced by the $2.00 per share special dividend paid on 03/31/10 (ex dividend date of 3/10/10)

Among other comparisons, BofA Merrill Lynch compared the Company’s 46.4% premium over its one day closing price to an average one day prior premium of 27.9% for public market transactions involving U.S. public targets having an aggregate transaction equity value between $200 million and $400 million since 2005, and to an average one day prior premium of 28.5% for public market transactions involving U.S. public targets having an aggregate transaction equity value between $200 million and $400 million during the period from January 1, 2010 to October 26, 2010, in each case, as reported by Dealogic.

Selected Publicly Traded Companies Analysis.  BofA Merrill Lynch reviewed publicly available financial and stock market information for the Company and the following 12 publicly traded companies in the specialty insurance industry:

•	W. R. Berkeley Corporation

•	Markel Corporation

•	American Financial Group, Inc.

•	HCC Insurance Holdings, Inc.

•	Allied World Assurance Company Holdings, Ltd

•	ProAssurance Corporation

•	RLI Corp.

•	Tower Group, Inc.

•	Argo Group International Holdings, Ltd.

•	The Navigators Group, Inc.

•	National Interstate Corporation

•	American Safety Insurance Holdings, Ltd.

BofA Merrill Lynch reviewed, among other things, the prices per share, based on closing stock prices on October 26, 2010, of the selected publicly traded companies as a multiple of calendar years 2010 and 2011 estimated operating earnings per share, commonly referred to as EPS, the estimated operating return on average equity of the selected publicly traded companies for calendar years 2010 and 2011, and the prices per share, based on closing stock prices on October 26, 2010, of the selected publicly traded companies as a multiple of primary book value per share as of June 30, 2010. BofA Merrill Lynch then applied a range of selected multiples of 7.0x to 9.0x derived from the selected publicly traded companies to the Company’s 2011 estimated operating EPS based on both analyst estimates and the Company management forecasts, and applied a range of selected multiples of 0.65x to 0.85x derived from the selected publicly traded companies to the Company’s estimated primary book value per share as of September 30, 2010. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates. Estimated financial data of the Company were based on the Company management forecasts. This analysis indicated the following implied per share equity value reference ranges for the Company, as compared to the merger consideration:

Implied Per Share Equity Value Reference Ranges for the Company			Merger Consideration
	Price/Earnings	Price/Earnings
Price/Book Value	(Analyst Estimates)	(Management Forecasts)

$11.05 to $14.45	$11.55 to $14.85	$10.92 to $14.04	$16.50

No company used in this analysis is identical or directly comparable to the Company. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which the Company was compared.

Selected Precedent Transactions Analysis.  BofA Merrill Lynch reviewed, to the extent publicly available, financial information relating to the following 26 selected transactions involving companies in the insurance industry:

Announcement Date	Acquirer	Target

• September 14, 2010	ACE Limited	Rain and Hail Insurance Service Incorporated
• July 15, 2010	ProSight Specialty Insurance Holdings Inc.	NYMAGIC, INC.
• July 12, 2010	Markel Corporation	Aspen Holdings Inc.
• July 1, 2010	First Mercury Financial Corporation	Valiant Insurance Group, Inc.
• June 9, 2010	Old Republic International Corporation	PMA Capital Corporation
• April 26, 2010	National Interstate Corporation	Vanliner Group, Inc.
• April 16, 2010	QBE Insurance Group Limited	NAU Holding Company, LLC
• March 3, 2010	Max Capital Group Ltd.	Harbor Point Limited
• February 17, 2010	Fairfax Financial Holdings Limited	Zenith National Insurance Corp.
• September 18, 2009	Fairfax Financial Holdings Limited	Odyssey Re Holdings Corp.
• July 9, 2009	Validus Holdings, Ltd.	IPC Holdings, Ltd.
• July 4, 2009	PartnerRe Ltd.	PARIS RE Holdings Limited
• December 21, 2008	Münchener Rückversicherungs-Gesellschaft	HSB Group, Inc.
• August 4, 2008	Tower Group, Inc.	CastlePoint Holdings, Ltd.
• July 23, 2008	Tokio Marine Holdings, Inc.	Philadelphia Consolidated Holding Corp.
• June 27, 2008	Allied World Assurance Company Holdings, Ltd	Darwin Professional Underwriters, Inc.
• April 23, 2008	Liberty Mutual Holding Company Inc.	Safeco Corporation

Announcement Date	Acquirer	Target

• March 8, 2008	Berkshire Hathaway Inc.	Commercial Casualty Insurance Company and International American Group Incorporated
• May 6, 2007	Liberty Mutual Holding Company Inc.	Ohio Casualty Corporation
• January 4, 2007	QBE Insurance Group Limited	Winterthur U.S. Holdings, Inc.
• December 12, 2006	QBE Insurance Group Limited	Praetorian Financial Group Inc
• May 5, 2005	Berkshire Hathaway Inc.	Medical Protective Corporation
• December 9, 2003	White Mountains Insurance Group, Ltd.	Sirius International Group
• November 16, 2003	The St. Paul Companies, Inc.	Travelers Property Casualty Corp
• May 22, 2003	Liberty Mutual Holding Company Inc.	Prudential Commercial Insurance Company; Prudential General Insurance Company; and Prudential Property and Casualty Insurance Company
• February 15, 2001	XL Capital Ltd	Winterthur International Insurance Company, Ltd.

BofA Merrill Lynch reviewed, among other things, the equity value for the target company based on the consideration payable in the selected transaction, as a multiple of the target company’s book value. BofA Merrill Lynch then applied a range of selected multiples of 0.90x to 1.00x derived from the selected transactions to the Company’s estimated primary book value per share as of September 30, 2010. Estimated financial data of the selected transactions were based on publicly available information. Estimated financial data of the Company were based on the Company management forecasts. This analysis indicated an implied per share equity value reference range for the Company of $15.30 to $17.00.

No company, business or transaction used in this analysis is identical or directly comparable to the Company or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which the Company and the merger were compared.

Discounted Cash Flow Analysis.  BofA Merrill Lynch performed a discounted cash flow analysis of the Company to estimate a range of present values for the Company common stock as of September 30, 2010. The analysis was based on the Company management forecasts for the fiscal years 2010 through 2015. The cash flows were modeled assuming that the Company continues to operate as an independent entity. The valuation range was determined by adding (i) the present value of the Company cash available for dividends during fiscal years 2010 through 2015 and (ii) the present value of the “terminal value” of the Company common stock. In calculating the terminal value of the Company common stock, BofA Merrill Lynch used a book value multiple range of 0.75x to 0.95x to the Company’s estimated December 31, 2015 shareholders’ equity. The dividend stream and the terminal value were discounted to present value using discount rates ranging from 11.0% to 13.0%. This analysis indicated the following implied per share equity value reference range for the Company as compared to the merger consideration:

Implied Per Share Equity Value Reference Range for the Company	Merger Consideration

$12.36 to $16.35	$16.50

Analyst Stock Price Targets.  BofA Merrill Lynch reviewed four research analyst reports which had price targets for the Company that were publicly available on October 26, 2010, and observed the range of the research analyst share price targets was $10.50 to $16.00. BofA Merrill Lynch noted that the merger consideration represented approximately a 23% premium to the average of the research analyst share price targets of $13.38.

Other Factors.

In rendering its opinion, BofA Merrill Lynch also reviewed and considered other factors, including:

•	the historical trading (including the low and high trading price, the price to book multiple, historical trading price and volume) of the Company common stock for various periods ended on October 26, 2010;

•	the indexed price to book multiples of the Company and selected publicly traded specialty insurance companies BofA Merrill Lynch deemed to be relevant, and the indexed historical stock price performance of the Company common stock, the Standard & Poor’s 500 and selected publicly traded specialty insurance companies BofA Merrill Lynch deemed to be relevant, in each case, for various periods ended on October 26, 2010;

•	the historical financial performance (including combined ratios, operating return on average equity, book value per share growth and gross premiums written) of the Company and selected publicly traded specialty insurance companies BofA Merrill Lynch deemed to be relevant; and

•	a historical regression correlation analysis between the return on average equity to the average price/book value multiple for the Company and selected publicly traded specialty insurance companies BofA Merrill Lynch deemed to be relevant, for various periods ending on October 26, 2010.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses presented by BofA Merrill Lynch to the Company’s board of directors in connection with its opinion and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch in connection with its opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch believes that its analyses summarized above must be considered as a whole. BofA Merrill Lynch further believes that selecting portions of its analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s analyses and opinion. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing its analyses, BofA Merrill Lynch considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company and Fairfax. The estimates of the future performance of the Company and Fairfax in or underlying BofA Merrill Lynch’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to the Company’s board of directors in connection with the delivery of BofA Merrill Lynch’s opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s view of the actual values of the Company or Fairfax.

The type and amount of consideration payable in the merger was determined through negotiations between the Company and Fairfax, rather than by any financial adviser, and was approved by the Company’s board of directors. The decision to enter into the merger agreement was solely that of the Company’s board of directors. As described above, BofA Merrill Lynch’s opinion and analyses were only one of many factors considered by the Company’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Company’s board of directors or management with respect to the merger or the merger consideration.

The Company has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $5 million, a portion of which was payable in connection with rendering its opinion and a significant portion of which is contingent upon the completion of the merger. The Company also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, Fairfax and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to the Company and have received or in the future may receive compensation for the rendering of these services, including having acted as financial adviser to the Company in connection with the Company’s acquisition of Valiant Insurance Group, Inc. completed in November 2010.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Fairfax and have received or in the future may receive compensation for the rendering of these services. In the past two years, such services have included having acted as (i) financial adviser in connection with Fairfax’s acquisition of the outstanding minority interest in Odyssey Re Holdings Corp. announced in September 2009, (ii) joint-bookrunner in connection with Fairfax’s $1.0 billion equity offering completed in September 2009, (iii) co-manager for Fairfax’s C$400 million senior notes offering completed in August 2009, (iv) corporate broker for Fairfax’s purchase of the outstanding minority ownership of Advent Capital (Holdings) PLC in August 2009 and (v) adviser to Fairfax in connection with its unsolicited cash offer for a portion of Advent Capital (Holdings) PLC in July 2008. Fairfax has advised the Company that it paid fees to BofA Merrill Lynch and certain of its affiliates of approximately $10 million in the aggregate in respect of services provided by BofA Merrill Lynch in the past two years.

Company Unaudited Prospective Financial Information

The Company does not, as a matter of course, prepare financial projections about the Company’s future financial performance, earnings or other results, except that senior management of the Company prepares estimates of financial results for the remainder of the current year and the next one or two succeeding year(s) solely as information for Company management to conduct budget and capital planning and to evaluate various strategic or business opportunities and as information for the board of directors. The Company does not, as a matter of course, disclose forward-looking information about the Company’s future financial performance, earnings or other results, except that the Company has previously disclosed guidance related to gross written premiums, operating return on average equity, operating earnings per share and the anticipated earnings accretion and impact on book value per share from the Valiant acquisition. However, the Company is including this prospective financial information in this proxy statement to provide its stockholders access to certain non-public unaudited forward-looking financial information that was made available to the Company’s board of directors and the Company’s financial adviser in connection with the approval of the merger agreement. The inclusion of this information in this proxy statement should not be regarded as an indication that the Company, the board of directors, the Company’s financial adviser or any other recipient of this information considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

The prospective financial information is subjective in many respects and reflects numerous judgments, estimates and assumptions that are inherently uncertain, many of which are beyond the Company’s control, including estimates and assumptions regarding general economic conditions, premium rate levels, loss ratios, loss cost trends, reinsurance costs, capital adequacy, investment yields and other financial metrics. Important factors that may affect actual results and cause this information not to be accurate include, but are not limited to, general economic trends, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, premium rate levels, property and casualty insurance industry loss cost trends, competition, reinsurance costs, capital adequacy and other factors described under “Cautionary Statement Concerning Forward-Looking Information” beginning on page 15 of this proxy statement and also described in the “Risk Factors” sections of our annual report on Form 10-K for the year ended December 31, 2009 and the quarterly reports on Form 10-Q thereafter. In addition, the prospective financial information does not reflect any events that could affect the Company’s prospects, changes in general business or economic conditions or any other transaction or event that has occurred since, or that may occur and that was not anticipated at, the time the financial projections were prepared. The prospective financial information also covers multiple years and by its nature becomes subject to greater uncertainty with each successive year. Furthermore, and for the same reasons, this information should not be construed as commentary by the Company’s management as to how the Company’s management expects the Company’s actual results to compare to research analysts’ estimates. There can be no assurance that the prospective financial information is or will be accurate or that the Company’s future financial results will not vary, even materially, from this information. None of the Company, its affiliates, representatives or agents undertakes any obligation to update or otherwise to revise the prospective financial information to reflect circumstances existing or arising after the date such information were generated or to reflect the occurrence of future events, even if any or all of the underlying estimates and assumptions are shown to be in error.

Set forth below is a summary of selected unaudited prospective financial information for the fiscal years ending 2010 through 2015.

	2010	2011	2012	2013	2014	2015
	(Dollars in millions)

Net premium earned	$205.1	$231.2	$241.3	$239.4	$243.0	$250.3
Loss ratio	69.1%	63.0%	66.7%	67.5%	67.5%	67.5%
Combined ratio	109.5%	95.8%	98.1%	98.6%	98.3%	98.0%
Operating net income(1)	$12.3	$28.7	$27.6	$27.8	$29.2	$30.6
Stockholders’ equity	$321.4	$353.0	$383.4	$397.3	$411.9	$427.2

(1)	Operating net income consists of net income adjusted to exclude the impact of net realized gains (losses) on investments, other than temporary impairment losses on investments, the change in fair value of derivative instruments, restructuring charges, acquisition-related transaction costs, and taxes related to these adjustments.

The prospective financial information should be read together with the historical financial statements of the Company, which have been filed with the SEC. See “Where You Can Find More Information” on page 75. The prospective financial information was not prepared with a view toward public disclosure or compliance with published guidelines of the SEC, the Public Company Accounting and Oversight Board or the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm nor any other independent accountant has compiled, examined or performed any procedures with respect to the prospective financial information, nor have they expressed any opinion or given any form of assurance on the prospective financial information or their achievability, and accordingly assume no responsibility for them. The report of the Company’s independent registered public accounting firm incorporated into this proxy statement by reference relates to the Company’s historical financial information. It does not extend to the prospective financial information and should not be read to do so.

There can be no assurance that any prospective financial information will be, or are likely to be, realized, or that the assumptions on which they are based will prove to be, or are likely to be, correct. You are cautioned not to place undue reliance on this information in making a decision as to whether to vote for the proposal to adopt the merger agreement.

Financing of the Merger

The merger is not subject to any financing condition. We anticipate that the total funds needed to complete the merger will be approximately $294 million. Fairfax has informed us that it will fund this amount with its available cash.

Effective Time of Merger

The closing of the merger is expected to take place no later than the third business day following the date on which the last of the conditions to the closing of the merger (described under “The Merger Agreement — Conditions to the Merger”) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or written waiver of those conditions).

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as we and Fairfax may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Stock Certificates

Each record holder of shares of our common stock (other than shares of the Company’s common stock held by Fairfax, shares held by the Company in treasury or shares held by any of their respective subsidiaries, shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL with respect to such shares and shares of Company restricted stock) will receive shortly after the completion of the merger a letter of transmittal describing how such holder may exchange shares of the Company’s common stock for the merger consideration.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable. With respect to shares of our common stock held by The Depository Trust Company, or DTC, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of our common stock held of record by DTC immediately prior to the effective time, multiplied by the per share merger consideration. DTC will then appropriately credit the accounts of the holders of our common stock that is held by DTC.

Interests of Certain Persons in the Merger

In considering the recommendation of the board of directors that you vote to approve the proposal to adopt the merger agreement, you should be aware that our directors and officers have interests in the merger that are different from, or in addition to, those of our stockholders generally. The board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. For the purposes of all of the agreements and plans described below, the completion of the transactions contemplated by the merger agreement will constitute a change in control.

Restricted Stock and Stock Options

Our compensation committee has granted long-term equity compensation awards, consisting of restricted shares and stock options, under the Company’s Amended and Restated Omnibus Incentive Plan of 2006 and the Company’s 1998 Stock Compensation Plan, which we refer to as the Company incentive plans. As of October 28, 2010, 1,350,700 shares of common stock were subject to outstanding awards of restricted shares and options. At the effective time, the Company will terminate the Company incentive plans.

At the effective time of the merger, each restricted share of the Company’s common stock issued and outstanding and subject to forfeiture will become fully vested without restrictions and will be treated as an unrestricted share of the Company’s common stock. Each director or officer who holds any restricted shares will be entitled to receive the merger consideration with respect thereto, without interest, less any applicable withholding taxes.

At the effective time, each outstanding option to purchase shares of the common stock of the Company granted under a Company incentive plan that is outstanding and unexercised, whether or not vested or exercisable, shall become fully vested and exercisable. The Company will also cancel each outstanding and unexercised stock option granted under the Company incentive plans. Each holder of a stock option of the Company that is outstanding and unexercised immediately prior to the effective time and that has an exercise price per share of common stock of the Company that is less than the per-share consideration being paid in the merger agreement will be entitled to be paid by the Company, a per share amount in cash equal to the excess, if any, of the per share merger consideration over the applicable per share exercise price of such stock option, less any applicable withholding taxes. Fairfax will provide the Company with sufficient cash to pay the aggregate amount of such payments promptly after the effective time, and promptly thereafter the Company will make such payments.

The following table sets forth the numbers of restricted shares of the Company’s common stock and options to purchase the Company’s common stock held by the Company’s directors and officers as of the date of this proxy statement, including the amounts to which such directors and officers will be entitled at the effective time with respect to the acceleration of vesting of such restricted stock and stock options:

	Number of Shares of	Resulting	Number of Stock	Resulting
Insider	Restricted Stock	Consideration	Options	Consideration

John A. Marazza	48,333	$797,495	145,000	$62,800
E. Edward Camp	68,333	$1,127,495	37,000	$20,940

Each of the persons listed in the above table will also receive the merger consideration in respect of the shares of the Company’s common stock beneficially owned by them. See “Security Ownership of Certain Beneficial Owners and Management” beginning on page 70 below for more information.

Employee Plans

In 2007, we introduced our Supplemental Executive Retirement Plan (the “SERP”), pursuant to which we can make cash contributions on behalf of our named executive officers as a long-term retention incentive. The SERP also permits our named executive officers to defer the receipt of income that would otherwise be payable in the calendar year. The contributions made under the SERP do not begin to vest until seven years after the contribution is made with full vesting occurring ten years after the contribution date, subject to earlier vesting in the event of death, disability, or attaining age sixty while employed by our Company. Mr. Smith is the only named executive officer that currently participates in the SERP. In March 2009, the Compensation Committee authorized an award of $1,250,000 under the SERP as Mr. Smith’s 2008 long-term incentive compensation. Mr. Smith also received an award of $1,000,000 under the SERP as Mr. Smith’s 2007 long-term incentive compensation. In March 2010, the Compensation Committee authorized an award of $1,250,000 as Mr. Smith’s 2009 long-term incentive compensation. In the case of Mr. Smith, contributions to the SERP will vest in four years, when he reaches age sixty-four. Amounts contributed to the SERP will not be distributed until Mr. Smith’s separation from service with the Company.

In March 2009, the Compensation Committee authorized an award of $125,000 of Mr. Marazza’s compensation for 2008 through a nonqualified deferred compensation arrangement pursuant to the terms of an incentive compensation agreement between the Company and Mr. Marazza. In March 2010, the Compensation Committee authorized an award of $150,000 of Mr. Marazza’s compensation for 2009 through such deferred compensation arrangement. Under the terms of this incentive compensation agreement, the deferred compensation awards vest in three equal installments beginning on March 5, 2010, subject to earlier vesting upon termination of Mr. Marazza’s employment (other than by the Company for Cause, as defined in Mr. Marazza’s employment agreement) or a change of control of the Company. Mr. Marazza is entitled to receive payment of the vested portion of the award as of the date of his termination of employment (other than by the Company for Cause, as defined in Mr. Marazza’s employment agreement) or a change of control of the Company.

Employment Agreements

Agreement with Mr. Smith.  On August 21, 2007, we entered into an employment agreement with Mr. Smith. The employment agreement became effective as of August 1, 2007 and continues for a period of five years with automatic renewal for successive twelve month periods. Under the employment agreement, Mr. Smith serves as our Chairman, President and Chief Executive Officer and performs such duties as are traditionally associated with such positions. The employment agreement provides for Mr. Smith to receive an annual base salary of $750,000, subject to review at least annually by the Compensation Committee. Mr. Smith is also eligible to (i) participate in our Performance-Based Annual Incentive Plan (or other short-term incentive plan), (ii) receive awards under our Omnibus Incentive Plan of 2006 and (iii) participate in the SERP.

In the event of termination by us for Cause or by Mr. Smith other than for Good Reason, Mr. Smith will be entitled to (a) any accrued base salary, vacation or bonus payment, (b) benefits in accordance with the terms of the applicable employee benefit plans until the date of termination, and (c) the rights to any equity awards and to the SERP as determined in accordance with the terms of such plans. In the event of Mr. Smith’s termination of employment due to death, Mr. Smith’s estate or personal representative shall be entitled to receive (i) any accrued base salary, vacation or pro rata bonus, (ii) benefits in accordance with the terms of the applicable employee benefit plans until the date of termination, and (iii) the rights to any equity awards and to the SERP as determined in accordance with the terms of such plans.

In addition to termination in the event of death or disability, Mr. Smith’s employment may be terminated by us for Cause, by Mr. Smith for Good Reason or by us without Cause or by Mr. Smith without Good Reason. In the event of termination by us without Cause or by Mr. Smith for Good Reason, Mr. Smith will be entitled to (i) payment of any accrued base salary, accrued vacation and a pro rata bonus in a lump sum within ninety (90) days of the date of termination, (ii) benefits in accordance with the terms of the applicable employee benefit plans through the date of termination and (iii) his rights with respect to any equity awards as determined under the terms of the plan and any grant agreement under which such awards were granted and his rights with respect to our Supplemental Executive Retirement Plan as determined in accordance with the terms of such plan. In addition to the foregoing benefits, if Mr. Smith executes a release of claims against us in connection with a termination by us without Cause or by Mr. Smith for Good Reason, Mr. Smith will be entitled to receive (1) an amount equal to the sum of (x) thirty (30) months of base salary plus (y) an amount equal to the sum of the actual annual incentive bonuses paid to Mr. Smith in the two fiscal years immediately preceding the fiscal year in which the termination occurs multiplied by 1.25 (the sum of (x) and (y) being the “Separation Amount”), and (2) in the event Mr. Smith makes a timely election of COBRA continuation coverage, we shall either pay directly or reimburse Mr. Smith for all related COBRA premiums due with respect to such continuation coverage for the lesser of the term of such coverage or thirty (30) months; provided, that if the statutory term of such coverage is less than thirty (30) months, the Company shall pay Mr. Smith an amount equal to the amount of the COBRA premium that would have been payable had such coverage been continued for the balance of such thirty (30) month period in monthly installments. Notwithstanding the foregoing, the Company’s obligation to pay COBRA premiums or amounts in lieu thereof shall terminate when Mr. Smith first becomes eligible to participate in any other employer sponsored major medical benefit plan. In the event that we elect to terminate Mr. Smith’s employment without Cause or Mr. Smith elects to terminate his employment for Good Reason and the date of termination occurs within a certain period prior to or following the effective date of a change in control event (as defined in the Agreement), any and all equity awards which are not vested on the termination date shall be deemed to have vested on the termination date and the Separation Amount shall be paid in a lump sum promptly following the later of the termination date or the effective date of the change in control event. Mr. Smith is subject to perpetual obligations of confidentiality under the Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of twenty-four (24) months following termination of employment.

“Good Reason” as used in Mr. Smith’s employment agreement means any of the following conditions (not consented to in advance by Mr. Smith in writing or ratified subsequently by Mr. Smith in writing), but only if Mr. Smith provides the Company with written notice of such condition within ninety (90) days of the initial existence of such condition and only if such condition remain(s) in effect thirty (30) days after written notice to the board from Mr. Smith of his intention to terminate his employment for Good Reason which specifically identifies such condition:

(i) A material diminution in Mr. Smith’s base compensation; or

(ii) Any action or inaction which constitutes a material breach by the Company of the employment agreement with respect to any of its obligation to Mr. Smith; or

(iii) Any material diminution in Mr. Smith’s authority, duties or responsibilities as measured against his authority, duties or responsibilities immediately prior to such change; or

(iv) Requiring Mr. Smith to report other than to the board or its chair; or

(v) Following a change in control event, any material change in the geographic location at which Mr. Smith is normally required to perform his duties and responsibilities under the employment agreement.

“Cause” as used in Mr. Smith’s employment agreement means a termination of Mr. Smith’s employment by formal action of the board for any of the following reasons:

(i) embezzlement, fraud or any other illegal or unethical act or omission in connection with the performance of Mr. Smith’s duties under the employment agreement or as an employee of the Company that demonstrably and materially injures or reasonably could demonstrably and materially injure the Company or any affiliate or that the board determines does demonstrably and materially impairs Mr. Smith’s ability to satisfactorily perform his duties under the employment agreement;

(ii) conviction of (or plea of nolo contendere to) any (A) felony or (B) other crime involving moral turpitude or any other conviction (or plea of nolo contendere) that demonstrably and materially impairs or reasonably could demonstrably and materially impair Mr. Smith’s ability to satisfactorily perform his duties under the employment agreement;

(iii) any willful and demonstrably material breach by Mr. Smith of the terms of the employment agreement or any other willful act or omission that demonstrably and materially injures or reasonably could be expected to demonstrably and materially injure the Company or any affiliate or that demonstrably and materially impairs or reasonably could demonstrably and materially impair Mr. Smith’s ability to satisfactorily perform his duties hereunder.

(iv) improper, willful and material disclosure or use of the Company’s or any affiliate’s proprietary information or other willful material breach of Mr. Smith’s fiduciary obligation to the Company or any affiliate of the Company; or

(v) Mr. Smith’s willful failure or refusal to follow the lawful and good faith directions of the board. For purposes of this definition, no act or failure to act on the part of Mr. Smith shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission are in the best interests of the Company or its Affiliates. Any act or omission, based upon directions given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or its affiliates.

Notwithstanding anything in this Agreement to the contrary, in no event shall Mr. Smith’s inability to perform the essential functions of his job with or without reasonable accommodation as a result of a physical or mental condition constitute “Cause”.

Agreement with Mr. Marazza.  On December 10, 2009, we entered into an employment agreement with John A. Marazza, our Executive Vice President, Chief Financial Officer and Corporate Secretary. Under the employment agreement, which replaces and supersedes Mr. Marazza’s July 2006 letter agreement, Mr. Marazza will continue to serve in the same capacities and perform such duties as are traditionally associated with such positions. The employment agreement provides that Mr. Marazza will be paid an annual base salary of $375,000, subject to annual review under direction of our board. Mr. Marazza will also be eligible to participate in our Performance-Based

Annual Incentive Plan (or other short-term incentive plan) and receive awards under the Company’s Omnibus Incentive Plan (or any successor equity based compensation plan).

In the event of termination by us for Cause or by Mr. Marazza other than for Good Reason, Mr. Marazza will be entitled to (a) any accrued base salary through the termination date, and (b) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, and (c) his rights with respect to any equity awards as determined under the terms of the plan and any grant agreement under which such awards were granted. In the event of Mr. Marazza’s termination of employment due to death, Mr. Marazza’s estate or personal representative shall be entitled to receive (i) any accrued base salary through the termination date, (ii) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, and (iii) a pro rated bonus for the performance period that included the termination date.

In the event of termination by (a) mutual agreement of us and Mr. Marazza, (b) us without Cause or due to Mr. Marazza’s disability, or (c) Mr. Marazza for Good Reason, then Mr. Marazza will be entitled to (i) payment of any accrued base salary, (ii) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, (iii) a pro rated bonus for the performance period that included the termination date, (iv) an amount equal to the sum of the actual annual incentive bonuses awarded and paid to Mr. Marazza with respect to the two years immediately preceding the fiscal year in which termination of employment occurs and (v) a continuation of his then current base salary and benefits for the twenty-four (24) month period following the date of termination or resignation. In addition, for certain termination events, all equity awards outstanding at the time of Mr. Marazza’s termination shall immediately vest and be exercisable for the shorter of the remaining term of the award and one year. We may require Mr. Marazza to execute a general release of claims and provide transition services in order to receive certain of the payments that Mr. Marazza is entitled to upon his termination. Mr. Marazza is subject to perpetual obligations of confidentiality under the Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of twenty-four (24) months following termination of employment.

“Good Reason” as defined in Mr. Marazza’s employment agreement means if, prior to his resignation, any of the following shall have occurred and Mr. Marazza shall have given notice of his resignation for Good Reason within sixty (60) days after he has knowledge of the occurrence of such event:

(1) Mr. Marazza, without his consent, ceases to hold the positions and titles of Executive Vice President, Chief Financial Officer and Corporate Secretary (other than upon death or disability or in connection with an event that permits a termination for Cause which the Company exercises);

(2) Mr. Marazza is assigned, without his consent, authority or responsibility materially inconsistent with the authority and responsibility contemplated by the employment agreement, including without limitation any material diminution of his authority and responsibility or change in reporting requirements;

(3) Mr. Marazza’s base salary is materially reduced, or there is any material delay in the payment of his base salary, or there is any material reduction in the nature and amount of benefits (including benefits under any incentive Plan or equity plan or any successor plans thereto) theretofore provided to Mr. Marazza pursuant to the employment agreement (provided that a change in Company plans applicable to senior executives generally or a reduction in the Company’s stock price shall not constitute a reduction in benefits);

(4) Any requirement is imposed for Mr. Marazza to reside outside of the Detroit, Michigan metropolitan area;

(5) The Company commits a material breach of the employment agreement, with limited exceptions, which breach is not cured within 30 days after written notice thereof is given by Mr. Marazza;

(6) Richard H. Smith is no longer Chief Executive Officer; or

(7) A change in control event occurs.

“Cause” for the purposes of Mr. Marraza’s employment agreement shall exist in the event of Mr. Marazza’s:

(1) embezzlement, fraud, theft or other illegal or unethical act or omission that adversely affects (or that could reasonably be expected to adversely affect) the Company, its affiliates or any of their respective employees, producers, insurers, reinsurers, agents, customers or other persons doing business with the Company or its affiliates;

(2) conviction of, or plea of guilty or nolo contendere to:

(A) a felony, or

(B) other crime involving moral turpitude that (i) materially impairs (or could reasonably be expected to materially impair) Mr. Marazza’s ability to perform his duties under the employment agreement or (ii) otherwise results in death or substantial bodily or psychological harm to any person;

(3) bar or suspension for a period of more than 60 days by any court or regulatory agency of competent jurisdiction from performing employment duties for, engaging in any activities on behalf of, or otherwise being associated with, the Company or its affiliates;

(4) material breach of the terms of the employment agreement or of Mr. Marazza’s fiduciary obligation to the Company or any of its affiliates or other conduct undertaken with deliberate intent to cause harm or injury, or undertaken with reckless disregard to the harm or injury that would be caused, to the Company, any of its affiliates or any employee, producer, insurer, reinsurer, agent, customer or other person doing business with the Company other than conduct taken pursuant to advice of legal counsel to the Company; or

(5) willful failure or refusal to follow the lawful and good faith directions of the board or the Chief Executive Officer. For purposes of this definition, no act or failure to act on the part of Mr. Marazza shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission is in the best interests of the Company or its affiliates. Any act or omission, based upon directions given pursuant to a resolution duly adopted by the board or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or its affiliates.

The following table indicates the estimated cash severance amounts (not including amounts payable with respect to restricted stock or stock options which is discussed above) payable to the executive officers under the employment agreements assuming that the executive officer’s employment is terminated as of December 31, 2010 either by the Company without cause or by the executive officer for good reason:

Officers	Estimated Severance

Richard H. Smith	$4,723,726
John A. Marazza	$1,512,807
E. Edward Camp	$—

None of the members of our board of directors will continue as members of the board of directors following the merger.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Fairfax shall cause the surviving corporation to, and the surviving corporation will, indemnify, defend and hold harmless, to the fullest extent permitted by law, our present and former officers and directors, and our subsidiaries’ present and former officers and directors, against any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of the surviving corporation (which approval may not be unreasonably withheld or delayed) of or in connection with any action (as defined in the merger agreement) based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries at or prior to the effective time, including any such losses, liabilities and amounts arising out of our pertaining to the merger agreement or the transactions contemplated thereby. In addition, the surviving corporation will pay all expenses of each such indemnified party in advance of the final disposition of any such action to the fullest extent permitted by law and to advance such expenses, upon receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such party is not entitled to indemnification. The surviving corporation is also required under the merger agreement to maintain in its organizational documents for a period of six years after the effective time provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are the same as those currently set forth in the Company’s certificate of incorporation and by-laws.

Under the merger agreement, we have the right, immediately prior to the effective time, to purchase a six year prepaid tail policy on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by us and our subsidiaries with respect to matters arising on or before the effective time and covering the transactions contemplated by the merger agreement for a price not to exceed 250% of the annual premium amount we are currently paying for such policy.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger to U.S. holders and non-U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

For purposes of this discussion, we use the term “non-U.S. holder” to mean a beneficial owner of shares of the Company’s common stock that is not a U.S. holder or a partnership or other entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax adviser regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended, U.S. Treasury regulations promulgated thereunder, judicial authorities, and administrative rulings, all of which are subject to change, possibly with retroactive effect. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to stockholders who hold an equity interest, actually or constructively, in Fairfax or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to object to the merger or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers in securities or currencies, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, U.S. expatriates, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the receipt of cash in connection with the vesting of shares of restricted stock and options to purchase common stock, or any other matters relating to equity compensation or benefit plans. This discussion does not address any aspect of state, local or foreign tax laws, nor does it address any aspect of estate or gift taxation.

U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

The receipt of cash in exchange for the Company’s common stock in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of our common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the effective time. Short-term capital gains are subject to U.S. federal income tax at the same rates as ordinary income. Long-term capital gains of non-corporate U.S. holders currently are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting.

Backup withholding of tax may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete the Substitute Form W-9 included as part of the letter of transmittal and return it to the paying agent, in order to provide the information necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

Non-U.S. Holders

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.

Any gain realized upon the receipt of cash in exchange for the Company’s common stock in the merger by a non-U.S. holder generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States, (ii) the non-U.S. holder is a nonresident alien individual who will be present in the United States for 183 days or more during the taxable year of the merger, and certain other requirements are met, or (iii) the common stock constitutes a “United States real property interest” for U.S. federal income tax purposes with respect to the non-U.S. holder by reason of the Company’s status as a “United States real property holding corporation” (a “USRPHC”) at any time within the shorter of the five-year period preceding the merger or the non-U.S. holder’s holding period for the common stock. Even if the Company is or has been a USRPHC, a non-U.S. holder would not be subject to U.S. federal income tax as long as the non-U.S. holder actually or constructively holds or held, during the applicable period, 5% or less of the Company’s common stock. A non-U.S. holder that actually or constructively holds or has held more than 5% of the Company’s common stock should consult its own tax adviser regarding any U.S. federal income tax consequences applicable to it with respect to the USRPHC rules.

Unless an applicable income tax treaty provides otherwise, gain described in (i) in the preceding paragraph will be subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder recognizing such gain were a U.S. holder. A non-U.S. holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of a portion of its effectively connected earnings and profits for the taxable year. Gain recognized by an individual non-U.S. holder described in (ii) in the preceding paragraph will be subject to U.S. federal income tax at a flat 30% rate (unless an applicable income tax treaty provides otherwise), but may be offset by U.S. source capital losses (even though the individual is not considered a resident of the United States for U.S. federal income tax purposes).

Backup Withholding and Information Reporting.

Backup withholding of tax may apply to cash payments to which a non-U.S. holder is entitled under the merger agreement unless the non-U.S. holder furnishes the required certification as to its non-U.S. status by providing the applicable Internal Revenue Service Form W-8 or by otherwise establishing that such non-U.S. holder is not subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a non-U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such non-U.S. holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger may also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax adviser regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the vesting of restricted stock and options to purchase common stock.

Regulatory Approvals

The Company has insurance company subsidiaries domiciled in the States of Arkansas, Delaware, Illinois and Minnesota. The insurance laws of each such state require an acquiring person to obtain the approval of the relevant insurance regulatory authority in such state prior to the direct or indirect acquisition of control of an insurance company domiciled in such state. On November 8, 2010, Fairfax and certain of its affiliates filed applications for such approval with the Arkansas Insurance Department, the Delaware Insurance Department, the Illinois Department of Insurance and the Minnesota Department of Commerce. Although the Company and Fairfax do not expect any of the Arkansas Insurance Department, the Delaware Insurance Department, the Illinois Department of Insurance or the Minnesota Department of Commerce to withhold its approval of Fairfax’s application, there is no assurance that such approval will be obtained or that such approval will not be delayed.

The insurance laws and regulations of certain U.S. states require that, prior to an acquisition of an insurance company doing business in that state or licensed by that state (or the acquisition of its holding company), a notice filing that discloses certain market share data in that jurisdiction must be made and an applicable waiting period must expire or be terminated.

Under the HSR Act, and the rules promulgated thereunder by the FTC, the merger cannot be completed until each of the Company and Fairfax file a notification and report form with the FTC and the Antitrust Division of the DOJ under the HSR Act and the applicable waiting period has expired or been terminated. Each of the Company and Fairfax filed such a notification and report form on November 5, 2010 and each requested early termination of the applicable waiting period. On November 24, 2010, the FTC notified the parties that their request for early termination of the applicable waiting period under the HSR Act had been granted. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Fairfax. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

There can be no assurance that all of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of any approvals or the absence of any litigation challenging such approvals.

LITIGATION RELATING TO THE MERGER

A putative class action lawsuit relating to the merger has been filed in the United States District Court Eastern District of Michigan Southern Division. The complaint, which purports to be brought as class action on behalf of all of the Company’s stockholders, excluding the defendants and their affiliates, alleges that the consideration that stockholders will receive in connection with the merger is inadequate and that the Company’s directors breached their fiduciary duties to stockholders in negotiating and approving the merger agreement. The complaint further alleges that the Company and Fairfax aided and abetted the alleged breaches by the Company’s directors. The complaint seeks various forms of relief, including injunctive relief that would, if granted, prevent the merger from being consummated in accordance with the agreed-upon terms. The defendants believe that the complaints are without merit and intend to defend the actions vigorously.

A copy of the complaint relating to the class action lawsuit was filed as an exhibit to the Current Report on Form 8-K filed by the Company with the SEC on November 12, 2010 and such report is incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to such exhibits.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section entitled, “Where You Can Find More Information,” beginning on page 75.

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Fairfax and Merger Sub were qualified and subject to important limitations agreed to by the Company, Fairfax and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and to reports and documents filed with the SEC and, in some cases, were qualified by disclosures that were made by each party to the other that were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which is not purported to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger as a subsidiary of Fairfax.

The board of directors of the surviving corporation will, from and after the effective time, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal. The officers of the Company at the effective time will, from and after the effective time, be the officers of the surviving corporation until their successors have been duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Except as described below, the certificate of incorporation of the surviving corporation will be in the form of the certificate of incorporation of Merger Sub (except with respect to the name of the Company), until amended in accordance with its terms or by applicable law. Also, except as described below, unless otherwise determined by Fairfax prior to the effective time, the bylaws of the surviving corporation will be in the form of the bylaws of Merger Sub (except with respect to the name of the Company) until amended in accordance with its terms, the terms of the certificate of incorporation of the surviving corporation or applicable law. The certificate of incorporation and bylaws of the surviving corporation will include provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are the same as those currently set forth in the Company’s certificate of incorporation for a period of six years after the effective time.

Following the completion of the merger, the common stock of the Company will be delisted from the NYSE and deregistered under the Exchange Act, and will cease to be publicly traded.

Closing and Effective Time of the Merger

The closing of the merger is expect to occur no later than the third business day following the date on which the last of the conditions to the closing of the merger (described under “— Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the satisfaction or written waiver of those conditions).

The effective time of the merger will occur as soon as practicable following the closing of the merger upon the filing of a certificate of merger with the Secretary of State of the State of Delaware (or at such later date as the Company and Fairfax may agree and specify in the certificate of merger).

Treatment of Equity Interests

Common Stock

At the effective time, each issued and outstanding share of the Company’s common stock immediately prior thereto (other than shares of the Company’s common stock held by Fairfax, shares held by the Company in treasury or shares held by any of their respective subsidiaries, shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL with respect to such shares and shares of the Company’s restricted stock) will be cancelled and converted into the right to receive the merger consideration, without interest, less any applicable withholding taxes. Common stock owned by Fairfax, Merger Sub or any other subsidiary of Fairfax will remain issued and outstanding after the effective time, but no merger consideration will be paid with respect to such common stock. Common stock owned by the Company or any of its wholly owned subsidiaries will be cancelled without payment of any merger consideration with respect thereto. Common stock owned by stockholders who have perfected and not withdrawn a demand for, or lost the right to, appraisal rights under the DGCL will not be converted into the right to receive merger consideration. Such stockholders will instead be entitled to the appraisal rights provided under the DGCL as described under “Appraisal Rights.”

Employee Stock Options

At the effective time, the Company will terminate the Company’s Amended and Restated Omnibus Incentive Plan of 2006 and the Company’s 1998 Stock Compensation Plan, which we refer to as the Company incentive plans. At the effective time, each outstanding option to purchase shares of the common stock of the Company granted under a Company incentive plan that is outstanding and unexercised, whether or not vested or exercisable, shall become fully vested and exercisable. The Company will also cancel each outstanding and unexercised stock option granted under the Company incentive plans. Each holder of a stock option of the Company that is outstanding and unexercised immediately prior to the effective time and that has an exercise price per share of common stock of the Company that is less than the per-share consideration being paid in the merger agreement will be entitled to be paid by the Company, a per share amount in cash equal to the excess, if any, of the per share merger consideration over the applicable per share exercise price of such stock option, less any applicable withholding taxes. Fairfax will provide the Company with sufficient cash to pay the aggregate amount of such payments promptly after the effective time, and promptly thereafter the Company will make such payments. The Company will take all necessary action to approve the cancellation and payment in respect of the stock options by virtue of the merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Restricted Stock

At the effective time, each issued and outstanding share of common stock of the Company granted under the Company incentive plans that is subject to forfeiture prior to the effective time shall be canceled and shall be converted automatically into the right to receive the merger consideration, less any applicable withholding taxes. Fairfax will provide the Company with sufficient cash to pay the aggregate amount of such payments in respect of such shares of restricted common stock of the Company, and promptly thereafter, the Company will make such payments, less any applicable withholding taxes. The Company will take all necessary action to approve the cancellation and payment in respect of the restricted stock by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Exchange and Payment Procedures

At the effective time, Fairfax will deposit, or will cause to be deposited, with the paying agent, an amount in immediately available funds necessary for the paying agent to pay the aggregate merger consideration to the holders of shares of the Company’s common stock.

Each record holder of shares of the Company’s common stock (other than shares of the Company’s common stock held by Fairfax, shares held by the Company in treasury or shares held by any of their respective subsidiaries, shares of the Company’s common stock held by stockholders who properly exercise appraisal rights under the DGCL with respect to such shares and shares of the Company’s restricted stock) will receive a letter of transmittal describing how it may exchange its shares of common stock for the merger consideration shortly after the completion of the merger. With respect to shares of the Company’s common stock held by The Depository Trust Company, or DTC, the paying agent will transmit to DTC an amount in cash in immediately available funds equal to the number of shares of the Company’s common stock held of record by DTC immediately prior to the effective time, multiplied by the per share merger consideration. DTC will then appropriately credit the accounts of the holders of the Company’s common stock that is held by DTC.

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent. If ownership of your shares is not registered in the transfer records of the Company, a check for any cash to be delivered will only be issued if the applicable letter of transmittal is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

No interest will be paid or accrued on the cash payable as the merger consideration as provided above. Fairfax, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time. If, after the effective time, any person presents to the surviving corporation, Fairfax or the paying agent, any certificates or any transfer instructions relating to shares cancelled in the merger, such person will be given a copy of the letter of transmittal and told to comply with the instructions in that letter of transmittal in order to receive the cash to which such person is entitled.

Any portion of the merger consideration deposited with the paying agent that remains unclaimed by former record holders of our common stock for one year after the effective time may be delivered to the surviving corporation. After such delivery, record holders of our common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to the surviving corporation for payment of the merger consideration. Neither the surviving corporation nor the paying agent will be liable to any former record holders of our common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the merger consideration, you will have to complete an affidavit of the loss, theft or destruction, and, if required by the surviving corporation, post a bond in a reasonable amount as indemnity against any claim that may be made against the surviving corporation with respect to such certificate. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

No Financing Covenants or Conditions

The merger is not subject to any financing condition. We anticipate that the total funds needed to complete the merger will be approximately $294 million. Fairfax has informed us that it will fund this amount with cash on hand.

Representations and Warranties

The Company made customary representations and warranties in the merger agreement that are subject to matters the Company disclosed in certain documents filed with the SEC and to specified exceptions and qualifications contained in the merger agreement or in the disclosure letter the Company delivered to Fairfax in connection therewith. These representations and warranties relate to, among other things:

•	the organization, existence, good standing and authority to carry on our and our subsidiaries’ businesses;

•	the accuracy and validity of and compliance with our certificate of incorporation and our by-laws;

•	our capitalization;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	the absence of violations of, or conflicts with, our governing documents, applicable law and certain agreements as a result of our entering into and performing our obligations under the merger agreement;

•	any required governmental permits, consents and approvals;

•	compliance with applicable laws, licenses, permits and agreements;

•	our SEC filings since December 31, 2009 and the financial statements included therein;

•	the absence of material undisclosed liabilities;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of a material adverse effect (as described below) and the absence of certain other changes or events since December 31, 2009;

•	the absence of legal proceedings and governmental orders against us and our subsidiaries;

•	employee benefit plans;

•	labor and employment matters;

•	real and personal property owned or leased by us or our subsidiaries;

•	tax matters;

•	the absence of any stockholders’ rights plan;

•	material contracts;

•	the approval of the merger agreement by our board of directors and the required adoption of the same by our stockholders;

•	the receipt of the fairness opinion from BofA Merrill Lynch;

•	the absence of any undisclosed broker’s, finder’s or investment banker’s fees.

•	matters related to the maintenance of insurance coverage; and

•	the accuracy of certain information contained in this proxy statement.

Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a “material adverse effect.” The phrase “material adverse effect” is defined in the merger agreement to mean any event, circumstance, change, state of facts or effect that, alone or in combination, has had, or is reasonably likely to have, (i) a material adverse effect to the business, financial condition or results of operations of the Company and its subsidiaries, taken as a whole; or (ii) would have a material adverse effect on the Company’s ability to perform its obligations under the merger agreement. For purposes of clause (i) of the previous sentence, however, to the extent that any such event, circumstance, change, state of facts or effect, results, alone or in combination, from any of the following factors, it will not be deemed to have or contribute to a “material adverse effect”:

•	changes in the economy in general or in financial, credit or securities markets (including changes in interest or exchange rates) in general, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to other companies in the United States in the same industry;

•	changes generally affecting any of the industries in which the Company or its subsidiaries operate, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to other companies in the United States in the same industry;

•	changes in law or applicable accounting regulations, or principles or interpretations thereof to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to other companies in the United States in the same industry;

•	any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections (but not any event, circumstance, change, state of facts or effect underlying such change or failure);

•	the announcement of the execution of the merger agreement, including the identity of Fairfax;

•	any legal proceedings relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement by or before any governmental authority (including those described under “The Merger — Litigation Related to the Merger”);

•	acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to other companies in the United States in the same industry;

•	earthquakes, hurricanes, floods or other natural disasters, to the extent such changes do not have a materially disproportionate impact on the Company and its subsidiaries, taken as a whole, compared to other companies in the United States in the same industry;

•	the volume, frequency, severity or handling of claims arising under insurance policies issued by certain of the Company’s subsidiaries;

•	any deficiency in the Company’s loss and loss adjustment expense reserves; and

•	any action taken by Fairfax or any of its affiliates or by the Company at the request of Fairfax or any of its affiliates.

Additionally, a decrease in total stockholders’ equity of the Company of less than $50,000,000 as compared to stockholders’ equity of $301,699,000 as of September 30, 2010 shall not be deemed to be a material adverse effect.

The merger agreement also contains customary representations and warranties made by Fairfax and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement. The representations and warranties of Fairfax and Merger Sub relate to, among other things:

•	their organization, existence, good standing and authority to carry on their businesses;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•	the absence of violations of, or conflicts with, their governing documents, applicable law and certain agreements as a result of entering into and performing their obligations under the merger agreement and completing the merger;

•	any required governmental consents and approvals;

•	the absence of legal proceedings and governmental orders against Fairfax or its subsidiaries that would reasonable be expected to prevent or materially delay the consummation of the merger;

•	the ownership by Fairfax of the Company’s common stock;

•	the financial ability of Fairfax to permit the Merger Sub to consummate the merger;

•	the absence of any undisclosed broker’s, finder’s or investment banker’s fees; and

•	the accuracy of certain information contained in this proxy statement.

Neither the Company, on the one hand, nor Fairfax and Merger Sub, on the other hand, make any other express or implied representations or warranties to the other, except as set forth in the merger agreement. The representations and warranties in the merger agreement of each of the Company, Fairfax and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and in the disclosure letter we delivered to Fairfax in connection with the merger agreement, between the date of the merger agreement and the effective time, unless required by applicable law, or unless Fairfax gives its prior written approval (which cannot be unreasonably withheld or delayed), (i) we and our subsidiaries will conduct our businesses, and not take any action except in, the ordinary course of business and in a manner consistent with past practice, (ii) we will use our reasonable best efforts to preserve substantially intact our and our subsidiaries’ business organizations and commercially reasonable efforts to keep available the services of our and our subsidiaries’ officers, employees and consultants and (iii) neither the Company nor any of its subsidiaries will, directly or indirectly, do or propose to do any of the following without the prior written consent of Fairfax (such consent not to be unreasonably withheld or delayed:

•	amend or otherwise change its organizational documents;

•	issue, sell or encumber any of its equity securities or rights to acquire such securities (other than in connection with the exercise or previously issued Company stock awards or any of its assets (other than in the ordinary course of business and in a manner consistent with past practice);

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned subsidiary to the Company or any of its subsidiaries;

•	reclassify, combine, split, subdivide, or redeem, or purchase or acquire any of its capital stock;

•	(a) acquire any corporation, partnership, other business organization or any division thereof or, except in the ordinary course of business and consistent with past practice, any material amount of assets; (b) incur indebtedness for borrowed money in excess of $1,000,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, debt for borrowed money of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (c) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and its Subsidiaries taken as a whole; or (d) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter of such matters;

•	(a) increase the compensation payable or to become payable or the benefits provided to, its current or former directors, officers, employees or independent contractors (except (1) in accordance with the terms of an employee benefit plan currently in effect and (2) for increases in the ordinary course of business consistent with past practice to employees who are not executive officers or directors, or (b) grant any retention, severance or termination payments to or enter into any employment bonus, change in control or severance agreement with any current or former director, officer or other employee of the Company or one of its subsidiaries, or (c) establish, adopt, enter into, terminate or amend any collective bargaining plan or employee benefit plan or grant any equity based awards;

•	Except as required by GAAP or statutory accounting principles, materially change its accounting policies or procedures;

•	make or change any material tax election, tax return or method of tax accounting, settle or compromise any material tax liability, consent to any material tax claim or assessment or waive any statute of limitations in respect of a material amount of taxes, or agree to any extension of time with respect to an assessment or deficiency for a material amount of taxes;

•	enter into, amend, modify, waive or consent to the termination of any material contract or material right thereunder, other than in the ordinary course of business and consistent with past practice;

•	commence or settle any material legal proceeding;

•	fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

•	enter into, renew, amend or modify any managing general agent or insurance producer agreement or third party administrator agreement;

•	enter into any contract, agreement, arrangement or understanding that materially restrains or limits the ability of the Company or any of its subsidiaries to conduct any part of its business;

•	enter into, renew, modify or consent to the termination of any reinsurance contract to which the Company or one of its Company subsidiaries is a party or amend, waive, modify or consent to the termination of any material rights of the Company or any of its subsidiaries thereunder; or

•	announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

No Solicitation of Other Offers

The merger agreement provides that the Company will not, nor will it permit any of its subsidiaries to, nor will it authorize or permit any of its directors, officers, employees, investment bankers, financial advisers, attorneys, accountants or other representatives to, except as described below:

•	solicit, initiate, encourage (including by way of furnishing information not previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any takeover proposal (as described below); or

•	participate in any discussions or negotiations regarding a takeover proposal.

The Company may, however, in response to a takeover proposal that is made after the date of the merger agreement in circumstances not otherwise involving a breach of this provision of the merger agreement, and which proposal is either a superior proposal (as described below) or is reasonably expected to lead to a superior proposal, if the board of directors determines in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable law:

•	request information from the party making that takeover proposal for the purpose of informing the board of directors of the Company about the takeover proposal and the party making it;

•	furnish information regarding the Company to the person making that takeover proposal pursuant to a customary confidentiality agreement, provided that (i) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (ii) promptly after delivering the information, the Company advises Fairfax of all such nonpublic information it delivers to such person (not previously provided or made available to Fairfax ); and

•	participate in negotiations with the party making that takeover proposal regarding that takeover proposal.

In addition, the Company has agreed that neither the board of directors nor any committee thereof will, except as described below:

•	withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Fairfax, the board of directors’ recommendation that the Company’s stockholders adopt the merger agreement, or approve determine to be advisable or recommend, or propose publicly to approve, determine to be advisable or recommend, any takeover proposal, any of which we refer to as an adverse recommendation change; or

•	cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any takeover proposal (other than a customary confidentiality agreement, as described above).

However, in response to a takeover proposal that was not made in breach of the merger agreement and that is made after the date of the merger agreement that the board of directors determines in good faith constitutes a superior proposal, which was otherwise not in breach of the Company’s non-solicitation obligations under the merger agreement, if the board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable law, the board of directors may take any of the following actions:

•	make an adverse recommendation change;

•	cause the Company to enter into an agreement related to the superior proposal, provided that the Company simultaneously pays or had previously paid to Fairfax the termination fee described in “— Termination Fee” below; or

•	postpone or adjourn the stockholder meeting called in connection with the approval of the merger agreement.

provided, that in each case, such action may be taken only after the second business day following Fairfax’s receipt of written notice from the Company that describes, among other things, which of the foregoing actions the board of directors has determined to take.

In addition, the board of directors may make an adverse recommendation change if it determines in good faith after consulting with outside counsel that a failure to do so would be inconsistent with its fiduciary duties under applicable law, so long as the Company has given Fairfax two business days’ prior written notice of the board of directors’ intention to take any such action and its reasons for doing so and pays the termination fee to Fairfax described in “— Termination Fee”.

The Company has also agreed to cease any discussion or negotiations with any third parties that may have been ongoing on the date of the merger agreement with respect to a takeover proposal, and to seek to have returned to the Company (or destroyed) any confidential information that has been provided in any such discussions or negotiations. In addition, the Company has agreed to notify Fairfax orally and in writing as promptly as reasonably practicable of any request for confidential information in connection with a takeover proposal or of any takeover proposal, the material terms and conditions of such request or takeover proposal and the identity of the party making such request or takeover proposal, and to keep Fairfax promptly informed of all developments that could lead to the board of directors making an adverse recommendation change or exercising any of its rights under these provisions of the merger agreement.

For purposes of this discussion, the term “takeover proposal” means any inquiry, proposal or offer from any person (other than Fairfax or any of its affiliates or representatives) relating to:

•	any direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction), of 10% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company; or

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company (other than the transactions contemplated by the merger agreement).

For purposes of this discussion, the term “superior proposal” means a bona fide written takeover proposal, that was not solicited in violation of the merger agreement, from any person for

•	a direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and its subsidiaries, taken as a whole, or 50% or more of the issues and outstanding common stock of the Company; or

•	any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the issued and outstanding common stock of the Company, (other than the transactions contemplated by the merger agreement); in each case, that, considering all relevant factors (including whether financing for such offer is fully committed or is reasonably likely to be obtained and whether such takeover proposal is reasonably likely to be consummated), the board of directors determines in its good faith judgment (after receiving the advice of the Company’s financial adviser and outside counsel), is more favorable to the Company and its stockholders than the merger.

Stockholders Meeting

Subject to the provisions of the merger agreement described above under “— No Solicitation of Other Offers,” we are required to convene and hold a meeting of our stockholders as promptly as practicable after the execution of the merger agreement to in order to obtain the approval of our stockholders of the merger agreement. Subject to the provisions of the merger agreement discussed above under “— No Solicitation of Other Offers,” we must use our reasonable best efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement.

Filings; Other Actions; Notification

We and Fairfax will (i) promptly (within ten business days of entering into the merger agreement) make our respective regulatory filings described under “The Merger — Regulatory Approvals” and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade laws with respect to the merger and (ii) use our respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger, including using our reasonable best efforts to promptly obtain all permits, consents, approvals, authorizations, qualifications and orders of governmental authorities (including the approval of the Arkansas Insurance Department, the Delaware Insurance Department, the Illinois Department of Insurance and the Minnesota Department of Commerce, (which we collectively refer to as insurance regulatory approvals) and parties to contracts with the Company and its subsidiaries as are necessary for the consummation of the merger and to fulfill the conditions to the merger. However, neither Merger Sub nor Fairfax will be required to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Fairfax, the Company or any of their respective subsidiaries or (B) limits Fairfax’s freedom of action with respect to, or its ability to retain, the Company and its subsidiaries or any portion thereof or any of Fairfax’s or its affiliates’ other assets or businesses. Without limiting the foregoing, Fairfax will use its reasonable best efforts to file or submit the insurance regulatory approvals within ten (10) business days after the date hereof and to respond promptly to any request by any governmental authority for any additional information and documentary material in connection therewith. Fairfax shall give the Company and its counsel a reasonable opportunity to review and comment on the insurance regulatory approvals, and all amendments or supplements thereto prior to their being filed or submitted. Each of Parent and the Company shall promptly forward to the other all notices, inquiries and other written communications received by it from any governmental authority relating to the Merger. Each of Fairfax and the Company will defend vigorously against any actions, suits or proceedings in which either party or its subsidiaries is named as defendant which seeks to enjoin, restrain or prohibit the Transactions. Additionally, none of the Company, Fairfax or Merger Sub will until the effective time of the Merger, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, materially delay or prevent the consummation of the Merger.

The Company and Fairfax have agreed to give each other prompt notice of

•	the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in the merger agreement to be untrue or inaccurate in any material respect;

•	any failure of the Company, Fairfax or Merger Sub, as the case may be, to comply with or satisfy any material covenant or agreement to be complied with or satisfied by it under the merger agreement;

•	any other development that would constitute a material adverse effect; and

•	any notice or other communication from any governmental authority in connection with the transactions contemplated by the merger agreement or from any person alleging that the consent of such person is or may be required in connection with the merger agreement or the transactions contemplated thereby.

Employee Benefits Matters

Following the consummation of the Merger, Fairfax has agreed, pursuant to the merger agreement, to cause the surviving corporation and our subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and its subsidiaries as in effect immediately prior to the merger that are applicable to any current or former officers, employees or directors of the surviving corporation or any of our subsidiaries, including without limitation, payment of incentive bonuses thereunder for the calendar year ending December 31, 2010. In addition, Fairfax has agreed to grant employees of the Company or any of its subsidiaries credit for all periods of employment with the Company and any of its subsidiaries for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Company or any of its subsidiaries for service accrued or deemed accrued prior to the merger with the Company or any of its subsidiaries.

Investments

Pursuant to the merger agreement, the Company will use commercially reasonable efforts beginning promptly after the date of the merger agreement to sell all of its and its subsidiaries non-cash investments for proceeds consisting solely of cash or treasury bills (but the Company has no obligation to sell such investments for an amount less than their book value as of September 30, 2010). If the proceeds to be realized from such a sale with respect to any non-cash investment with a book value in excess of $1,000,000 as of September 30, 2010 would be less than the book value of such non-cash investment as of September 30, 2010, the Company will obtain Fairfax’s consent prior to effecting such sale. After the date of the merger agreement, the Company is not permitted to acquire any investment assets other than treasury bills without the prior written consent of Fairfax.

Insurance

Prior to the effective time, the Company is required to purchase one year prepaid “tail policies” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of fiduciary liability insurance, insurance company professional liability insurance, agents and brokers professional liability insurance and employment practices liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time, but the Company will not purchase any such tail policy unless it obtains Fairfax’s consent with respect to the premium payable by the Company or its subsidiary for each such policy.

Conditions to the Merger

The respective obligations of the Company, Fairfax and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following mutual conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•	the waiting period applicable to the consummation of the merger under the HSR Act must have expired or have been early terminated;

•	certain insurance regulatory approvals and consents required to consummate the merger, including the insurance regulatory approvals noted above, must have been obtained, and

•	no court or governmental entity of competent jurisdiction in the U.S. or Canada has enacted, issued, promulgated, enforced or entered any law that makes illegal the acquisition of shares of the Company’s common stock by Fairfax, Merger Sub, or any affiliate of either, or otherwise prevents or prohibits the consummation of the merger.

The obligations of Fairfax and Merger Sub to effect the merger are also subject to the satisfaction or (where permissible) waiver by Fairfax at or prior to the effective time of the following additional conditions:

•	(i) our representations and warranties regarding (a) certain aspects of our capitalization must be true and correct, except for de minimis errors and (b) our corporate power and authority to enter into the merger agreement and consummate the merger must be true and correct in all respects; and (ii) all other representations and warranties contained in the merger agreement must be true and correct, except as would not constitute a material adverse effect (but without regard to materiality qualifiers contained therein), in each case, as of the effective time, as though made on and as of such date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date);

•	we have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by us on or prior to the effective time;

•	we have delivered to Fairfax a certificate, dated as of the date of the closing of the merger, signed by an authorized officer of the Company, certifying on our behalf that the two conditions above have been satisfied; and

•	no material adverse effect shall have occurred with respect to the Company between the date of the merger agreement and the closing date.

Our obligation to effect the merger is subject to the satisfaction or (where permissible) waiver by us at or prior to the effective time of the following additional conditions:

•	(i) the representations and warranties of Fairfax and Merger Sub relating to their financial ability to complete the merger must be true and correct in all respects and (ii) all other representations and warranties must be true and correct, except as would not, individually or in the aggregate, be reasonably likely to constitute a material adverse effect on the ability of Fairfax and Merger Sub to consummate the merger (but without regard to materiality qualifiers contained therein), in each case, as of the effective time, as though made on and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

•	each of Fairfax and Merger Sub have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by Fairfax and Merger Sub on or prior to the effective time; and

•	Fairfax has delivered to us a certificate, dated as of the date of the closing of the merger, signed by an authorized officer of Fairfax, certifying that the two conditions above have been satisfied.

Termination

The merger agreement may be terminated at any time prior to the effective time, notwithstanding the adoption of the merger agreement by the Company’s stockholders, by mutual written consent of the Company and Fairfax.

The merger agreement may also be terminated at any time prior to the completion of the merger, notwithstanding the adoption of the merger agreement, by the Company’s stockholders by either the Company or Fairfax if:

•	the merger is not completed on or before June 30, 2011, which date, as we refer to as the outside date, except that this right to terminate the merger agreement will not be available to any party whose failure to comply with the merger agreement results in the failure of the merger to be completed by that date;

•	any final, non-appealable governmental injunction, order, decree or ruling (whether temporary, preliminary or permanent) has been enacted, issued, enforced or entered by any governmental authority in the U.S. or Canada, which has the effect of preventing, prohibiting or making illegal the completion of the merger, except that the right to terminate under this provision shall not be available to any party whose failure to fulfill any material obligations under the merger agreement has been the cause of, or resulted in, the failure of the effective time to occur on or before the outside date; or

•	the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders;

by Fairfax if:

•	the Company has breached any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of the related conditions to Fairfax’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Fairfax gives the Company written notice of such breach; or

•	our board of directors or any committee thereof makes an adverse recommendation change; and

•	the Company shall have failed to include in this proxy statement its recommendation to stockholders to adopt the merger agreement; and

by the Company if:

•	Fairfax has breached any of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of the related conditions to the Company’s obligation to close to be satisfied and has not or cannot be cured within 30 days after the Company gives Fairfax written notice of such breach; or

•	concurrently with such termination, the Company enters into a definitive agreement providing for a superior proposal, provided that prior to or simultaneously with the entry into such definitive agreement, the Company has paid to Fairfax the termination fee described below.

In the event that the merger agreement is terminated as described above, the merger agreement will (subject to certain exceptions) become void, and there will be no liability under the merger agreement on the part of any party to the merger agreement, except for the parties’ obligations with respect to expense reimbursement described below under “— Expenses” and except that no party will be relieved from liability for any willful breach of the merger agreement prior to the date of such termination.

Termination Fee

The Company has agreed to pay Fairfax a termination fee of $9.0 million, which amount represents approximately 3.0% of the equity value of the transaction, if the merger agreement is terminated under any of the following circumstances:

(i) Fairfax terminates the merger agreement because the board of directors or any committee thereof makes an adverse recommendation change;

(ii) the Company terminates the merger agreement because it enters into a definitive agreement providing for a superior proposal;

(iii) if Fairfax or the Company terminates the merger agreement because the effective time shall not have occurred before the outside date or if Fairfax terminates the merger agreement because the Company has breached one or more of its representations, warranties, covenants or agreements under the merger agreement and such breach would give rise to the failure of the related conditions to Fairfax’s obligation to close to be satisfied and has not or cannot be cured within 30 days after Fairfax gives the Company written notice of such breach; and

•	prior to the time of such termination a takeover proposal shall have been publicly announced with respect to the Company; and

•	within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to (and subsequently consummates the contemplated transaction), or consummates, a transaction contemplated by a takeover proposal (provided that all references to 10% in the definition of “takeover proposal” shall be replaced with 50%); or

(iv) if Fairfax or the Company terminates the merger agreement because the Company’s stockholders fail to adopt the merger agreement at the special meeting of the Company’s stockholders; and

•	prior to the time of such failure to adopt the merger agreement a takeover proposal shall have been publicly announced with respect to the Company; and

•	within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to (and subsequently consummates the contemplated transaction), or consummates, a transaction contemplated by a takeover proposal (provided that all references to 10% in the definition of “takeover proposal” shall be replaced with 50%).

If the merger agreement is terminated as a result of clause (i) above, the termination fee will be payable by the Company to Fairfax no later than two business days following such termination. If the merger agreement is terminated as a result of clause (ii) above, the termination fee will be payable by the Company to Fairfax prior to or simultaneously with such termination. If the merger is terminated as a result of clauses (iii) or (iv) above, the termination fee will be payable by the Company to Fairfax no later than two business days following the consummation of such transaction.

Expenses

Except as otherwise set forth below, all expenses (as defined in the merger agreement) incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, whether or not the merger is consummated.

However, if Fairfax or the Company terminates the merger agreement as a result of the Company’s stockholders failure to adopt the merger agreement at the special meeting of the Company’s stockholders, or the other’s breach of any representation, warranty, covenant or agreement in the merger agreement under the circumstances described above under “— Termination,” (provided that, in such case, the terminating party is not in material breach of any of its representations, warranties, covenants or agreements in the merger agreement), then the breaching party (or in the event of a failure to adopt the merger agreement, the Company) will reimburse the terminating party (or in the event of a failure to adopt the merger agreement, Fairfax) for all of its expenses, up to $1.5 million, provided, however, that if the Company is required to pay the termination fee described above under “— Termination Fee,” then the Company may reduce any termination fee owed to Fairfax by the full amount of any expense reimbursement paid to Fairfax pursuant to this provision.

Remedies

If Fairfax is entitled to terminate the merger agreement and receive a termination fee from the Company, Fairfax’s receipt of such termination fee will be the sole and exclusive remedy of Fairfax and Merger Sub against the Company, regardless of the circumstances of such termination.

The parties are entitled to specific performance of the terms of the merger agreement in addition to any other remedy at law or in equity.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time, Fairfax shall cause the surviving corporation to, and the surviving corporation will, indemnify, defend and hold harmless, to the fullest extent permitted by law, our present and former officers and directors, and our subsidiaries’ present and former officers and directors, against any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of the surviving corporation (which approval may not be unreasonably withheld or delayed) of or in connection with any action (as defined in the merger agreement) based on or arising out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries at or prior to the effective time, including any such losses, liabilities and amounts arising out of our pertaining to the merger agreement or the transactions contemplated thereby. In addition, the surviving corporation will pay all expenses of each such indemnified party in advance of the final disposition of any such action to the fullest extent permitted by law and to advance such expenses, upon receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such party is not entitled to indemnification. The surviving corporation is also required under the merger agreement to maintain in its organizational documents for a period of six years after the effective time provisions with respect to the exculpation and indemnification of the current and former directors and officers of the Company that are the same as those currently set forth in the Company’s certificate of incorporation and by-laws.

Under the merger agreement, we have the right, immediately prior to the effective time, to purchase a six year prepaid tail policy on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by us and our subsidiaries with respect to matters arising on or before the effective time and covering the transactions contemplated by the merger agreement for a price not to exceed 250% of the annual premium amount we are currently paying for such policy.

Access

Subject to certain limitations, we have agreed to afford Fairfax, Merger Sub and their authorized representatives, reasonable access to the Company (including our officers, employees, offices and other facilities and our books and records) and to furnish Fairfax with our financial, operating and other data and information, as may reasonably be requested.

Modification or Amendment

At any time prior to the effective time, the parties to the merger agreement may modify or amend the merger agreement in writing, by action taken by their respective boards of directors. After the approval and adoption of the merger agreement and the merger by the stockholders of the Company, however, no amendment may be made that would require further approval of the stockholders of the Company under applicable law without such further approval.

VOTING AGREEMENTS

This section describes the voting agreements among Fairfax and each of Jerome M. Shaw, a member of the board of directors of the Company, and Richard H. Smith, Chairman, the President and Chief Executive Officer of the Company. The description is not complete, and you should read the forms of voting agreements for a more complete understanding of its terms. The complete text of the forms of voting agreements are attached to this proxy statement as Annexes C and D and are incorporated by reference into this proxy statement.

Concurrently with the execution of the merger agreement, each of Messrs. Shaw and Smith, solely in his capacity as a stockholder, entered into a voting agreement with Fairfax under which he has irrevocably agreed to appear at every meeting of the Company’s stockholders and every postponement or adjournment thereof, and to vote all of his shares of Company common stock (and any other such shares he may acquire after the date of the merger agreement):

•	in favor of the proposal to approve the merger agreement and the consummation of the transactions contemplated thereby,

•	against any action, agreement, transaction or proposal (including a takeover proposal) that would result in a material breach by the Company under the merger agreement or could result in any condition to the Company’s obligations thereunder not being fulfilled, and

•	in favor of any other matter necessary to the consummation of the transactions contemplated by the merger agreement.

Messrs. Shaw and Smith also have granted Fairfax an irrevocable proxy to vote their shares in accordance with the foregoing if and to the extent he fails to do so. As of December 13, 2010, the record date for the special meeting, such directors and executive officers collectively were entitled to vote 2,940,330 shares, or approximately 16.6% of the Company’s outstanding common stock.

Messrs. Shaw and Smith also have agreed among other things that, except as contemplated by the merger agreement, they will not, directly or indirectly, on or after the date of the merger agreement:

•	sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber (referred to in the voting agreement as a transfer) any of their shares, other than a transfer of any such shares to any person who executes and delivers to Fairfax a joinder to the transferor’s voting agreement, pursuant to which such person will be bound by all of the terms and provisions of such voting agreement,

•	deposit any of their shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with the voting agreements,

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition, sale, assignment, transfer or other disposition of their shares, or

•	take any action that would make any representation or warranty he made untrue or incorrect in any material respect or have the effect of preventing or disabling him from performing his obligations under the voting agreements.

Messrs. Shaw and Smith also have agreed that they will:

•	not, except as expressly permitted by the provisions of the merger agreement described above under “Merger Agreement — No Solicitation of Other Offers,” directly or indirectly, engage in any action that the Company is prohibited from taking under such provisions (and will cause their respective representatives and agents not to engage in any action prohibited under such provisions), and

•	promptly advise the Company orally and in writing of any takeover proposal (as defined in the merger agreement) or any request for information with respect thereto, and the material terms and conditions of, and identity of the person making, such takeover proposal or request, and any material changes therein.

The voting agreements will terminate upon the earliest to occur of:

•	the termination of the merger agreement in accordance with its terms, and

•	the effective time of the merger.

Notwithstanding the foregoing, Messrs. Shaw and Smith have entered into voting agreements solely in their capacities as stockholders of the Company and nothing in the voting agreements will limit or affect any action or inaction by them in their capacities as directors or executive officers and as fiduciaries of the Company (or the Company’s subsidiaries), and any such action or inaction will not be deemed to be a breach of the voting agreements.

MARKET PRICE OF COMMON STOCK

The common stock is listed for trading on the NYSE under the symbol “FMR”. The table below shows, for the periods indicated, the price range of the common stock, as reported by Bloomberg L.P., and the dividends per share declared during each of the calendar quarters of 2007, 2008 and 2009 and the first three quarters of 2010. The merger agreement does not permit the Company to pay any additional dividends on its common stock without the prior written consent of Fairfax.

	Common Stock Price		Dividends
	High	Low	Declared

2007
Quarter ended March 31	$23.35	$19.64	—
Quarter ended June 30	$21.61	$18.68	—
Quarter ended September 30	$21.92	$17.98	—
Quarter ended December 31	$25.02	$20.00	—
2008
Quarter ended March 31	$23.66	$14.75	—
Quarter ended June 30	$19.02	$15.80	—
Quarter ended September 30	$18.58	$12.17	—
Quarter ended December 31	$14.46	$8.53	—
2009
Quarter ended March 31	$14.91	$9.98	—
Quarter ended June 30	$16.20	$11.65	$0.025
Quarter ended September 30	$14.80	$12.34	$0.025
Quarter ended December 31	$14.08	$12.68	$0.025
2010
Quarter ending March 31	$15.25	$11.46	$2.00
			$0.025
Quarter ending June 30	$14.16	$11.51	$0.025
Quarter ending September 30	$12.30	$8.55	$0.025
Quarter ending December 31 (through December 13, 2010)	$16.49	$9.76	—

The closing price of the common stock on the NYSE on October 28, 2010, the last trading day prior to the public announcement of the execution of the merger agreement, was $11.36 per share of common stock. On December 13, 2010, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the common stock on the NYSE was $16.33 per share of common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock at the special meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains certain information as of October 31, 2010 as to: (i) all persons who, to our knowledge, were the beneficial owners of more than 5% of the outstanding shares of the Company’s common stock; (ii) each of our named executive officers; (iii) each of our directors; and (iv) all of our executive officers and directors as a group. The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated. The information with respect to each person specified is as supplied or confirmed by such person.

	Beneficial Ownership
	Number		Percentage

Jerome M. Shaw	1,937,522	(2)	10.9%
FMR LLC	1,597,689	(3)	9.0%
TCW Group, Inc.	1,555,880	(4)	8.8%
Richard H. Smith	1,002,808	(5)	5.6%
John A. Marazza	272,267	(6)	1.5%
E. Edward Camp	99,000	(7)	*
George R. Boyer III	9,263		*
Thomas B. Kearney	28,685		*
Louis J. Manetti	8,693		*
Bradley J. Pickard	4,763		*
Hollis W. Rademacher	13,385		*
Steven A. Shapiro	48,866		*
William C. Tyler	12,385		*
All directors and executive officers as a group (11 persons)	3,437,637		19.2%

(1)	Represents the percent of ownership of total outstanding shares of capital stock (the * indicates that the amount of ownership is less than 1% of outstanding capital stock).

(2)	Includes 1,929,137 shares held by The Jerome M. Shaw Revocable Trust, which is controlled by Mr. Shaw. Pursuant to a voting agreement, dated as of October 28, 2010, between Fairfax and Mr. Shaw, Mr. Shaw, solely in his capacity as a stockholder, agreed, among other things, to vote in favor of the proposal to approve the merger agreement and against any action, agreement, transaction or proposal that would result in a material breach by the Company under the merger agreement. See “Voting Agreements” on page 68.

(3)	The address of this stockholder is 82 Devonshire Street, Boston, MA 02109.

(4)	The address of this stockholder is 865 South Figueroa Street, Los Angeles, CA 90017.

(5)	Pursuant to a voting agreement, dated as of October 28, 2010, between Fairfax and Mr. Smith, Mr. Smith, solely in his capacity as a stockholder, agreed, among other things, to vote in favor of the proposal to approve the merger agreement and against any action, agreement, transaction or proposal that would result in a material breach by the Company of any provision of the merger agreement. See “Voting Agreements” on page 68.

(6)	Includes 48,333 shares of unvested restricted stock and options to purchase 131,667 shares that are currently exercisable or exercisable within 60 days of October 31, 2010.

(7)	Includes 68,333 shares of unvested restricted stock and options to purchase 28,000 shares that are currently exercisable or exercisable within 60 days of October 31, 2010.

APPRAISAL RIGHTS

Under the DGCL, and as more fully described below, if you do not wish to accept the merger consideration provided for in the merger agreement and the merger is consummated, you have the right to seek appraisal of your shares of the Company’s common stock and to receive payment in cash for the fair value of your common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the $16.50 per share that you are otherwise entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, which we refer to as Section 262, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262, the full text of which appears in Annex E to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders must be notified not less than 20 days before the meeting to vote on the merger that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex E. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken to approve the proposal to adopt the merger agreement. That demand must be executed by or on behalf of the stockholder of record and must reasonably inform us of the identity of the holder of record of the Company’s common stock and the intention of such stockholder to demand appraisal of his, her or its shares of common stock. Holders of the Company’s common stock who desire to exercise their appraisal rights must not vote or submit a proxy in favor of the proposal to adopt the merger agreement. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time. If you fail to comply with these conditions and the merger is completed, you will be entitled to receive payment for your shares of the Company’s common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. All demands for appraisal should be addressed to First Mercury Financial Corporation, Attn: Corporate Secretary, 26600 Telegraph Road, Southfield, Michigan 48033.

To be effective, a demand for appraisal by a holder of the Company’s common stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or, in the case of uncertificated shares, in the transfer agent’s records. The demand cannot be made by the beneficial owner if he or she does not also hold the shares of the Company’s common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of the Company’s common stock are owned of record by a person other than the beneficial owner, including a broker, fiduciary (such as a trustee, guardian or custodian) or other nominee, a demand for appraisal must be executed by or for such record holder. If the shares of the Company’s common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. If a stockholder holds shares of the Company’s common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co. (the nominee for The Depository Trust Company), a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as a record holder. A record owner, such as a broker, who holds shares of the Company’s common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give notice that the merger has become effective to each of the Company’s stockholders who did not vote in favor of the proposal to adopt the merger agreement and otherwise complied with Section 262. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the merger consideration for that stockholder’s shares of the Company’s common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of such a petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. Fairfax has no present intent to file such a petition and has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of the Company’s common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of the Company’s common stock and with whom agreements as to the value of their shares of the Company’s common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of the Company’s common stock and who hold stock represented by certificates to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of the Company’s common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Court and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Moreover, we do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of the Company’s common stock is less than the merger consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Each stockholder seeking appraisal is responsible for his or her attorneys’ and expert witness expenses, although, upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of the Company’s common stock entitled to appraisal. Any stockholder who duly demanded appraisal in compliance with Section 262 will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time. However, if no petition for appraisal is filed within 120 days after the effective time, or if the stockholder otherwise fails to perfect his, her or its appraisal rights, successfully withdraws his, her or its demand for appraisal or loses his, her or its right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the $16.50 per share cash payment (without interest) for his, her or its shares of the Company’s common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisers.

DELISTING AND DEREGISTRATION OF COMMON STOCK

If the merger is completed, the Company’s common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. As of the date of this proxy statement, the 2011 annual meeting of stockholders has been indefinitely postponed. However, if the merger is not completed, or if we are otherwise required to do so under applicable law, we will hold a 2011 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

As the rules of the SEC make clear, merely submitting a proposal does not guarantee its inclusion. Under our bylaws, and as permitted by SEC rules, certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to our Corporate Secretary, First Mercury Financial Corporation, 26600 Telegraph Road, Southfield, Michigan 48033.

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement (and form of proxy) for presentation at our 2011 annual meeting of stockholders, the proposal must have been received by us, marked to the attention of our Corporate Secretary at our principal executive offices by December 13, 2010 (i.e., 120 days prior to the first anniversary of the April 14, 2010 proxy materials). In addition, our bylaws provide that any stockholder wishing to propose any other business at the annual meeting must give us written notice by February 11, 2011 (i.e. 90 days prior to the first anniversary of the 2010 annual meeting) but after January 12, 2011 (i.e. 120 days prior to the first anniversary of the 2010 annual meeting.) That notice must include certain other information as described in our bylaws. Our bylaws are available online at www.firstmercury.com by clicking “Investor Relations” and then “Corporate Governance.”

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the “Investor Relations” page of our corporate website at www.firstmercury.com. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on March 16, 2010);

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010 (filed with the SEC on May 10, 2010), the quarter ended June 30, 2010 (filed with the SEC on August 6, 2010), and the quarter ended September 30, 2010 (filed with the SEC on November 9, 2010);

•	Current Reports on Form 8-K filed with the SEC on February 22, 2010, April 28, 2010, May 3, 2010, May 4, 2010, May 5, 2010, May 13, 2010, May 14, 2010, August 3 2010, August 24, 2010; November 1, 2010, and November 12, 2010, and

•	Definitive Proxy Statement for our 2009 Annual Meeting filed with the SEC on April 12, 2010.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to First Mercury Financial Corporation, Attn: Corporate Financial Reporting, 26600 Telegraph Road, Southfield, Michigan 48033, Telephone (248) 358-4010, on the “Investor Relations” page of our corporate website at www.firstmercury.com; or from our proxy solicitor, MacKenzie Partners, Inc. toll-free at (800) 322-2885 (banks and brokers call collect at (212) 929-5500); or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED DECEMBER 14, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
FAIRFAX FINANCIAL HOLDINGS LIMITED,
FAIRFAX INVESTMENTS III USA CORP.
and
FIRST MERCURY FINANCIAL CORPORATION
dated as of October 28, 2010

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER, dated as of October 28, 2010 (this “Agreement”), among Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), Fairfax Investments III USA Corp., a Delaware corporation and an indirect, wholly-owned subsidiary of Parent (“Merger Sub”), and First Mercury Financial Corporation, a Delaware corporation (the “Company”).

WHEREAS, the Board of Directors of the Company (the “Company Board”) (i) has approved and adopted this Agreement and deems it advisable and in the best interests of the stockholders of the Company that the parties consummate the transactions contemplated hereby (the “Transactions”), upon the terms and subject to the conditions set forth herein; and (ii) has resolved to recommend the adoption of this Agreement by the stockholders of the Company at the Company Stockholders’ Meeting;

WHEREAS, the Board of Directors of each of Parent and Merger Sub has approved and adopted this Agreement and deems it advisable and, in the case of Merger Sub, in the best interests of its stockholders, that the parties consummate the Transactions, upon the terms and subject to the conditions set forth herein;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company (the “Merger”); and

WHEREAS, Parent, Merger Sub and certain stockholders of the Company (the “Stockholders”) have entered into Voting Agreements, dated as of the date hereof (the “Voting Agreements”), providing that each of the Stockholders will vote his shares of Company Common Stock in favor of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.  (a) For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Agency Subsidiary” means a Company Subsidiary that carries on business as an insurance producer, including as an agent, broker, producer, managing general agent or general agent.

“beneficial owner”, with respect to any shares of Company Common Stock, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of New York or Toronto, Canada.

“Cash” means United States dollars.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

“ERISA Affiliate” means, with respect to a person in question, any other person that is (i) a member of a controlled group with such person in question for purposes of Section 414(b) of the Code or (ii) under common control with such person in question for purposes of Section 414(c) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Insurance Subsidiary” means a Company Subsidiary that carries on business as an insurer.

“Investments” means all items that are or would be classified as investments on a consolidated balance sheet of the Company prepared in accordance with GAAP.

“knowledge” means, when used in respect of any person, the actual knowledge of any executive officer of such person after reasonable inquiry.

“Material Adverse Effect” means any event, circumstance, change, state of facts or effect that, alone or in combination, has had, or is reasonably likely to have, (i) a materially adverse effect to the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, except to the extent that any such material adverse effect results, alone or in combination, from:(A) changes in the economy in general or in financial, credit or securities markets (including changes in interest or exchange rates) in general, (B) changes generally affecting any of the industries in which the Company or the Company Subsidiaries operate, (C) changes in Law or applicable accounting regulations, or principles or interpretations (whether administrative or judicial) thereof, including accounting pronouncements by the SEC, the National Association of Insurance Commissioners or the Financial Accounting Standards Board, (D) any change in the Company’s stock price or trading volume or any failure, in and of itself, by the Company to meet internal or published revenue or earnings projections (but not any event, circumstance, change, state of facts or effect underlying such change or failure), (E) the announcement of the execution of this Agreement, including the identity of Parent, (F) any Actions relating to this Agreement, the Merger or the Transactions by or before any Governmental Authority, (G) acts of war (whether or not declared), armed hostilities, sabotage or terrorism, or any escalation or worsening thereof, (H) earthquakes, hurricanes, floods or other natural disasters, (I) the volume, frequency, severity or handling of claims arising under insurance policies issued by the Insurance Subsidiaries, (J) any deficiency in the Company’s loss and loss adjustment expense reserves, and (K) any action taken by Parent or any of its affiliates or by the Company at the request of Parent or any of its affiliates; provided, however, that with respect to clauses (A), (B), (C), (G) and (H), solely to the extent that such changes do not have a materially disproportionate impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies in the United States in the same industry; or (ii) would have a material adverse effect on the Company’s ability to perform its obligations under this Agreement; provided, further, that notwithstanding anything contained herein to the contrary, a decrease in Total Stockholders’ Equity of less than $50,000,000 shall not be deemed to be a Material Adverse Effect.

“MGA Agreement” means any contract, agreement, arrangement or understanding with or in respect of a managing general agent or any other insurance producer with binding authority.

“Non-Cash Investments” means Investments that are not Treasury Bills.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, sole proprietorship, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.

“SAP” means statutory accounting principles prescribed or permitted by applicable states.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“subsidiary” or “subsidiaries” when used with respect to any party means any corporation, limited liability company, partnership, association, trust or other entity (i) the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which securities or other ownership interests representing fifty percent (50%) or more of the equity or fifty percent (50%) or more of the ordinary voting power (or, in the case of a partnership, fifty percent (50%) or more of the general partnership interests) are as of such date, owned by such party (either alone, directly, or indirectly through, or together with, one or more of its subsidiaries).

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

“Total Stockholders’ Equity” means the consolidated total stockholders’ equity of the Company and the consolidated Company Subsidiaries as of September 30, 2010, which is $301,699,000.

“TPA Agreement” means any contract, agreement, arrangement or understanding with or in respect of a third party administrator or other person that processes insurance claims.

“Treasury Bills” means securities issued by the Government of the United States of America, having maturities of not more than one year from the date of acquisition, for which the full faith and credit of the Government of the United States of America is pledged to provide for the payment thereof.

(b) The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Acquisition Agreement	SECTION 6.04(b)
Adverse Recommendation Change	SECTION 6.04(b)
Action	SECTION 3.09
Agreement	Preamble
Blue Sky Laws	SECTION 3.05(b)
Certificate of Merger	SECTION 2.02
Certificate	SECTION 2.06(a)
Closing	SECTION 2.02
Code	SECTION 3.10(a)
Company	Preamble
Company Board	Recitals
Company Common Stock	SECTION 2.06(a)
Company Incentive Plans	SECTION 2.07
Company Preferred Stock	SECTION 3.03(a)
Company Restricted Stock	SECTION 2.08
Company Recommendation	SECTION 3.16
Company SEC Reports	SECTION 3.07(a)
Company Stock Award	SECTION 3.03(a)
Company Stock Options	SECTION 2.07
Company Subsidiary	SECTION 3.01(a)
Confidentiality Agreement	SECTION 6.03(b)
Contingent Worker	SECTION 3.11(a)
DGCL	Recitals
Disclosure Letter	Article III
Dissenting Shares	SECTION 2.09
Effective Time	SECTION 2.02
Enforceability Exceptions	SECTION 3.04
ERISA	SECTION 3.10(a)
Exchange Fund	SECTION 2.10
Expenses	SECTION 8.03
Form A Approvals	SECTION 6/08

Defined Term	Location of Definition

GAAP	SECTION 3.07(b)
Governmental Authority	SECTION 3.05(b)
Indemnified Liabilities	SECTION 6.06(a)
Indemnified Parties	SECTION 6.06(a)
IRS	SECTION 3.10(a)
Law	SECTION 3.05(a)
Lease Documents	SECTION 3.12(b)
Liens	SECTION 3.12(a)
Material Contracts	SECTION 3.15(a)
Maximum Amount	SECTION 6.06(c)
Merger	Recitals
Merger Consideration	SECTION 2.06(a)
Merger Sub	Preamble
Multiemployer Plan	SECTION 3.10(b)
Multiple Employer Plan	SECTION 3.10(b)
Option Payment	SECTION 2.07
Outside Date	SECTION 8.01(b)
Parent	Preamble
Paying Agent	SECTION 2.10
Permits	SECTION 3.06
Permitted Liens	SECTION 3.12(a)
Plans	SECTION 3.10(a)
Proxy Statement	SECTION 6.02(a)
Restricted Stock Payment	SECTION 2.08
Stockholders	Recitals
Stockholder Approval	SECTION 3.16
Stockholders’ Meeting	SECTION 6.01(a)
Superior Proposal	SECTION 6.04(e)(ii)
Surviving Corporation	SECTION 2.03
Takeover Proposal	SECTION 6.04(e)(i)
Termination Fee	SECTION 8.03(b)
Transactions	Recitals
Voting Agreements	Recitals
2009 Balance Sheet	SECTION 3.07(c)

ARTICLE II

THE MERGER

Section 2.01  The Merger.  Upon the terms and subject to the conditions set forth in Article VII, and in accordance with the DGCL, at the Effective Time Merger Sub shall be merged with and into the Company.

Section 2.02  Effective Time; Closing.  As promptly as practicable, but in no event later than the third business day after the satisfaction or written waiver (where permissible) of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or written waiver (where permissible) of those conditions at the Closing), the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the

State of Delaware, in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of such filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger) being the “Effective Time”). Immediately prior to such filing of the Certificate of Merger, a closing (the “Closing”) shall be held at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VII.

Section 2.03  Effect of the Merger.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

Section 2.04  Certificate of Incorporation; By-laws.  (a) At the Effective Time, the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by Law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows: “The name of the corporation is First Mercury Financial Corporation.”

(b) At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

(c) Notwithstanding anything in this Agreement to the contrary, the Certificate of Incorporation and the By-Laws of the Surviving Corporation will include the provisions required by Section 6.06 (a);

Section 2.05  Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

Section 2.06  Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Each share of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.06(b) or to remain outstanding pursuant to Section 2.06(c) and other than any Dissenting Shares and shares of Company Restricted Stock) shall be canceled and shall be converted automatically into the right to receive an amount in Cash equal to $16.50 per share of Company Common Stock (the “Merger Consideration”), payable, without interest, to the holder of such share of Company Common Stock, upon surrender, in the manner provided in Section 2.10, of the certificate that formerly evidenced such share of Company Common Stock or such share of Company Common Stock in non-certificated book-entry form (either case being referred to herein, to the extent applicable, as a “Certificate”);

(b) Each share of Company Common Stock held in the treasury of the Company or owned immediately prior to the Effective Time by any Company Subsidiary shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(c) Each share of Company Common Stock held of record or beneficially owned by Parent or any of its subsidiaries shall remain outstanding as a share of common stock, par value $0.01 per share, of the Surviving Corporation; and

(d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.07  Employee Stock Options.  Effective as of the Effective Time, the Company shall take all necessary action to (i) terminate the Company’s Amended and Restated Omnibus Incentive Plan of 2006 and the Company’s 1998 Stock Compensation Plan, each as amended through the date of this Agreement (the “Company Incentive Plans”), and (ii) provide that each outstanding option to purchase shares of Company Common Stock granted under the Company Incentive Plans (each, a “Company Stock Option”) that is outstanding and unexercised, whether or not vested or exercisable, as of such date shall become fully vested and exercisable and (iii) cancel each outstanding and unexercised Company Stock Option. Each holder of a Company Stock Option that is outstanding and unexercised immediately prior to the Effective Time and that has an exercise price per share of Company Common Stock that is less than the Merger Consideration shall be entitled to be paid by the Surviving Corporation, with respect to each share of Company Common Stock subject to the Company Stock Option, an amount in Cash equal to the excess, if any, of the Merger Consideration over the applicable per share exercise price of such Company Stock Option (the “Option Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the Option Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such Option Payment as promptly as practicable after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Company Stock Options by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.08  Restricted Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any shares of Company Restricted Stock, each issued and outstanding share of Company Common Stock granted under the Company Incentive Plans that is subject to forfeiture prior to the Effective Time (“Company Restricted Stock”) shall be canceled and shall be converted automatically into the right to receive the Merger Consideration (the “Restricted Stock Payment”). Parent shall provide the Surviving Corporation with Cash in an amount sufficient to pay the aggregate amount of the Restricted Stock Payments as promptly as practicable after the Effective Time. The Surviving Corporation shall make each such Restricted Stock Payment as promptly as practicable after the Effective Time. The Company shall take all necessary action to approve the cancellation and payment in respect of the Restricted Stock by virtue of the Merger to the extent necessary to exempt any such deemed dispositions and acquisitions under Rule 16b-3 of the Exchange Act.

Section 2.09  Dissenting Shares.  (a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded properly in writing appraisal for such shares of Company Common Stock in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 2.10, of the Certificate or Certificates that formerly evidenced such shares of Company Common Stock.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

Section 2.10  Surrender of Shares; Stock Transfer Books.  (a) Prior to the Effective Time, the Company shall designate a bank or trust company (reasonably acceptable to the Parent) to act as agent (the “Paying Agent”) for the holders of shares of Company Common Stock to receive the funds to which holders of shares of Company Common Stock shall become entitled pursuant to Section 2.06(a).  Prior to the Effective Time, Parent or Merger Sub shall enter into a paying agent agreement, in form and substance reasonably acceptable to the Company with such Paying Agent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent, for the benefit of the holders of the Company Common Stock, Cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid in accordance with this Agreement (such Cash being hereinafter referred to as the “Exchange Fund”). The Exchange Fund shall be invested by the Paying Agent as directed by the Parent solely in Cash and Treasury Bills.

(b) Promptly, but in any event within 5 days after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of shares of Company Common Stock entitled to receive the Merger Consideration pursuant to Section 2.06(a) a form of letter of transmittal (which shall be in customary form and specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing shares of Company Common Stock is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Merger Sub that such taxes either have been paid or are not applicable.

(c) Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement in respect of shares of Company Common Stock (including Company Restricted Stock) or Company Stock Options, as the case may be, such amount or amounts as it reasonably believes is the minimum it is required to deduct and withhold with respect to the making of such payment under the Code or any Law. To the extent that amounts are so deducted and withheld and properly paid to the relevant Government Authority, such withheld amounts shall be treated for purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock (including Company Restricted Stock) or Company Stock Options, as the case may be, in respect of which such deduction and withholding was made.

(d) At any time following the one year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of shares of Company Common Stock (including all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them and the Surviving Corporation shall remain liable for payment of the Merger Consideration (subject to abandoned property, escheat and other similar laws). Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a share of Company Common Stock for any Merger Consideration delivered in respect of such share of Company Common Stock to a public official pursuant to any abandoned property, escheat or other similar Law.

(e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Company. From and after the Effective Time, the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided herein or by applicable Law.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented by such Certificate to which the holders thereof are entitled pursuant to Section 2.06(a).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in (i) the Company’s SEC Reports (excluding any risk factor disclosures contained therein under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are non-specific, predictive or forward-looking in nature), and (ii) the items set forth in the letter (the “Disclosure Letter”) delivered by the Company to Parent concurrently with the execution and delivery of this Agreement (with specific reference to the particular section or subsection of this Agreement to which the information set forth in the Disclosure Letter relates, it being acknowledged and agreed by Parent that any matter set forth in any section or subsection of the Disclosure Letter will be deemed to be disclosure for all purposes of this Agreement and all other sections and subsections of the Disclosure Letter to which its relevance is reasonably apparent, but will expressly not be deemed to constitute an admission by the Company or any Company Subsidiary, or otherwise to imply, that any such matter, alone or in combination, rises to the level of a Material Adverse Effect or is otherwise material for purposes of this Agreement or the Disclosure Letter):

Section 3.01  Organization and Qualification; Company Subsidiaries.  (a) Each of the Company and each subsidiary of the Company (each a “Company Subsidiary”) is a legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such corporate power or authority would not constitute a Material Adverse Effect. The Company and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not constitute a Material Adverse Effect.

(b) A true and complete list of all the Company Subsidiaries, together with the form of legal entity and the jurisdiction of incorporation or organization of each Company Subsidiary, and the percentage of the outstanding capital stock or other equity interest of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 3.01(b) of the Disclosure Letter. The Company has provided Parent with the names of the directors and officers of each Company Subsidiary. Except for the Company Subsidiaries and investment assets held by the Company or any Company Subsidiary, the Company does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable or exercisable for any equity interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

Section 3.02  Certificate of Incorporation and By-laws.  The Amended and Restated Certificate of Incorporation of the Company and the Amended and Restated By-laws of the Company as most recently filed by the Company with the SEC are true and correct copies and are in full force and effect. The Company is not in violation of any of the provisions of its Amended and Restated Certificate of Incorporation or its Amended and Restated By-laws, and none of the Company Subsidiaries is in violation of any of the provisions of its Certificate of Incorporation or its By-laws or equivalent organizational documents.

Section 3.03  Capitalization.  (a) The authorized capital stock of the Company consists of one hundred million (100,000,000) shares of Company Common Stock and ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, (i) 17,752,360 shares of

Company Common Stock are issued and outstanding, all of which are validly issued, fully paid and nonassessable (which includes 277,995 shares of Company Restricted Stock that will vest in accordance with Section 2.08), (ii) no shares of Company Common Stock are held in the treasury of the Company, (iii) no shares of Company Common Stock are held by the Company Subsidiaries, and (iv) 1,072,705 shares of Company Common Stock are reserved for future issuance pursuant to outstanding Company Stock Options and other purchase rights granted pursuant to the Company Incentive Plans (the “Company Stock Awards”). As of the date of this Agreement, no shares of Company Preferred Stock are issued and outstanding. Since and including the date of this Agreement, the Company has not issued any Company Common Stock (other than the issuance of shares of Company Common Stock upon the exercise of Company Stock Awards issued prior to the date of this Agreement), Company Preferred Stock or Company Stock Awards. Except as set forth in this Section 3.03, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary. Section 3.03 of the Disclosure Letter sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the number of shares of Company Common Stock subject to such Company Stock Award; and (ii) the exercise or purchase price of such Company Stock Award. The Company has provided Parent with the name of the holder of each Company Stock Award. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 3.03, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Company Common Stock or any capital stock of any Company Subsidiary, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other person.

(b) (i) Each outstanding share of capital stock of each Company Subsidiary that is a corporation is duly authorized, validly issued, fully paid and nonassessable, and (ii) each outstanding equity interest of each Company Subsidiary that is a limited liability company has been validly issued and the owner thereof has been duly admitted as a member of such Company Subsidiary, and each such share or equity interest, as the case may be, is owned by the Company or another Company Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company’s or any Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever.

(c) As of the date of this Agreement, no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which stockholders of the Company may vote are issued or outstanding.

(d) Neither the Company nor any Company Subsidiary is a party to an agreement (i) restricting the transfer of, (ii) relating to the voting of, or (iii) requiring the registration under any securities Law for sale of any shares of Company Common Stock, any shares of Company Preferred Stock or any other capital stock of, or other equity interests in, the Company or any Company Subsidiary.

Section 3.04  Authority Relative to This Agreement.  The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger (other than, with respect to the Merger, the Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the Stockholder Approval, and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy (including all Laws related to fraudulent transfer), insolvency, reorganization or similar Law affecting creditors’ rights generally, by general equitable principles and by the discretion of any Governmental Authority before which any proceeding seeking enforcement may be brought (the “Enforceability Exceptions”). The Company Board has unanimously approved this Agreement and the Merger and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203 of the DGCL shall not apply to the Merger. No other state takeover statute is applicable to the Merger.

Section 3.05  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by the Company do not, the performance of this Agreement by the Company will not, and the consummation of the Merger by the Company will not, (i) conflict with or violate the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-laws of the Company or any equivalent organizational documents of any Company Subsidiary, (ii) assuming that all consents, approvals and other authorizations described in Section 3.05(b) have been obtained, that all filings and other actions described in Section 3.05(b) have been made or taken and the Stockholder Approval has been obtained, conflict with or violate any United States or non-United States national, state, provincial, municipal or local statute, law, ordinance, regulation, rule, code, executive order, injunction, judgment, decree or other order (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or a Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, constitute a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States or non-United States national, state, municipal or local government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a “Governmental Authority”), except for (i) applicable requirements of the Exchange Act or, if any, state securities or “blue sky” laws (“Blue Sky Laws”), (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) the consents, filings, approvals or notifications listed in Section 3.05(b) of the Disclosure Letter and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not constitute a Material Adverse Effect.

Section 3.06  Permits; Compliance.  Each of the Company and the Company Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”). No suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Company Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or subject, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, Permit or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except, in either case, for any such conflicts, defaults, breaches or violations that would not constitute a Material Adverse Effect. Section 3.06(a) of the Disclosure Letter lists all grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority maintained by each Insurance Subsidiary in connection with its business as an insurer. Section 3.06(b) of the Disclosure Letter lists all grants, authorizations, licenses, permits, consents, certificates, approvals and orders of any Governmental Authority maintained by each Agency Subsidiary in connection with its business as an insurance producer, including as an agent, broker, producer, managing general agent or general agent.

Section 3.07  SEC Filings; Financial Statements.  (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2009, including (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2009, (ii) its Quarterly Reports on Form 10-Q for the periods ended March 31, 2010 and June 30, 2010, (iii) all proxy statements relating to the Company’s meetings of stockholders (whether annual or special) held since December 31, 2009 and (iv) all other forms, reports and other registration statements filed by the Company with the SEC since December 31, 2009 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and (iv) above being, collectively, the “Company SEC Reports”). The Company SEC Reports (i) were prepared in accordance, in all material respects, with the requirements of the Securities Act, or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act. To the knowledge of the Company, as of the date hereof, the Company is not the subject of an ongoing review by the SEC, an outstanding SEC comment or outstanding SEC investigation.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports was prepared in accordance, in all material respects, with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which are not, in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2009, including the notes thereto (the “2009 Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations, incurred (i) since December 31, 2009, which would not constitute a Material Adverse Effect or (ii) in connection with the Transactions and as contemplated by this Agreement.

(d) The Company maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Company Subsidiaries, is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within those entities; and such disclosure controls and procedures are effective to ensure that information required to be disclosed in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding financial disclosures. The Company has designed and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the financial statements. Management of the Company has disclosed, based on its most recent evaluation of the Company’s internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

Section 3.08  Absence of Certain Changes or Events.  Since December 31, 2009, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 5.01.

Section 3.09  Absence of Litigation.  There is no material litigation, suit, claim, action, proceeding or investigation (“Action”) pending against or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, before any Governmental Authority; provided, however, that solely for the purpose of this Section 3.09 the term Action does not include litigation, suits, claims, actions, proceedings or investigations that seek money damages of less that $250,000 (or in the case of claims made in the ordinary course of business with respect to insurance policies issued by the Insurance Subsidiaries, that have case reserves of less than $250,000) and do not seek to restrain, enjoin or otherwise limit the Company or any Company Subsidiary’s ability to conduct its business. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would constitute a Material Adverse Effect.

Section 3.10  Employee Benefit Plans.  (a) Section 3.10(a) of the Disclosure Letter lists (i) each material employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all material employment, termination, change in control, “golden parachute”, severance or other contracts or agreements, to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer or director of, or consultant to, the Company or any Company Subsidiary, (ii) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any material contracts, arrangements or understandings between the Company or any Company Subsidiary and any current or former employee, officer or director of, or consultant to, the Company or any Company Subsidiary including any contracts, arrangements or understandings relating in any way to a sale of the Company or any Company Subsidiary (collectively, the “Plans”). The Company has made available to Parent a true and complete copy of each Plan and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including a copy of (if applicable) (i) each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the most recently filed Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan, if any. Each Plan is in writing, or if not in writing, a material description of such Plan is set forth on Section 3.10(a) of the Disclosure Letter. Except as set forth in Section 3.10(a) of the Disclosure Letter, neither the Company nor any Company Subsidiary has any express or implied commitment, (A) to create or incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (B) to enter into any contract or agreement to provide compensation or benefits to any individual, or (C) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Internal Revenue Code of 1986, as amended (the “Code”).

(b) None of the Company, the Company Subsidiaries or an ERISA Affiliate (including any entity that during the past six years was a subsidiary of the Company or any Company Subsidiary) has now or at any time in the past six years, contributed to, sponsored or maintained a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Company Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Except as set forth on Section 3.10(b) of the Disclosure Letter, none of the Plans (i) provides for the payment of separation, severance, change in control,

“golden parachute”, termination or similar-type benefits to any person or (ii) obligates the Company or any Company Subsidiary to pay separation, severance, change in control, “golden parachute”, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement. Except as set forth in Section 3.10(b) of the Disclosure Letter, none of the Plans provides for or promises retiree medical, disability, life insurance or similar benefits to any current or former employee, officer or director of the Company or any Company Subsidiary (other than as required by Section 4980B of the Code). Each of the Plans is subject only to the Laws of the United States or a political subdivision thereof.

(c) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code and has always been administered, operated and managed in all material respects in accordance with its governing documents. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) or any fiduciaries thereof.

(d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS or can rely on a favorable opinion letter issue to a prototype plan sponsor covering all of the provisions applicable to the Plan for which determination letters or opinion letters are currently available. Each such Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS or can rely on a favorable opinion letter issued to a prototype plan sponsor that it is so exempt, and, to the knowledge of the Company, no fact or event has occurred since the date of such determination letter or opinion letters or letters from the IRS to materially adversely affect the qualified status of any such Plan or the exempt status of any such trust or that would reasonably be expected to result in a revocation of the trust’s exemption from federal income taxation.

(e) No material liability under Title IV or Section 302 of ERISA has been incurred by the Company, any Company Subsidiary or any ERISA Affiliate that has not been satisfied in full, nor do any circumstances exist that would reasonably be expected to result in any material liabilities under (i) Title IV of ERISA, (ii) Section 302 of ERISA or (iii) Sections 412 or 4971 of Code, in each case, that would reasonably be expected to be a liability of the Surviving Corporation following the Closing.

(f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates.

(g) Except as set forth in Section 3.10(g) of the Disclosure Letter, neither the execution of this Agreement or the consummation of the Transactions will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary to severance pay, or any other payment or benefit, (ii) result in the payment to any current or former employee, officer, director or independent contractor of the Company or any Company Subsidiary of any money or property, (iii) accelerate the time of payment, vesting or funding (through a grantor trust or otherwise) or increase the amount of compensation due any such employee, officer, director or independent contractor or (iv) cause any amounts payable under the Plans to fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(h) Except as provided on Schedule 3.10(h) of the Disclosure Letter, (i) all Plans subject to Section 409A of the Code that provide for contributions, accruals or vesting of accruals after December 31, 2004 have been timely amended to comply in all material respects with the requirements of the final regulations under Section 409A, and the Company and the Company Subsidiaries have complied in all material respects in practice and operation with all applicable requirements of Section 409A, (ii) the Company has not elected to or is not required to defer payment of amounts from a foreign entity which shall be subject to the provisions of Section 457A of the Code and (iii) the Company does not have any obligation to gross-up, indemnify or otherwise reimburse any person for any income, excise or other tax incurred by such person pursuant to any applicable federal, state, local or non-United States Law related to the collection and payment of taxes.

(i) Neither the Company nor any Company Subsidiary has any obligation to gross-up, indemnify or otherwise reimburse any employee for any income, excise or other tax incurred by such employee pursuant to any applicable federal, state, local or non-US. Law related to the collection and payment of taxes.

Section 3.11  Labor and Employment Matters.  (a) Neither the Company nor any Company Subsidiary is, has ever been, a party to any collective bargaining, trade union or other labor union contract applicable to persons employed by the Company or any Company Subsidiary, and, to the knowledge of the Company, there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit with respect to employees of the Company or any Company Subsidiary. Except as set forth on Section 3.11(a) of the Disclosure Letter, (i) there are no strikes, slowdowns or work stoppages pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective employees, and neither the Company nor any Company Subsidiary has experienced any such strike, slowdown or work stoppage within the past five years; (ii) there are no unfair labor practice complaints pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary before the National Labor Relations Board or any other Governmental Authority or any current union representation questions involving employees of the Company or any Company Subsidiary; (iii) the Company and each Company Subsidiary are currently in compliance with all Laws relating to the employment of labor, including those related to wages, hours, collective bargaining and the payment and withholding of Taxes; (iv) there is no charge of discrimination in employment or employment practices, for any reason, including age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Knowledge of the Company, threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Company Subsidiary has employed or currently employs any person; and (v) the Company has not misclassified any person as an independent contractor, temporary employee, leased employee or any other servant or agent compensated other than through reportable wages as an employee of the Company or the Company Subsidiaries (each a “Contingent Worker”) and no Contingent Worker has been improperly excluded from any Plan and the Company does not employ or engage any volunteer workers or any other unpaid workers.

(b) Company has furnished to Parent a complete and correct list of the name, place of employment, the current annual salary rates, bonuses, deferred or contingent compensation, pension, accrued vacation, “golden parachute” and other like benefits paid or payable (in Cash or otherwise) in 2010, the date of employment and a description of position and job function of each current salaried employee, officer, director, consultant or agent of the Company and each Company Subsidiary whose annual compensation in 2010 is expected to exceed $150,000.

Section 3.12  Real Property; Title to Assets.  (a) Section 3.12(a) of the Disclosure Letter lists each parcel of real property currently owned by the Company or any Company Subsidiary. Each parcel of real property currently owned by the Company or any Company Subsidiary (i) is owned free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind, including any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer or similar right (collectively, “Liens”), other than (A) Liens for current Taxes and assessments not yet past due (or which are being contested in good faith) for which adequate reserves have been established in accordance with GAAP, (B) inchoate mechanics’ and materialmen’s Liens for construction in progress, (C) workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Company Subsidiary consistent with past practice, and (D) all matters of record, Liens and other imperfections of title and encumbrances that would not materially impair the continued use and utility of such property encumbered thereby (collectively, “Permitted Liens”), and (ii) is neither subject to any governmental decree or order to be sold nor being condemned or expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

(b) Section 3.12(b) of the Disclosure Letter lists each parcel of real property currently leased or subleased by the Company or any Company Subsidiary, with the name of the lessor and the date of the lease, sublease, assignment of the lease, and each amendment to any of the foregoing (collectively, the “Lease Documents”). All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such lease or sublease.

(c) There are no contractual or legal restrictions that preclude or restrict in any material respect the ability to use any real property owned or leased by the Company or any Company Subsidiary for the purposes for which it is currently being used.

(d) Each of the Company and the Company Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens (other than Permitted Liens).

Section 3.13  Taxes.  The Company and the Company Subsidiaries have filed all United States federal and state income and all material United States federal and state non-income, local and non-United States Tax returns and reports required to be filed by them and have paid or discharged all Taxes required to be paid or discharged, other than such payments as are being contested in good faith by appropriate proceedings. All such Tax returns are true, accurate and complete in all material respects. The Company and the Company Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Company Subsidiary any material deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Company Subsidiaries have constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under section 355 or 361 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiaries have participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations section 1.6011-4 (or any corresponding or similar provision of Applicable Law). Neither the Company nor any Company Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax with respect to any Tax period that remains open to assessment. The accruals and reserves for Taxes reflected in the 2009 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. There are no material Tax liens upon any property or assets of the Company or any of the Company Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Company Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code for any open Tax year by reason of a voluntary change in accounting method initiated by the Company or any of the Company Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would constitute a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has entered into a material transaction with respect to any open Tax year which is being accounted for under the installment method of Section 453 of the Code. Neither the Company nor any Company Subsidiary is liable for Taxes of any other person (other than members of the affiliated group that includes the Company and the Company Subsidiaries), or is currently under any contractual obligation to indemnify any person with respect to Taxes (except for customary agreements with lenders, security holders, customers, vendors, lessors or the like). Neither the Company nor any Company Subsidiary has distributed the stock of another entity or had its stock distributed by another entity in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code. The Company is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. There are no outstanding rulings or requests for rulings with the IRS or any other United States or non-United States taxing authority or agency with respect to Taxes of the Company or any Company Subsidiary. Neither the Company nor any of the Company Subsidiaries has any material intercompany items (as defined in Treas. Reg. 1.1502-13(b)(2) or any corresponding or similar provision of state, local or non-United States Tax Law) or material deferred intercompany gain or loss arising under the provisions of the applicable consolidated return regulations (or any corresponding or similar provision of state, local or non-United States Tax Law) in effect for transactions occurring in taxable years beginning before July 12, 1995 that are attributable to a transfer or other disposition of stock of a Company Subsidiary, and none of the shares of stock of any Company Subsidiary has an excess loss account within the meaning Treas. Reg. 1.1502-19(a)(2) (or any corresponding or similar provision of state, local or non-United States Tax Law).

Section 3.14  No Rights Agreement.  The Company has not adopted any stockholders’ rights plan.

Section 3.15  Material Contracts.  (a) Section 3.15(a) of the Disclosure Letter lists the following types of contracts and agreements to which the Company or any Company Subsidiary is a party (such contracts and agreements as are required to be set forth in Section 3.15(a) of the Disclosure Letter being the “Material Contracts”): (i) each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Company Subsidiaries; (ii) all contracts and agreements evidencing indebtedness for borrowed money; (iii) all joint venture, partnership, strategic alliance and business acquisition or divestiture agreements under which the Company or a Company Subsidiary has any material obligation; (iv) all contracts and agreements relating to issuances of securities of the Company or any Company Subsidiary (other than the Company Stock Awards); (v) all contracts to which the Company or any Company Subsidiary is a party that contain exclusivity or “most favored nation” provisions that restrict the activities of the Company or a Company Subsidiary in any material respect; (vi) all contracts and agreements with any Governmental Authority to which the Company or any Company Subsidiary is a party; (vii) all contracts and agreements that limit, or purport to limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time; (viii) all reinsurance contracts listed in Section 3.15(a)(viii) of the Disclosure Letter; (ix) all of the contracts listed in Section 3.15(a)(ix) of the Disclosure Letter; and (x) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Company Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would constitute a Material Adverse Effect. Except as expressly described in the preceding sentence, Material Contracts shall not include (A) insurance policies issued by any Company Subsidiary in the ordinary course of business, (B) reinsurance contracts (whether assumed or ceded) entered into by a Company Subsidiary in the ordinary course of business and (C) contracts between the Company or any Company Subsidiary, on one hand, and any agent, broker or producer, on the other hand, entered into in the ordinary course of business.

(b) Except as would not constitute a Material Adverse Effect, (i) each Material Contract is a legal, valid and binding agreement, (ii) none of the Company or any Company Subsidiary has received any claim of default under or cancellation of any Material Contract and none of the Company or any Company Subsidiary is in breach or violation of, or default under, any Material Contract; (iii) to the Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and (iv) neither the execution of this Agreement nor the consummation of the Transactions shall constitute a default under, give rise to cancellation rights under, or otherwise adversely affect any of the material rights of the Company or any Company Subsidiary under any Material Contract.

Section 3.16  Board Approval; Vote Required.  The Company Board, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (a) determined that the Merger is fair to and in the best interests of the Company and its stockholders, (b) approved this Agreement and declared its advisability, and (c) resolved to recommend that the stockholders of the Company adopt this Agreement and directed that this Agreement be submitted for consideration by the Company’s stockholders at the Stockholders’ Meeting (collectively, the “Company Recommendation”). The only vote of the holders of any class or series of capital stock of the Company necessary to adopt this Agreement is the adoption of this Agreement at the Stockholders’ Meeting by holders of a majority of the outstanding shares of Company Common Stock in accordance with the DGCL and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws (the “Stockholder Approval”).

Section 3.17  Fairness Opinion.  The Company Board has received the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated as of October 27, 2010, to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such stockholders (other than Parent and its subsidiaries).

Section 3.18  Brokers.  No broker, finder or investment banker (other than Merrill Lynch, Pierce, Fenner & Smith Incorporated) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has concurrently with the execution hereof furnished to Parent a complete and correct copy of all agreements between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated pursuant to which such firm would be entitled to any payment relating to the Merger.

Section 3.19  Insurance.  The Company and the Company Subsidiaries maintain insurance coverage with reputable insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to that of the Company and its Company Subsidiaries (taking into account the cost and availability of such insurance).

Section 3.20  Information Supplied.  The Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to such portions of the Proxy Statement that relate expressly to Parent, Merger Sub or any of their affiliates or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.21  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of the Company, the Company Subsidiaries or any other person on behalf of the Company or the Company Subsidiaries makes any other express or implied representation or warranty with respect to the Company, any of the Company Subsidiaries or any information provided to Parent or Merger Sub with respect to the Company or any of the Company Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

Section 4.01  Corporate Organization.  Parent is a corporation duly organized, validly existing and in good standing under the laws of Canada and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority or governmental approvals would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions (including the Merger) or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Transactions. All the issued and outstanding shares of capital stock of Merger Sub are beneficially owned by Parent.

Section 4.02  Authority Relative to This Agreement.  Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of

Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.03  No Conflict; Required Filings and Consents.  (a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, and the consummation of the Transactions by Parent and Merger Sub will not, (i) conflict with or violate the Articles or Certificate of Incorporation or By-laws or other organizational documents of either Parent or Merger Sub, (ii) assuming that all consents, approvals and other authorizations described in Section 4.03(b) have been obtained and that all filings and other actions described in Section 4.03(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound or subject, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or subject, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements of the Exchange Act and, if any, Blue Sky Laws, (ii) the pre-merger notification requirements of the HSR Act, (iii) the filing and recordation of appropriate merger documents as required by the DGCL, (iv) the insurance regulatory filings and approvals listed in Section 3.05(b) of the Disclosure Letter and (v) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Merger Sub from performing its obligations under this Agreement.

Section 4.04  Legal Proceedings.  Except insofar as do not, and as would not reasonably be expected to, individually in the aggregate, prevent or materially delay the consummation of the Transactions, (i) there are no pending or, to the knowledge of Parent, threatened Actions against Parent or any of its subsidiaries before any Governmental Authority and (ii) none of Parent, its subsidiaries or any their property or assets is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.05  Ownership of Company Common Stock.  As of the date of this Agreement, neither Parent nor any of its Subsidiaries, including Merger Sub, is the beneficial owner of any shares of Company Common Stock.

Section 4.06  Financing.  Parent has and, at the Effective Time, will have sufficient funds to permit Merger Sub to consummate the Merger.

Section 4.07  Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.08  Information Supplied.  The information supplied by or on behalf of Parent, Merger Sub or any of their affiliates for inclusion or incorporation by reference in the Proxy Statement will not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which there were made, not misleading.

Section 4.09  No Other Representations or Warranties.  Except for the representations and warranties contained in this Agreement, none of Parent, Merger Sub or any of their Affiliates or any other person on behalf of

Parent, Merger Sub or any of their Affiliates makes any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their Affiliates or any information provided to the Company or any of the Company Subsidiaries with respect to Parent, Merger Sub or any of their Affiliates.

ARTICLE V

CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.01  Conduct of Business by the Company Pending the Merger.  Except as required by Law or contemplated by this Agreement and Section 5.01 of the Disclosure Letter, the Company agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise consent in writing (such consent not to be unreasonably withheld or delayed), the businesses of the Company and the Company Subsidiaries shall be conducted only in, and the Company and the Company Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall (i) use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, and (i) use its commercially reasonable efforts, subject to Section 5.01(f), to keep available the services of the current officers, employees and consultants of the Company and the Company Subsidiaries. By way of amplification and not limitation, except as expressly contemplated by this Agreement and Section 5.01 of the Disclosure Letter, neither the Company nor any Company Subsidiary shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld or delayed):

(a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including any phantom interest), of the Company or any Company Subsidiary (other than issuance of shares of Company Common Stock upon the exercise of Company Stock Awards entered into prior to the date of this Agreement) or (ii) any assets of the Company or any Company Subsidiary, other than assets of de minimis value, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for dividends by any direct or indirect wholly owned Company Subsidiary to the Company or any other Company Subsidiary;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

(e) (i) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or, except in the ordinary course of business and consistent with past practice, any material amount of assets; (ii) incur indebtedness for borrowed money in excess of $1,000,000 in the aggregate or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, debt for borrowed money of any person, or make any loans or advances, or grant any security interest in any of its assets except in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $250,000 or capital expenditures which are, in the aggregate, in excess of $500,000 for the Company and the Company Subsidiaries taken as a whole; or (iv) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 5.01(e);

(f) (i) increase the compensation payable or to become payable or the benefits provided to its current or former directors, officers, employees or independent contractors, except for increases (A) in accordance with the terms of any Plan in effect as of the date hereof or (B) in the ordinary course of business and consistent with past practice in salaries, wages, bonuses, incentives or benefits of employees of the Company or any Company Subsidiary who are not directors or executive officers of the Company, or (ii) grant any retention, severance or termination pay to, or enter into any employment bonus, change in control or severance agreement with, any current or former director, officer or other employee of the Company or of any Company Subsidiary, or (iii) establish, adopt, enter into, terminate or amend any collective bargaining plan, Plan or any plan, agreement, policy or program, trust or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any current or former director, officer or employee or grant any equity based awards;

(g) except as required by GAAP or SAP, materially change its accounting policies or procedures;

(h) make or change any material Tax election, Tax return or method of Tax accounting, settle or compromise any material Tax liability, consent to any material claim or assessment relating to Taxes, or waive any statute of limitations in respect of a material amount of Taxes or agree to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Tax returns obtained in the ordinary course of business consistent with past practice);

(i) enter into, amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of any material rights of the Company or any Company Subsidiary thereunder, in each case other than in the ordinary course of business and consistent with past practice;

(j) commence or settle any material Action (including the Actions listed in Section 5.01(j) of the Disclosure Letter);

(k) fail to make in a timely manner any filings with the SEC required under the Securities Act or the Exchange Act or the rules and regulations promulgated thereunder;

(l) enter into, renew, amend or modify any MGA Agreement or TPA Agreement;

(m) enter into any contract, agreement, arrangement or understanding that materially restrains or limits the ability of the Company or any Company Subsidiary to conduct any part of its business;

(n) enter into, renew, modify or consent to the termination of any reinsurance contract to which the Company or a Company subsidiary is a party or amend, waive, modify or consent to the termination of any material rights of the Company or any Company Subsidiary thereunder; or

(o) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01  Stockholders’ Meeting.  (a) Subject to Section 6.04, the Company, acting through the Company Board, shall, in accordance with applicable law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws, duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following execution of this Agreement for the purpose of obtaining Stockholder Approval (the “Stockholders’ Meeting”). At the Stockholders’ Meeting, Parent and Merger Sub shall cause all shares of Company Common Stock then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Merger.

(b) Subject to Section 6.04, the Company shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the adoption of this Agreement.

Section 6.02  Proxy Statement.  (a) As promptly as practicable, and in any event within ten (10) business days following the execution of this Agreement, the Company shall file a preliminary proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (such proxy statement together with, as the context dictates, any ancillary documents to be sent to such stockholders, each as amended or supplemented, being referred to herein as the “Proxy Statement”) with the SEC under the Exchange Act, and shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC with respect thereto. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to holders of shares of Company Common Stock, and shall give Parent and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Merger Sub agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of shares of Company Common Stock entitled to vote at the Stockholders’ Meeting at the earliest practicable time. If at any time prior to the Stockholders Meeting there shall occur any event (including discovery of any fact, circumstance or event by any party hereto) that should be set forth in an amendment or supplement to the Proxy Statement, the party which discovers such information shall promptly notify the other parties hereto and the Company shall promptly prepare and mail to its stockholders an amendment or supplement, in each case to the extent required by applicable Law. Parent shall, and shall cause its Affiliates to, cooperate with the Company in the preparation of the Proxy Statement or any amendment or supplement thereto, including supplying information for inclusion or incorporation by reference in the Proxy Statement or filing information required by the Exchange Act requested by the SEC in a timely manner.

(b) Subject to Section 6.04, the Proxy Statement shall (i) include the Company Recommendation (except to the extent that the Company Board withdraws or modifies its approval, determination of advisability or recommendation in accordance with Section 6.04) and (ii) unless such opinion is withdrawn or rescinded, include the written opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated, to the effect that, as of the date of this Agreement and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received in the Merger by the holders of the Company Common Stock is fair, from a financial point of view, to such stockholders (other than Parent and its subsidiaries). Except to the extent permitted by Section 6.04, the Company shall not make an Adverse Recommendation Change.

Section 6.03  Access to Information; Confidentiality.  (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Company Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Company Subsidiaries to, afford the officers, employees and agents of Parent and Merger Sub reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.03 shall be kept confidential in accordance with the letter agreement, dated August 9, 2010 (the ‘‘Confidentiality Agreement”), between Parent and the Company.

(c) No investigation pursuant to this Section 6.03 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

Section 6.04  No Solicitation of Transactions.  (a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal and shall seek to have returned to the Company (or destroyed) any confidential information that has been provided in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit any of its officers, directors or employees, investment bankers, financial advisors, attorneys, accountants or other representatives retained by it or any Company Subsidiary to, directly or indirectly, (i) solicit, initiate, encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, notwithstanding anything contained herein to the contrary, that if, following the receipt of a Takeover Proposal that is or is reasonably expected to lead to a Superior Proposal that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Section 6.04, the Company Board determines in good faith, after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under Applicable Law, the Company may, in response to such Takeover Proposal and subject to compliance with Section 6.04(c), (A) request information from the party making such Takeover Proposal for the purpose of the Company Board informing itself about the Takeover Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a customary confidentiality agreement, provided, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such person (not previously provided or made available to Parent) promptly after its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Takeover Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or any Company Subsidiary shall be deemed to be a breach of this Section 6.04(a) by the Company.

(b) Except as permitted in this Section 6.04(b), neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Recommendation, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal (each of clauses (i) and (ii) being an “Adverse Recommendation Change”) or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal (other than a customary confidentiality agreement referred to in clause (B) of the proviso to Section 6.04(a)). Notwithstanding the foregoing, in the event that the Company Board determines in good faith, in response to a Takeover Proposal (that was not solicited in breach of Section 6.04(a)) that constitutes a Superior Proposal, which was made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties under applicable Law, the Company Board may (subject to compliance with this sentence and to compliance with Sections 6.04(a) and 6.04(c)) (x) make an Adverse Recommendation Change, (y) cause the Company to enter into an Acquisition Agreement, or (z) postpone or adjourn the Stockholder Meeting; provided, however, that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Company Board has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the person making such Superior Proposal and providing notice of the determination of the Company Board of what actions described in clause (x), (y) or (z) the Company Board has determined to take, and provided further, that the action described in clause (y) may be taken only upon compliance by the Company with Section 8.01 (d)(ii) and Section 8.03.  In addition, and notwithstanding anything in this Agreement to the contrary, the Company Board may also make an Adverse Recommendation Change as contemplated by clause (i) of the definition of “Adverse Recommendation Change” , if it determines in good faith, after consulting with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties under applicable Law, provided that the Company has given Parent two business days’ prior written notice of its intention to take such action, specifying in reasonable detail the reasons for such action.

(c) In addition to the obligations of the Company set forth in Section 6.04(a) and 6.04(b), the Company shall promptly advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and the identity of the person making such request or Takeover Proposal and shall keep Parent promptly informed of all developments that could lead to the Company Board making an Adverse Recommendation Change or exercising any of its other rights under Section 6.04(a) or (b).

(d) Nothing contained in this Section 6.04 or Section 6.10 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or from making any disclosure to the Company’s stockholders;

provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except as in accordance with Section 6.04(b), make an Adverse Recommendation Change and further provided that in no event shall any “stop”, “look” and listen” or similar communication of the type contemplated by Rule 14d-1(f) under the Exchange Act be deemed to deemed to be an Adverse Recommendation Change or violate Section 6.04.

(e) For purposes of this Agreement:

(i) ‘‘Takeover Proposal” means any inquiry, proposal or offer from any person (other than Parent or any of its affiliates or representatives) relating to any direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 10% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company, other than the Transactions.

(ii) ‘‘Superior Proposal” means a bona fide written Takeover Proposal that was not solicited in violation of Section 6.04(a) from any person for a direct or indirect acquisition or purchase (pursuant to a merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction) of 50% or more of the consolidated assets (including equity interests in subsidiaries) of the Company and Company Subsidiaries, taken as a whole, or 50% or more of the issued and outstanding Company Common Stock, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of the issued and outstanding Company Common Stock, (other than the Transactions) which, considering all relevant factors (including whether financing for such Takeover Proposal is fully committed or reasonably likely to be obtained and whether such Takeover Proposal is reasonably likely to be consummated) the Company Board determines in its good faith judgment (after receiving the advice of the Company’s financial advisor and outside counsel), is more favorable to the Company and its stockholders than the Merger.

Section 6.05  Employee Benefits Matters.  From and after the Effective Time, Parent shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms, all contracts, agreements, arrangements, policies, plans and commitments of the Company and the Company Subsidiaries as in effect immediately prior to the Effective Time that are applicable to any current or former officers, employees or directors of the Company or any Company Subsidiary, including without limitation, payment of incentive bonuses thereunder for the calendar year ending December 31, 2010. In addition, Parent shall grant employees of the Company or any Company Subsidiary credit for all periods of employment with the Company and any Company Subsidiary for purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan, program or arrangement established or maintained by the Surviving Corporation or any of its subsidiaries for service accrued or deemed accrued prior to the Effective Time with the Company or any Company Subsidiary; provided, however, that such crediting of service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

Section 6.06  Directors’ and Officers’ Indemnification and Insurance.  (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, indemnify, defend and hold harmless, to the fullest extent permitted by Law, each person who is now, or has been at any time prior to the date of this Agreement or who becomes such prior to the Effective Time, an officer or director of the Company or any of its subsidiaries (the ‘‘Indemnified Parties”) against (i) any and all losses, claims, damages, costs, expenses, fines, liabilities or judgments, including any amounts that are paid in settlement with the approval of the Surviving Corporation (which approval shall not be unreasonably withheld or delayed) of or in connection with any Action based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director or officer of the Company or any of its subsidiaries whether pertaining to any action or omission existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (“Indemnified Liabilities”), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement or the transactions contemplated hereby. The Surviving Corporation will pay all expenses of each Indemnified Party in advance of the final disposition of any such Action to the fullest extent permitted by Law to advance such expenses upon receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. Without limiting the foregoing, in the event any Action is brought against any Indemnified Party (whether arising before or after the Effective Time) or an Indemnified Party is required to be a witness in any Action: (i) the Indemnified Parties may retain counsel satisfactory to them and reasonably satisfactory to the Surviving Corporation; (ii) the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; and (iii) the Surviving Corporation shall use its reasonable best efforts to assist in the vigorous defense of any such matter; provided, that the Surviving Corporation shall not be liable for any settlement of any Action effected without its written consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Party wishing to claim indemnification under this Section 6.06, upon learning of any such Action shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve the Surviving Corporation from any liability which it may have under this Section 6.06 except to the extent such failure materially prejudices the Surviving Corporation), and shall deliver to the Surviving Corporation an undertaking of the kind described above. The Indemnified Parties as a group may retain only one law firm (in addition to local counsel in each applicable jurisdiction if reasonably required) to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

(b) For a period of six years from and after the Effective Time, the organizational documents of the Surviving Corporation shall contain the same provisions with respect to exculpation and indemnification contained in Article SIXTH of the Amended and Restated Certificate of Incorporation of the Company and Article VI of the By-Laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six years from and after the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification is required by applicable Law, and then only to the minimum extent required by applicable Law.

(c) The Company shall purchase, prior to the Effective Time, a six year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time and covering the Transactions; provided, however, that in no event shall the Company pay more than 250% of the current annual premium payable by the Company for such insurance (the “Maximum Amount”); provided, further, that if the Company is unable to obtain the insurance required by this Section 6.06(c) for an amount less than or equal to the Maximum Amount, it shall obtain as much comparable insurance as possible for the Maximum Amount.

(d) In the event the Company or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges with or into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Company or the Surviving Corporation, as the case may be, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 6.06.

(e) Nothing in this Agreement is intended to or shall be construed to waive or impair the rights of any director or officer of the Company or any Company Subsidiary to make a claim under any directors’ and officers’ liability insurance that is or has been in existence with respect to the Company or any of the Company Subsidiaries prior to the Effective Time, it being understood and agreed that the indemnification provided for in this Section 6.06 is not prior to or in substitution for any such claims under such insurance.

Section 6.07  Notification of Certain Matters.  The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, (b) any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy any material covenant or agreement to be complied with or satisfied by it hereunder, (c) any other development that would constitute a Material Adverse Effect, and (d) any notice or other communication from any Governmental Authority in connection with the Transactions or from any person alleging that the consent of such person is or may be required in connection with this Agreement or the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 6.08  Further Action; Reasonable Best Efforts.  Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) make promptly (and in any event within ten (10) business days of the date hereof) its respective filings, and thereafter make any other required submissions, under the HSR Act or other applicable foreign, federal or state antitrust, competition or fair trade Laws with respect to the Merger and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger, including, using its reasonable best efforts to promptly obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities (including the approval of the Delaware Insurance Department, the Illinois Department of Insurance, the Minnesota Department of Commerce and the Arkansas Insurance Department, (collectively, the “Form A Approvals”)) and parties to contracts with the Company and the Company Subsidiaries as are necessary for the consummation of the Merger and to fulfill the conditions to the Merger; provided that neither Merger Sub nor Parent will be required by this Section 6.08 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Merger Sub, Parent, the Company or any of their respective subsidiaries or (B) limits Parent’s freedom of action with respect to, or its ability to retain, the Company and the Company Subsidiaries or any portion thereof or any of Parent’s or its affiliates’ other assets or businesses. Without limiting the foregoing, Parent shall use its reasonable best efforts to file or submit the Form A Approvals within ten (10) business days after the date hereof and to respond promptly to any request by any Governmental Authority for any additional information and documentary material in connection therewith. Parent shall give the Company and its counsel a reasonable opportunity to review and comment on the Form A Approvals, and all amendments or supplements thereto prior to their being filed or submitted. Each of Parent and the Company shall promptly forward to the other all notices, inquiries and other written communications received by it from any Governmental Authority relating to the Transactions. Each of Parent and the Company agrees to defend vigorously against any actions, suits or proceedings in which either party or its subsidiaries is named as defendant which seeks to enjoin, restrain or prohibit the Transactions. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action. Subject to Section 6.04 and the termination rights provided in Article VIII, none of the Company, Parent or Merger Sub shall until the Effective Time, directly or indirectly, take any action or fail to take any action that is intended to, or that would reasonably be likely to, materially delay or prevent the consummation of the Transactions.

Section 6.09  Subsequent Financial Statements.  The Company shall make available to Parent prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report or document with the SEC after the date of this Agreement, it being understood that Parent shall have no liability by reason thereof.

Section 6.10  Public Announcements.  Parent, Merger Sub and the Company agree that, other than as contemplated by Section 6.04, no public release or announcement concerning this Agreement shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. The parties have agreed upon the form of a joint press release announcing the execution of this Agreement.

Section 6.11  Confidentiality Agreement.  Each of Parent and the Company hereby waives the provisions of the Confidentiality Agreement as and to the extent necessary to permit the consummation of the Merger.

Section 6.12  Section 16 Matters.  Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of the Company who is a covered person of the Company for purposes of Section 16 of the Exchange Act of Company Common Stock or Company Stock Award pursuant to this Agreement in connection with the Merger shall be an exempt transaction for purposes of Section 16 of the Exchange Act.

Section 6.13  Takeover Statutes.  If any takeover statute is or may become applicable to the Merger, the Company and the Company Board shall grant such approvals and take such reasonable actions as are within their power so as to eliminate or minimize the effects of such statue or regulation on the Transactions.

Section 6.14  Resignations.  The Company shall request letters of resignation, effective as of the Effective Time, from each of the members of the Company Board.

Section 6.15  Investments.  (a) The Company shall use commercially reasonable efforts to, beginning as promptly as reasonably practicable after the date hereof, sell on an orderly basis all Non-Cash Investments held by the Company and the Company Subsidiaries for proceeds consisting solely of Cash or Treasury Bills but the Company shall have no obligation to sell any Non-Cash Investment for an amount less than the book value of such Non-Cash Investment as of September 30, 2010.

(b) If the proceeds to be realized from the sale pursuant to Section 6.15(a) of any Non-Cash Investment with a book value in excess of $1,000,000 as of September 30, 2010 would be less than the book value of such Non-Cash Investment as of September 30, 2010, the Company shall obtain Parent’s consent prior to effecting such sale.

(c) After the date hereof, the Company shall not, without the prior written consent of Parent, acquire any Investments other than Treasury Bills.

Section 6.16  Other Insurance.  The Company shall purchase, prior to the Effective Time, one year prepaid “tail policies” on terms and conditions (in both amount and scope) providing substantially equivalent benefits, and from a carrier or carriers with comparable credit ratings, as the current policies of fiduciary liability insurance, insurance company professional liability insurance, agents and brokers professional liability insurance and employment practices liability insurance maintained by the Company and the Company Subsidiaries with respect to matters arising on or before the Effective Time; provided, however, the Company shall not purchase, or be required to purchase, any such tail policy unless it obtains Parent’s consent with respect to the premium payable by the Company or a Company Subsidiary for each such insurance policy.

ARTICLE VII

CONDITIONS TO THE MERGER

Section 7.01  Conditions to the Obligations of Each Party.  The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval.  The Stockholder Approval shall have been obtained;

(b) HSR Act.  Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

(c) Insurance Regulatory Approvals.  All approvals or consents listed in Section 3.05(b) of the Disclosure Letter shall have been received; and

(d) No Order.  No Governmental Authority in the United States or Canada shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and has the effect of making the acquisition of shares of Company Common Stock by Parent or Merger Sub or any affiliate of either of them illegal or otherwise, preventing or prohibiting consummation of the Merger.

Section 7.02  Conditions to the Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company contained in Section 3.03(a) shall be true and correct except for de minimis errors, (ii) the representations and warranties of the Company contained in Section 3.04 (excluding the last sentence thereof) shall be true and correct in all respects, and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) except as would not constitute a Material Adverse Effect, in the case of each of (i), (ii) and (iii), as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate.  The Company shall have delivered to Parent a certificate, dated the date of the Closing, signed by a duly authorized officer of the Company, certifying on behalf of the Company as to the satisfaction of the conditions specified in Sections 7.02(a) and 7.02(b).

(d) Material Adverse Effect.  No Material Adverse Effect shall have occurred since the date of this Agreement.

Section 7.03  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent contained in Section 4.02 shall be true and correct in all respects, and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct (without giving effect to any limitation as to materiality set forth therein) except as would not, individually or in the aggregate, be reasonably likely to constitute a material adverse effect on the ability of Parent and Merger Sub to consummate the Merger, in the case of each of (i) and (ii), as of the Effective Time, as though made on and as of the Effective Time (except to the extent expressly made as of an earlier date, in which case as of such earlier date).

(b) Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c) Officer Certificate.  Parent shall have delivered to the Company a certificate, dated the date of the Closing, signed by a duly authorized officer of Parent, certifying on behalf of Parent as to the satisfaction of the conditions specified in Sections 7.03(a) and (b).

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party, notwithstanding any requisite approval and adoption of this Agreement and the Merger by the stockholders of the Company:

(a) By mutual written consent of each of Parent and the Company; or

(b) By either Parent or the Company if (i) the Effective Time shall not have occurred on or before June 30, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) (i) shall not be available to any party whose failure to fulfill any obligation under this

Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date, (ii) any Governmental Authority in the United States or Canada shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and non-appealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger, provided, however, that the right to terminate under this Section 8.01(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date or (iii) the Stockholder Approval shall not have been obtained at the Stockholders’ Meeting; or

(c) By Parent (i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that the conditions set forth in Section 7.02(a) and Section 7.02(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by the Company of notice thereof, and such breach has not been waived by Parent pursuant to the provisions hereof; (ii) if the Company Board or any committee thereof shall have made an Adverse Recommendation Change, or (iii) if the Company shall have failed to include in the Proxy Statement the Company Recommendation; or

(d) By the Company (i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement such that the conditions set forth in Section 7.03(a) and Section 7.03(b) would not be satisfied, such breach cannot be cured or has not been cured within 30 days of the receipt by Parent of notice thereof, and such breach has not been waived by the Company pursuant to the provisions hereof; or (ii) if it concurrently enters into a definitive agreement providing for a Superior Proposal in accordance with Section 6.04, provided that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 8.03.

Section 8.02  Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.01, this Agreement (except for this Section 8.02, Section 8.03 and Article IX) shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 8.03 and (b) that nothing herein shall relieve any party from liability for any willful breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

Section 8.03  Fees and Expenses.  (a) Except as otherwise set forth in this Section 8.03, all Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not the Merger is consummated. ‘‘Expenses”, as used in this Agreement, shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder approvals, the filing of any required notices under the HSR Act or other regulations and all other matters related to the closing of the Merger and the other actions contemplated by this Agreement.

(b) The Company agrees that:

(i) if Parent shall terminate this Agreement pursuant to Section 8.01(c)(ii), then the Company shall pay to Parent promptly (but in any event no later than two business days after such termination shall have occurred) a fee of $9,000,000 in immediately available funds (the ‘‘Termination Fee”); or

(ii) if the Company shall terminate this Agreement pursuant to Section 8.01(d)(ii), then the Company shall pay to Parent the Termination Fee prior to or simultaneously with such termination; or

(iii) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(i) or Parent shall terminate this Agreement pursuant to Section 8.01(c)(i), (B) prior to the time of such termination a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination the Company enters into a definitive agreement with respect to (and subsequently consummates the contemplated transaction), or consummates, a transaction contemplated by a Takeover Proposal (provided that for purposes of this Section 8.03(b)(iii), all references to 10% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee, less any Expenses of the Parent paid by the Company pursuant to Section 8.3(c), within two business days of the consummation of the transaction contemplated by such Takeover Proposal; or

(iv) if (A) Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii), (B) prior to the time of such failure to so adopt this Agreement a Takeover Proposal shall have been publicly announced with respect to the Company, and (C) within 12 months after the date of such termination the Company enters into a definitive agreement with respect to (and subsequently consummates the contemplated transaction), or consummates, a transaction contemplated by a Takeover Proposal; provided, that for purposes of this Section 8.03(b)(iii), all references to 10% in the definition of “Takeover Proposal” shall be replaced with references to 50%), then the Company shall pay to Parent the Termination Fee, less any Expenses of the Parent paid by the Company pursuant to Section 8.3(c), within two business days of the consummation of the transaction contemplated by such Takeover Proposal.

(c) The Company agrees that if Parent or the Company shall terminate this Agreement pursuant to Section 8.01(b)(iii) or Parent shall terminate this Agreement pursuant to Section 8.01(c)(i) (provided that in respect of Section 8.01(c)(i) neither Parent nor Merger Sub is in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement) then the Company shall, if no payment is made pursuant to Section 8.03(b), reimburse Parent for all of its reasonable Expenses, up to a maximum of $1,500,000 (not later than three business days after submission of statements therefore). Parent agrees that if the Company shall terminate this Agreement pursuant to Section 8.01(d)(i) (provided that the Company is not in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement) then Parent shall reimburse the Company for all of its Expenses, up to a maximum of $1,500,000 (not later than three business days after submission of statements therefore).

(d) Notwithstanding anything to the contrary in this Agreement, if Parent receives a Termination Fee, such Termination Fee will constitute liquidated damages and be the sole and exclusive remedy of Parent and Merger Sub regardless of the circumstances of such termination.

(e) The Company and Parent acknowledge that the agreements contained in this Section 8.03 are an integral part of the transactions contemplated by this Agreement.

Section 8.04  Amendment.  This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that after the approval and adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made that would require further approval of the stockholders of the Company under applicable Law without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 8.05  Waiver.  At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE IX

GENERAL PROVISIONS

Section 9.01  Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by overnight courier, by facsimile or email to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.01):

if to Parent or Merger Sub:

Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, ON M5J 2N7
Canada
Facsimile No: 416-367-2201
Attention: Paul Rivett, Esq.
Vice President and Chief Legal Officer
Email: p_rivett@fairfax.ca

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
Commerce Court West
Suite 4405, P.O. Box 247
Toronto, ON M5L 1E8
Facsimile No: 416-360-2958
Attention: Adam M. Givertz, Esq.
Email: agivertz@shearman.com

if to the Company:

First Mercury Financial Corporation
29110 Inkster Road, Suite 100
Southfield, MI 48034
Facsimile No:  248-353-5879
Attention: General Counsel
Email: mroskiewicz@firstmercury.com

with a copy (which shall not constitute notice) to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, IL 60606-5096
Facsimile No: 312 984 7700
Attention: Scott M. Williams, Esq.
Email: swilliams@mwe.com

Section 9.02  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto agree that the court making such determination will have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision and this Agreement will be enforceable as so modified so long as the economic or legal substance of the Merger is not affected in any manner materially adverse to any party. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger be consummated as originally contemplated to the fullest extent possible.

Section 9.03  Entire Agreement; Assignment.  This Agreement, together with the Confidentiality Agreement, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes, except as set forth in Section 6.03(b) and Section 6.11, all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that either of Parent and Merger Sub may (in its sole discretion) assign all or any of its rights and obligations hereunder to any wholly-owned subsidiary of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

Section 9.04  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person (including any director, officer or employee of the Company or any Company Subsidiary) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 9.05  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with the terms hereof on a timely basis and that the parties, without the necessity of posting bond or other undertaking, shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and, in addition to any other rights, obligations and remedies otherwise available at law or in equity. A party’s right to terminate this Agreement pursuant to Section 8.01 shall not (unless the party has exercised such right to terminate) negate any right such party may have to specific performance under this Section 9.05.

Section 9.06  Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the Transactions hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action except in such court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in such court, and (iv) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties to this Agreement irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 9.01 of this Agreement; provided, however, that nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

Section 9.07  Non-Survival of Representation, Warranties and Agreements.  None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, will survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the termination of this Agreement or after the Effective Time, as the case may be.

Section 9.08  Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE MERGER. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE MERGER, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.08.

Section 9.09  Interpretation and Rules of Construction.  In this Agreement, except to the extent otherwise provided or that the context otherwise requires: (a) when a reference is made in this Agreement to an Article, Section, sub-Section or Schedule, such reference is to the corresponding Article, Section or sub-Section of, or Schedule to, this Agreement unless otherwise indicated; (b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement; (c) whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”; (d) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement; (e) the term “executive officer” has the meaning given to such term in Rule 3b-7 under the Exchange Act; (f) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; (g) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (h) any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law or statute as from time to time amended, modified or supplemented, including by succession of comparable successor Laws; (i) references to a person are also to its successors and permitted assigns; (j) the use of “or” is not intended to be exclusive unless expressly indicated otherwise; and (k) the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement. No summary of this Agreement prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement.

Section 9.10  Counterparts.  This Agreement may be executed and delivered (including by facsimile and other means of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By	/s/ John Varnell Name: John Varnell Title: Vice President and Chief Financial Officer

FAIRFAX INVESTMENTS III USA CORP.

By	/s/ Paul Rivett Name: Paul Rivett Title: Vice President

FIRST MERCURY FINANCIAL CORPORATION

By	/s/ Richard H. Smith Name: Richard H. Smith

Title:	Chairman, President and Chief Executive Officer

[Merger Agreement Signature Page]

Annex B

OPINION OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

October 27, 2010

The Board of Directors
First Mercury Financial Corporation
29110 Inkster Road
Suite 100
Southfield, Michigan 48034

Members of the Board of Directors:

We understand that First Mercury Financial Corporation (“First Mercury”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”), among First Mercury, Fairfax Financial Holdings Limited (“Fairfax”) and Fairfax Investments III USA Corp., an indirect wholly owned subsidiary of Fairfax (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into First Mercury (the “Merger”) and each outstanding share of the common stock, par value $0.01 per share, of First Mercury (“First Mercury Common Stock”) will be converted into the right to receive $16.50 in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of First Mercury Common Stock (other than Fairfax and its subsidiaries) of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1) reviewed certain publicly available business and financial information relating to First Mercury;

(2) reviewed certain internal financial and operating information with respect to the business, operations and prospects of First Mercury furnished to or discussed with us by the management of First Mercury, including certain financial forecasts relating to First Mercury prepared by, or prepared at the direction of and approved by, the management of First Mercury (such forecasts, “First Mercury Forecasts”);

(3) discussed the past and current business, operations, financial condition and prospects of First Mercury with members of senior management of First Mercury;

(4) reviewed the trading history for First Mercury Common Stock and a comparison of that trading history with the trading histories of other companies we deemed relevant;

(5) compared certain financial and stock market information of First Mercury with similar information of other companies we deemed relevant;

(6) compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(7) reviewed a draft Agreement and Plan of Merger dated October 26, 2010 (the “Draft Agreement”); and

(8) performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the management of First Mercury that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the First Mercury Forecasts, we have been advised by First Mercury, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of First Mercury as to the future financial performance of First Mercury.

We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of First Mercury, nor have we made any physical inspection of the properties or assets of First Mercury. We have not evaluated the solvency or fair value of First Mercury or Fairfax under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not experts in the evaluation of reserves for property and casualty insurance losses and loss adjustment expenses and we have not made an independent evaluation of the adequacy of the reserves of First Mercury. In that regard, we have made no analysis of, and express no opinion as to, the adequacy of the losses and loss adjustment expense reserves of First Mercury. We have assumed, at the direction of First Mercury, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on First Mercury or the contemplated benefits of the Merger. We also have assumed, at the direction of First Mercury, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of First Mercury or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of First Mercury Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to First Mercury or in which First Mercury might engage or as to the underlying business decision of First Mercury to proceed with or effect the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to the Board of Directors of First Mercury in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion, and a significant portion of which is contingent upon consummation of the Merger. In addition, First Mercury has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of First Mercury, Fairfax and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to First Mercury and have received or in the future may receive compensation for the rendering of these services, including acting as financial advisor to First Mercury in connection with First Mercury’s pending acquisition of Valiant Insurance Group, Inc. announced in July 2010.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to Fairfax and have received or in the future may receive compensation for the rendering of these services. In the past two years, such services have included having acted as (i) financial advisor in connection with Fairfax’s acquisition of the outstanding minority interest in Odyssey Re Holdings Corp. announced in September 2009, (ii) joint-bookrunner in connection with

Fairfax’s $1.0 billion equity offering completed in September 2009, (iii) co-manager for Fairfax’s C$400 million senior notes offering completed in August 2009, (iv) corporate broker for Fairfax’s purchase of the outstanding minority ownership of Advent Capital (Holdings) PLC in August 2009 and (v) advisor to Fairfax in connection with its unsolicited cash offer for a portion of Advent Capital (Holdings) PLC in July 2008.

It is understood that this letter is for the benefit and use of the Board of Directors of First Mercury in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of First Mercury Common Stock is fair, from a financial point of view, to such holders (other than Fairfax and its subsidiaries).

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

Annex C

SMITH VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of October 28, 2010 (this ‘‘Agreement”), between Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), and Richard H. Smith (the ‘‘Stockholder”), solely in Stockholder’s capacity as an owner of common stock, par value $0.01 per share (“Company Common Stock”) of the Company.

WHEREAS, on October 28, 2010, Parent, First Mercury Financial Corporation, a Delaware corporation (the “Company”), and Fairfax Investments III USA Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote.  At every meeting of the stockholders of the Company, and at every postponement or adjournment thereof, the Stockholder irrevocably agrees to appear at such meeting and vote (in person or by proxy) all of the Voting Shares (as hereinafter defined ) entitled to be voted thereat or to cause all of the Voting Shares to be voted (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including a Takeover Proposal) that would result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement that is voted upon by the stockholders of the Company. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

2. Grant of Proxy.  In furtherance of the agreements contained in Section 1 of this Agreement and as security for such agreements, the Stockholder hereby irrevocably appoints Parent, the executive officers of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the Stockholder, for and in the name, place and stead of the Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, if and to the extent the Stockholder fails to comply with the agreements contained in Section 1 of this Agreement, the Voting Shares, (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any Takeover Proposal (regardless of whether it is a Superior Proposal); (iii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including a Takeover Proposal) that would reasonably be expected to result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered voted upon by the stockholders of the Company. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

3. Representations and Warranties.  Stockholder represents and warrants that:

(a) (i) Schedule I to this Agreement sets forth the number of shares of Company Common Stock (“Voting Shares”), of which Stockholder owns of record or otherwise has the power to vote, (ii) Stockholder owns the Voting Shares, free and clear of any claims, liens, charges, encumbrances, voting agreements and commitments of any kind (other than this Agreement) and (iii) Stockholder has the power to vote all the Voting Shares without restriction (other than as contemplated by this Agreement) and (iv) no proxies heretofore given in respect of any or all of the Voting Shares are irrevocable and that any such proxies have heretofore been revoked. If, after the date of this Agreement, Stockholder acquires the power to votes shares of Company Common Stock not set forth in Schedule I, such shares of Company Common Stock shall be deemed to be Voting Shares for all purposes of this Agreement.

(b) (i) Stockholder has all necessary power and authority to enter into this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law); and (iii) the failure of the spouse, if any, of such Stockholder to be a party or signatory to this Agreement shall not (x) prevent such Stockholder from performing such Stockholder’s obligations contemplated hereunder or (y) prevent this Agreement from constituting the legal, valid and binding obligation of Stockholder in accordance with its terms; and

(c) (i) no filing with, and no permit, authorization, consent or approval of any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and, except as contemplated by the Merger Agreement, the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (x) result in the creation of a lien on any of the Voting Shares or (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of the Voting Shares, except in the case of (x) or (y) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder.

4. Remedies.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party hereto shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. Termination.  This Agreement and all of the rights and obligations of the parties hereunder (except Section 9) shall terminate and cease to have any force or effect, without any further action by any party, upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Section 9 shall survive the termination of this Agreement. Nothing in this Section 5 shall relieve any party of liability for any breach of this Agreement.

6. Transfer of Shares.  The Stockholder agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Voting Shares or otherwise agree to do any of the foregoing, (b) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Voting Shares or (d) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the

Stockholder from performing Stockholder’s obligations hereunder; provided, however, Stockholder may transfer any or all of the Voting shares to any person who shall have prior to such transfer executed and delivered to Parent a joinder to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, which joinder shall be reasonably acceptable to Parent. Any transfer in breach of this Section 6 shall be void.

7. No Solicitation of Transactions.  The Stockholder shall (a) not, directly or indirectly, through any officer, director, agent or otherwise, engage in any action prohibited by Section 6.04 of the Merger Agreement, and (b) direct or cause Stockholder’s representatives and agents to not to engage in any action prohibited by Section 6.04 of the Merger Agreement. The Stockholder shall promptly advise the Company orally and in writing of (a) any Takeover Proposal or any request for information with respect to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or request and the identity of the person making such Takeover Proposal or request and (b) any changes in any such Takeover Proposal or request.

8. Agreement Solely as Stockholder.  The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record holder or beneficial owner of the Voting Shares and nothing herein shall limit or affect any actions taken by the Stockholder or any employee, officer, director, partner or other affiliate of the Stockholder, in Stockholder’s capacity as a director or officer of the Company (or a Company Subsidiary).

9. Miscellaneous.

(a) Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

(c) Counterparts; Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(d) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(f) Severability.  If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(g) Parent Acknowledgement.  Parent acknowledges that other than as set forth in Section 3 Stockholder has made no representation or warranty, whether express or implied.

(h) Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ John Varnell Name: John Varnell Title: Vice President and Chief Financial Officer

RICHARD H. SMITH

/s/  Richard H. Smith

[Signature Page to Voting Agreement]

Schedule I

1,002,808 shares of Company Common Stock

Annex D

SHAW VOTING AGREEMENT

VOTING AGREEMENT

THIS VOTING AGREEMENT, dated as of October 28, 2010 (this ‘‘Agreement”), between Fairfax Financial Holdings Limited, a Canadian corporation (“Parent”), and Jerome M. Shaw (the ‘‘Stockholder”), solely in Stockholder’s capacity as an owner of common stock, par value $0.01 per share (“Company Common Stock”) of the Company.

WHEREAS, on October 28, 2010, Parent, First Mercury Financial Corporation, a Delaware corporation (the “Company”), and Fairfax Investments III USA Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”; capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement); and

WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement, Parent and Merger Sub have required that the Stockholder enter into this Agreement, and in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration for the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1. Agreement to Vote.  At every meeting of the stockholders of the Company, and at every postponement or adjournment thereof, the Stockholder irrevocably agrees to appear at such meeting and vote (in person or by proxy) all of the Voting Shares (as hereinafter defined ) entitled to be voted thereat or to cause all of the Voting Shares to be voted (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including a Takeover Proposal) that would result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iii) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement that is voted upon by the stockholders of the Company. The Stockholder acknowledges receipt and review of a copy of the Merger Agreement.

2. Grant of Proxy.  In furtherance of the agreements contained in Section 1 of this Agreement and as security for such agreements, the Stockholder hereby irrevocably appoints Parent, the executive officers of Parent, and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the Stockholder, for and in the name, place and stead of the Stockholder, with full power of substitution and resubstitution, to vote, grant a consent or approval in respect of, or execute and deliver a proxy to vote, if and to the extent the Stockholder fails to comply with the agreements contained in Section 1 of this Agreement, the Voting Shares, (i) in favor of the approval of the Merger Agreement and the transactions contemplated thereby; (ii) against any Takeover Proposal (regardless of whether it is a Superior Proposal); (iii) against any action, agreement or transaction (other than the Merger Agreement or the transactions contemplated thereby) or proposal (including a Takeover Proposal) that would reasonably be expected to result in a breach of any material covenant, representation or warranty or any other material obligation or agreement of the Company under the Merger Agreement or that would reasonably be expected to result in any of the conditions to the Company’s obligations under the Merger Agreement not being fulfilled, and (iv) in favor of any other matter necessary to the consummation of the transactions contemplated by the Merger Agreement and considered voted upon by the stockholders of the Company. THIS PROXY IS IRREVOCABLE AND COUPLED WITH AN INTEREST.

3. Representations and Warranties.  Stockholder represents and warrants that:

(a) (i) Schedule I to this Agreement sets forth the number of shares of Company Common Stock (“Voting Shares”), of which Stockholder owns of record or otherwise has the power to vote, (ii) Stockholder owns the Voting Shares, free and clear of any claims, liens, charges, encumbrances, voting agreements and commitments of any kind (other than this Agreement) and (iii) Stockholder has the power to vote all the Voting Shares without restriction (other than as contemplated by this Agreement) and (iv) no proxies heretofore given in respect of any or all of the Voting Shares are irrevocable and that any such proxies have heretofore been revoked. If, after the date of this Agreement, Stockholder acquires the power to votes shares of Company Common Stock not set forth in Schedule I, such shares of Company Common Stock shall be deemed to be Voting Shares for all purposes of this Agreement.

(b) (i) Stockholder has all necessary power and authority to enter into this Agreement; (ii) this Agreement has been duly and validly executed and delivered by Stockholder and, assuming due authorization, execution and delivery by Parent, constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and other similar laws affecting creditors rights generally and, by general principles of equity, including good faith and fair dealing, regardless whether in a proceeding at equity or at law); and (iii) the failure of the spouse, if any, of such Stockholder to be a party or signatory to this Agreement shall not (x) prevent such Stockholder from performing such Stockholder’s obligations contemplated hereunder or (y) prevent this Agreement from constituting the legal, valid and binding obligation of Stockholder in accordance with its terms; and

(c) (i) no filing with, and no permit, authorization, consent or approval of any state, federal or foreign governmental authority is necessary on the part of Stockholder for the execution and delivery of this Agreement by Stockholder and, except as contemplated by the Merger Agreement, the consummation by Stockholder of the transactions contemplated hereby and (ii) neither the execution and delivery of this Agreement by Stockholder nor the consummation by Stockholder of the transactions contemplated hereby nor compliance by Stockholder with any of the provisions hereof shall (x) result in the creation of a lien on any of the Voting Shares or (y) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Stockholder or any of the Voting Shares, except in the case of (x) or (y) for violations, breaches or defaults that would not in the aggregate materially impair the ability of Stockholder to perform Stockholder’s obligations hereunder.

4. Remedies.  Each party acknowledges and agrees that each party hereto will be irreparably damaged in the event any of the provisions of this Agreement are not performed by the parties in accordance with their specific terms or are otherwise breached. Accordingly, it is agreed that each party hereto shall be entitled to an injunction to prevent breaches of this Agreement, and to specific enforcement of this Agreement and its terms and provisions in any action instituted in any court of the United States or any state having subject matter jurisdiction. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

5. Termination.  This Agreement and all of the rights and obligations of the parties hereunder (except Section 9) shall terminate and cease to have any force or effect, without any further action by any party, upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time. Section 9 shall survive the termination of this Agreement. Nothing in this Section 5 shall relieve any party of liability for any breach of this Agreement.

6. Transfer of Shares.  The Stockholder agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Voting Shares or otherwise agree to do any of the foregoing, (b) deposit any Voting Shares into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (c) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Voting Shares or (d) take any action that would make any representation or warranty of the Stockholder herein untrue or incorrect in any material respect or have the effect of preventing or disabling the

Stockholder from performing Stockholder’s obligations hereunder; provided, however, Stockholder may transfer any or all of the Voting shares to any person who shall have prior to such transfer executed and delivered to Parent a joinder to this Agreement pursuant to which such person shall be bound by all of the terms and provisions of this Agreement, which joinder shall be reasonably acceptable to Parent. Any transfer in breach of this Section 6 shall be void.

7. No Solicitation of Transactions.  The Stockholder shall (a) not, directly or indirectly, through any officer, director, agent or otherwise, engage in any action prohibited by Section 6.04 of the Merger Agreement, and (b) direct or cause Stockholder’s representatives and agents to not to engage in any action prohibited by Section 6.04 of the Merger Agreement. The Stockholder shall promptly advise the Company orally and in writing of (a) any Takeover Proposal or any request for information with respect to any Takeover Proposal, the material terms and conditions of such Takeover Proposal or request and the identity of the person making such Takeover Proposal or request and (b) any changes in any such Takeover Proposal or request.

8. Agreement Solely as Stockholder.  The Stockholder is entering into this Agreement solely in the Stockholder’s capacity as record holder or beneficial owner of the Voting Shares and nothing herein shall limit or affect any actions taken by the Stockholder or any employee, officer, director, partner or other affiliate of the Stockholder, in Stockholder’s capacity as a director or officer of the Company (or a Company Subsidiary).

9. Miscellaneous.

(a) Successors and Assigns.  The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

(c) Counterparts; Facsimile.  For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles will be deemed as sufficient as if actual signature pages had been delivered.

(d) Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

(e) Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

(f) Severability.  If any provision of this Agreement or the application thereof to any person (including, the officers and directors of the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

(g) Parent Acknowledgement.  Parent acknowledges that other than as set forth in Section 3 Stockholder has made no representation or warranty, whether express or implied.

(h) Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties is expressly canceled.

[signature page follows]

IN WITNESS WHEREOF, Parent and Stockholder have caused this Agreement to be executed as of the date first written above.

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:	/s/ John Varnell Name: John Varnell Title: Vice President and Chief Financial Officer

JEROME M. SHAW

/s/  Jerome M. Shaw

[Signature Page to Voting Agreement]

Schedule I

1,937,522 shares of Company Common Stock

Annex E

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Section 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253 or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstick corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.)

IMPORTANT SPECIAL MEETING INFORMATION000004 ENDORSEMENT_LINE SACKPACK MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 C123456789 Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 14, 2011. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/FMR • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Special Meeting Proxy Card 1234 5678 9012 345 A Proposals — The Board of Directors recommends a vote FOR Proposals 1 — 3. For Against Abstain 1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 28, 2010, as it may be amended from time to time, among Fairfax Financial Holdings Limited, Fairfax Investments II USA Corp. and First Mercury Financial Corporation. 3. To transact any other business that may properly come before the special meeting, or any adjournment or postponement of the special meeting, by or at the direction of the board of directors of the Company. B Non-Voting Items Change of Address — Please print new address below. For Against Abstain 2. To consider and vote on a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the Agreement and Plan of Merger referenced in Proposal 1 above. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below PLEASE SIGN PERSONALLY AS NAME APPEARS ON THIS CARD. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If name of two or more persons, all should sign. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 0 6 2 1 7 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDER MEETING TO BE HELD ON JANUARY 14, 2011. This proxy statement is available at www.firstmercury.com. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy — FIRST MERCURY FINANCIAL CORPORATION This proxy is solicited on behalf of the Board of Directors for the Special Meeting on January 14, 2011. The undersigned hereby makes, constitutes and appoints Richard H. Smith and John A. Marazza, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned in accordance with the instructions on the reverse side of this card all shares of common stock of First Mercury Financial Corporation (the “Company”) that the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company, to be held at the corporate offices of First Mercury Financial Corporation, on January 14, 2011, at 9 a.m. (Local Time), or any adjournments thereof. This Proxy, when properly executed, will be voted in the manner the undersigned stockholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the proposals listed on the reverse side of this card. Therefore, to direct a vote FOR each of the proposals, you need not mark any box, Simply sign, date and return this Proxy. Each share of common stock has one vote. If this Proxy is not returned, or if you do not vote via the telephone or the Internet, then the shares of the Company common stock you own will not be voted. Please be sure to sign on the reverse side of this card exactly as your name appears above the signature line. PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY TELEPHONE OR INTERNET. IF YOU HAVE NOT VOTED BY TELEPHONE OR THE INTERNET, PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. (continued and to be signed on other side)